PROSPECTUS	Filed pursuant to Rule 424(b)(4) Registration No. 333-274431

1,500,000 Class A Ordinary Shares

Zhibao Technology Inc.

This is the initial public offering of Class A ordinary shares of Zhibao Technology Inc., a Cayman Islands exempted company. Zhibao Technology Inc. is a holding company with no material operations of its own, which conducts substantially all of its operations through its operating entities established in the People’s Republic of China (“PRC” or “China”), including Zhibao Technology Co., Ltd., Shanghai Anyi Network Technology Co., Ltd., Sunshine Insurance Brokers (Shanghai) Co., Ltd. and Shanghai Zhibao Health Management Co., Ltd. (collectively “PRC Subsidiaries” or “Zhibao China Group”). Throughout this prospectus, unless the context indicates otherwise, references to “Zhibao”, “our company,” the “Company,” “we,” “us,” “our,” “ourselves”, or similar terms are to Zhibao Technology Inc. When used herein, the references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau.

We are offering 1,500,000 Class A ordinary shares, par value $0.0001 per share on a firm commitment basis. The initial public offering price of our Class A ordinary shares is $4.00 per share. Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market, or Nasdaq, under the symbol “ZBAO.”

We currently have two classes of ordinary shares outstanding: Class A ordinary shares and Class B ordinary shares. The rights of the holders of our Class A ordinary shares and Class B ordinary shares are identical, except with respect to voting and conversion. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to twenty votes. Each Class B ordinary share is convertible into one Class A ordinary share at the option of the holder of such Class B ordinary share at any time, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, unless otherwise required by law or our amended and restated memorandum and articles of association effectuated in connection with this offering.

We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements and we expect that our distribution of earnings or settlement of amounts owed will be done through our PRC Subsidiaries. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. For a description of factors that may affect the ability of our PRC subsidiaries to transfer cash or assets to us, see” Prospectus Summary — Dividend and Other Distributions or Assets Transfer among Zhibao and Its Subsidiaries” on page 10. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business” on page 36.

Investors are cautioned that we are not a PRC operating company but a Cayman Islands holding company with operations conducted by our PRC Subsidiaries in China, and that you are purchasing shares of Zhibao, a Cayman Islands holding company in this initial public offering instead of purchasing equity securities of our PRC Subsidiaries that have business operations in China and you may never hold any equity interests in our PRC Subsidiaries in China. We control and receive the economic benefits of our PRC Subsidiaries’ business operation, if any, through equity ownership. We do not have, nor had we ever, have a variable interest entity (“VIE”) structure. Our corporate structure, i.e., a Cayman Islands holding company with operations conducted by our PRC Subsidiaries, involves unique risks to investors. The PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including a significant decline in the value of such securities or such securities becoming worthless.

There are significant legal and operational risks associated with having operating structure as a Cayman Islands holding company with substantially all of operations conducted by our PRC Subsidiaries in China, including changes in the legal, political and economic policies of the PRC government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or the value of the securities we are registering for sale, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Given the PRC government’s authority, oversight may also extend to Zhibao Technology Limited (“Zhibao HK”), our Hong Kong subsidiary, and the legal and operational risks associated with operating in mainland China could also apply to Zhibao HK. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. We cannot assure you that there will not be any changes in the economic, political and legal environment in Hong Kong. We may be subject to uncertainty about any future actions of the PRC government and is possible that most of the legal and operational risks associated with operating in the PRC may also apply to the PRC operating entities’ operations in Hong Kong if they conduct business in Hong Kong in the future. The PRC government may intervene or influence the PRC operating entities’ future operations in Hong Kong at any time and exert more influence over the manner in which the PRC operating entities must conduct their business activities. Such government actions, if and when they occur, could result in a material change in their future operations in Hong Kong. As of the date of this prospectus, our Hong Kong subsidiary is only a holding company with no business operations since its incorporation in Hong Kong, and we believe the Hong Kong Laws and ordinances have no impact on our ability to conduct our business through our PRC Subsidiaries, accept foreign investment or listing on an U.S. exchange. For a description of our corporate structure as well as related risks, see “Corporate History and Structure” beginning on page 75, “Risk Factors — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless” beginning on page 27, and “Risk Factors — Within our direct holding structure, substantial uncertainties exist with respect to the requirement of National Financial Regulatory Administration and how it may impact the viability of our current corporate structure, corporate governance and business operations” on page 44.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. We are also a “controlled company” under the Nasdaq Rules. See “Prospectus Summary — Implications of Being an Emerging Growth Company”, “Prospectus Summary — Implications of Being a Foreign Private Issuer” and “Prospectus Summary — Implications of Being a Controlled Company.”

We expect our officers and directors will have significant influence over the Company following the completion of this offering due to their significant shareholding in the Company. Upon the closing of this offering, Mr. Botao Ma, our Chairman of the board of directors and our Chief Executive Officer beneficially holding 16,579,977 Class B ordinary shares, will beneficially own approximately 52.63% of our issued and outstanding ordinary shares (including Class A ordinary shares and Class B ordinary shares) and will be able to exercise approximately 94.47% of the total voting power of our issued and outstanding ordinary shares, assuming that Mr. Ma does not purchase any shares in this offering and that the underwriters do not exercise its option to purchase additional Class A ordinary shares. For more information regarding Mr. Ma’s beneficial ownership, see “Principal Shareholders” and “Risk Factors — Risks Related to Offering and Ownership of Class A Ordinary Shares — Our Chief Executive Officer and Chairman of the board of directors, Mr. Botao Ma, has a significant influence over our company. His interests may not be aligned with the interests of our other shareholders and he could prevent or cause a change of control or other transactions, which may cause a material decline in the value of our Class A ordinary shares” on page 58. As a result of Mr. Ma’s significant ownership, we may be deemed a “controlled company” under Nasdaq Rules. However, we do not intend to avail ourselves of the corporate governance exemptions offered to a “controlled company” under the Nasdaq Rules. See “Prospectus Summary — Implications of Being a Controlled Company.”

Investing in our securities involves a high degree of risk. Before buying any Class A ordinary shares, you should carefully read the discussion of the material risks of investing in our Class A ordinary shares under the heading “Risk Factors” beginning on page 21 of this prospectus.

On December 28, 2021, the Cybersecurity Review Measures (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” possessing personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China (“CAC”) requires that under the new rules, companies possessing personal information of more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures (2021 version). See “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” beginning on page 24 and “Risk Factors — Risks Related to Doing Business in China — Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing application with Nasdaq, financial condition, results of operations, and the offering” beginning on page 29.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) with five interpretive guidelines (together with the New Overseas Listing Rules, collectively, the “New Overseas Listing Rules”), which came into effect on March 31, 2023. The New Overseas Listing Rules apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The New Overseas Listing Rules requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report of such filed underwriters to the CSRC within the required timeline. Based on the advice of our PRC counsel, AllBright Law Offices, as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2023, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements for this offering under the Trial Measures, and this offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC prior to our listing on Nasdaq. Our PRC Subsidiaries, as represented by Shanghai Riying Law Firm in connection with the CSRC filing, made the initial CSRC filing with the CSRC on June 22, 2023. On October 19, 2023, the CSRC published a Filing Completion Notice on the CSRC’s official website (“Filing Completion Notice”), confirming that we have completed the filing procedures with the CSRC under the Trial Measures. Upon completion of the CSRC filing procedures, which was evidenced by the Filing Completion Notice, we have fulfilled the CSRC’s requirements regarding our overseas offering and listing under the Trial Measures. However, from the date of issuance of the Filing Completion Notice to the completion of this offering, if we experience any material or significant events that may cause (i) a major change to the main business or business license qualifications of the PRC Subsidiaries; (ii) a major change of control or equity structure; and (iii) a major adjustment to the offering and listing plan which includes but are not limited to changes of the listing place, possible changes of control after the adjustment of the offering plan, and increases in the proportion of shares to be issued, we shall update the filing documents with the CSRC within three business days. Additionally, upon completion of this offering, we shall report the offering information to the CSRC within 15 business days. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million and RMB 10 million on our PRC Subsidiaries, which could adversely and materially affect our business operations and financial outlook, and significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless. Additionally, if we do not obtain the permissions and approvals of the filing procedure for any subsequent offering in a timely manner under PRC laws and regulations, we may be subject to investigations by competent PRC regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or continue to list on a U.S. or other foreign exchange; however, (i) although we have completed the required procedures with the CSRC and the Cybersecurity Review Office (“CRO”), we may be required to obtain approval from any other PRC governmental authorities besides the CSRC and the CRO in future, such as the National Financial Regulatory Administration (“NFRA”); (ii) if we were required to obtain approval from other PRC governmental authorities in the future but were failed to file or were denied permission from the PRC authorities to this offering, follow-up offering or transaction governed by the Trial Measures, our ability to conduct our business may be materially impacted, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, the interest of the investors may be materially adversely affected and our Class A ordinary shares may significantly decrease in value or become worthless. To date, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments, or continue to list on a U.S. or other foreign exchange. See “Risks Related to Doing Business in China — The CSRC released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets, effective as of March 31, 2023. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless” beginning on page 38 for a description of the New Overseas Listing Rules and how they may impact our company and this offering.

Furthermore, as more stringent criteria have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, trading in our Class A ordinary shares may be prohibited if the PCAOB determines that it cannot completely inspect or investigate our auditor, and as a result Nasdaq may determine to delist our Class A ordinary shares. Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the PCAOB is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. On August 26, 2022, the “CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCA Act, and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our Class A ordinary shares may be prohibited from trading or delisted. Our auditor, Marcum Asia CPAs LLP, the headquarter of which is based in New York, is currently subject to inspection by the PCAOB at least every three years. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021 as it is not on the list published by the PCAOB. However, our auditor’s China affiliate is located in, and organized under the laws of the PRC. We cannot assure you that we will not be identified by the SEC under the HFCA Act as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction. In the event the PRC authorities would further strengthen regulations over auditing work of the PRC companies listed on the U.S. stock exchanges, which would prohibit our current auditor to perform work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. In addition, there can be no assurance that, if we have a “non-inspection” year, we will be able to take any remedial measures. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCA Act and, as a result, we cannot assure you that we will be able to maintain the listing of our Class A ordinary shares on Nasdaq or that you will be allowed to trade our Class A ordinary shares in the United States on the “over-the-counter” markets or otherwise. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Our Class A ordinary shares may be delisted under the HFCA Act if the PRC adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A ordinary shares may be prohibited from trading or delisted. The HFCA Act, the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act, together with recent joint statement by the SEC and PCAOB, the PCAOB’s determinations, and the Nasdaq rule changes all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering.” beginning on page 21 of this prospectus.

	Per Share	Total
Public offering price	$4.00	$6,000,000
Underwriting discounts(1)(2)	$0.28	$420,000
Proceeds to us, before expenses	$3.72	$5,580,000

____________

(1)    Represents underwriting discounts equal to seven percent (7%) per share (or $0.28 per share), which is the underwriting discounts we have agreed to pay on investors in this offering introduced by the underwriters.

(2)     Does not include a non-accountable expense allowance equal to one percent (1%) of the gross proceeds of this offering, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. We have also agreed to issue warrants to the underwriter to purchase a number of Class A ordinary shares equal to five percent (5%) of the total number of shares sold in this offering at an exercise price equal to one hundred and ten percent (110%) of the public offering price of the shares sold in this offering. For a complete description of the compensation to be received by the underwriters, see “Underwriting.”

We have granted a 45-day option to the representatives of the underwriters to purchase up to an additional 225,000 Class A ordinary shares, solely to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A ordinary shares to purchasers against payment therefor on or about April 3, 2024.

EF HUTTON LLC

The date of this prospectus is April 1, 2024.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from what is contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A ordinary shares and the distribution of this prospectus outside of the United States.

Until and including April 26, 2024 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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Investors are cautioned that we are not a PRC operating company but a Cayman Islands holding company with operations conducted by our PRC Subsidiaries in China, and that you are not buying shares of a China-based operating company but instead are buying shares of Zhibao, a Cayman Islands holding company. We control and receive the economic benefits of our PRC Subsidiaries’ business operation, if any, through equity ownership. We do not have, nor had we ever, use a VIE structure. Our corporate structure, i.e., a Cayman Islands holding company with operations conducted by our PRC Subsidiaries, involves unique risks to investors. The PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including a significant decline in the value of such securities or such securities becoming worthless.

ABOUT THIS PROSPECTUS

Unless otherwise indicated, in this prospectus, the following terms shall have the meaning set out below:

“BVI”	British Virgin Islands.
“China” or the “PRC”

The People’s Republic of China, including Taiwan, Hong Kong and Macau, and the term “Chinese” has a correlative meaning for the purposes of this prospectus only, unless the context otherwise indicates. The references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau.

“Code”	The Internal Revenue Code of 1986, as amended.
“Class A ordinary shares”	Class A ordinary shares, par value $0.0001 per share, of Zhibao Technology Inc.
“Class B ordinary shares”	Class B ordinary shares, par value $0.0001 per share, of Zhibao Technology Inc.
“Exchange Act”	Securities Exchange Act of 1934, as amended.
“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China.
“Macau”	The Macao Special Administrative Region of the People’s Republic of China.
“mainland China”	The People’s Republic of Mainland China, excluding Taiwan, Hong Kong and Macau for the purpose of this prospectus.
“Nasdaq”	Nasdaq Capital Market.
“ODI Filings”

The formalities and filings of overseas direct investment of PRC enterprises, including but not limited to fulfilling the filing, approval or registration procedures in the development and reform authorities, the competent commercial authorities, and foreign exchange administration authorities and competent banks authorized by such authorities.

“ordinary shares”	Ordinary shares, par value $0.0001 per share, of Zhibao Technology Inc., including Class A ordinary shares and Class B ordinary shares.
“PCAOB”	Public Company Accounting Oversight Board.
“PRC Subsidiaries” or “Zhibao China Group”	All references to “PRC Subsidiaries” or “Zhibao China Group” are to Zhibao China, Shanghai Anyi, Sunshine Insurance Brokers, and Zhibao Health.
“RMB”, “Chinese Yuan” or “Renminbi”	Legal currency of mainland China.
“SEC”	The United States Securities and Exchange Commission.
“Securities Act”	The Securities Act of 1933, as amended.
“Shanghai Anyi”	Shanghai Anyi Network Technology Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of WFOE.
“Sunshine Insurance Brokers”	Sunshine Insurance Brokers (Shanghai) Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of WFOE.

“US”, “U.S.” or “USA”	The United States of America.
“US$,” “U.S. dollars,” “$,” or “dollars”	Legal currency of the United States.
“WFOE” or “Zhibao China”

Zhibao Technology Co., Ltd., previously known as Shanghai Julai Investment Management Co., Ltd. and Zhibao Technology (Shanghai) Co., Ltd., successively, a limited liability company organized under the laws of China, which is wholly-owned by Zhibao HK.

“Zhibao,” “our company,” “Company,” “we,” “us,” “our,” or “ourselves”

All references to “Zhibao,” “our company,” “Company,” “we,” “us,” “our,” “ourselves” or similar terms used in this prospectus are to Zhibao Technology Inc., an exempted company incorporated with limited liability under the laws of Cayman Islands, unless the context otherwise indicates.

“Zhibao BVI”	Zhibao Technology Holdings Limited, a limited company incorporated under the laws of British Virgin Islands and a wholly owned subsidiary of Zhibao.
“Zhibao HK”	Zhibao Technology Limited, a limited company organized under the laws of Hong Kong and a wholly owned subsidiary of Zhibao BVI.
“Zhibao Health”	Shanghai Zhibao Health Management Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of WFOE.

Our reporting currency is the US$. The functional currency of our PRC Subsidiaries is RMB. This prospectus contains conversion of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at the rate of RMB7.2513 to US$1.00, the rate in effect as of June 30, 2023. Notwithstanding the foregoing, we make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

Numerical figures included in this prospectus may be subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman is presented as “Botao Ma”, even though, in Chinese, Mr. Ma’s name is presented as “Ma Botao”.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year. References to a particular “year” are also to our fiscal year ended June 30 of that calendar year unless the text indicates otherwise. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

Except where indicated or where the context otherwise requires, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties, including, but not limited to, an industry report (“Frost & Sullivan Report”) issued in June 2021 and updated in February 2023 that was commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm, to provide information regarding our industry and market position in China. The information disclosed in the Frost & Sullivan Report reflects estimates of market conditions based on publicly available sources and trade opinion surveys, and is prepared primarily as a market research tool. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

Our PRC Subsidiaries have proprietary rights to trademarks used in this prospectus that are important to their business, many of which are registered under applicable intellectual property laws. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that our PRC Subsidiaries will not assert, to the fullest extent under applicable law, their rights to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Zhibao Technology Inc. is a holding company incorporated as an exempted company on January 11, 2023 under the laws of the Cayman Islands. It operates substantially all of its business through its PRC Subsidiaries, or Zhibao China Group, in particular Zhibao China and Sunshine Insurance Brokers.

We are a leading and high growth InsurTech company primarily engaging in providing digital insurance brokerage services through Zhibao China Group in China. 2B2C (“to-business-to-customer”) digital embedded insurance is our innovative business model, which Zhibao China Group pioneered in China. Zhibao China Group launched the first digital insurance brokerage platform in China in 2020, which is powered by their proprietary PaaS (“Platform as a Service”). According to the Frost & Sullivan Report, the total market size of the 2B2C digital insurance brokerage services sector in China, contributed by over 20 market players in the PRC market, was approximately RMB807.4 million in 2022, among which Zhibao China Group ranked number one, with a market share of approximately 17.4% and a revenue of approximately RMB140.6 million. According to the Frost & Sullivan Report, the 2B2C digital insurance brokerage services sector is the fastest growing segment within the digital insurance brokerage service industry, with a historical compound annual growth rate (“CAGR”) of approximately 54.6% from 2018 to 2022, which also presents a substantial growth potential to reach approximately RMB6.2 billion in 2027, with an estimated CAGR of approximately 50.1% from 2022 to 2027. We believe that 2B2C digital embedded insurance is shaping the future of the industry.

2B2C digital embedded insurance refers to our one-stop customized insurance brokerage model conducted through Zhibao China Group, under which we provide proprietary and customized insurance solutions to be digitally embedded in the existing customer engagement matrix of business entities (our “business channels” or “B channels”) to reach and serve such B channels’ existing pool of end customers (“end customers” or “C”). Each B channel encompasses a specific scenario where its end customers also have potential, untapped insurance needs. For example, a Chinese travel agency (our B channel) has an average of 100,000 Chinese tourists traveling to the U.S. for tourism every year. We believe this presents an untapped scenario-specific opportunity for international travel accident insurance needs for a pool of 100,000 Chinese tourists as end customers. These end customers might otherwise have to search for and purchase insurance separately or might not purchase insurance at all. After Zhibao China Group reaching an agreement with such travel agency to become one of our B channels, they build and embed a travel insurance solution across this travel agency’s matrix of digital channels, including its website, App, Douyin (the Chinese equivalent of TikTok), WeChat Mini Program, and other social media accounts. Consequently, we, through Zhibao China Group, may pinpoint the 100,000-strong customer base and provide insurance brokerage services which are specifically and accurately tailored to the insurance needs of these end customers.

Our service portfolio through Zhibao China Group includes (1) insurance brokerage services, and (2) managing general underwriting (“MGU”) services, a specialized insurance brokerage service whereby the insurance companies authorize us to assist them in underwriting, claims and risk control services. It broadly covers insurance product design and customization, selection of insurance companies, technology system interconnection and delivery, customer AARRR (Acquisition, Activation, Retention, Referral, Revenue) operation, customer service, compliance management, data analysis, all of which are integrated in each of our insurance solutions. Each insurance solution generally applies to one specific scenario in a particular sector, with customized product design and services relevant for that scenario and sector. As of the date of this prospectus, we, through Zhibao China Group, have developed more than 40 proprietary and innovative digital insurance solutions addressing different scenarios in a wide range of industries, including but not limited to travel, sports, logistics, utilities (i.e., gas and electricity), and e-commerce. Zhibao China Group acquire and analyze customer data, utilize big data and artificial intelligence (“AI”) technology to continually iterate and enhance our digital insurance solutions. This iterative process, in addition to continually improving our digital insurance solutions, will keep us abreast of the new trends and customer preferences in the market.

Zhibao China Group secure and serve our end customers through our B channels. Our B channels cover a wide range of industries and organizations, including but not limited to internet platforms, large and medium-sized enterprises, and government agencies. While B channels have end customers with potential insurance needs relevant and specific to their primary operations, they usually do not have the experience and expertise to effectively provide insurance related services. In order to address this pain-point, we, through Zhibao China Group, provide them with our customized digital insurance solutions specifically tailored to their business. Our 2B2C model thrives because our relationship with B channels is mutually beneficial and sustainable for all participants. Our B channels view us as a valuable partner as we empower them to provide insurance as a value-added service to their end customers, a potential competitive advantage for them. By embedding our digital insurance solutions into our B channels’ online matrix to reach their customer base, we maintain a captive, stable and sustainable source of end customers at low cost. The end customers, as a result, can conveniently and efficiently access quality brokerage services and suitable insurance products tailored to their actual needs. As of the date of this prospectus, we, through Zhibao China Group, have cooperated with more than 1,000 B channels, and secured more than 1 million end customers through them. We will expand the number of B channels as a key growth strategy of our business.

Under our business model, Zhibao China Group represent end customers as their authorized insurance broker to negotiate with insurance companies and select the most suitable insurance products for our end customers. As of the date of this prospectus, we have partnered with over 90 insurance companies (including their subsidiaries and branches) through Zhibao China Group.

While embedded insurance brokerage is still at an early stage of development in China, we believe it is the future of insurance brokerage industry.

Our revenue reached approximately RMB 142.1 million (US$19.6 million) for the fiscal year ended June 30, 2023, representing an increase of approximately RMB 33.9 million (US$4.7 million), or 31%, from approximately RMB 108.2 million (US$16.2 million) for the fiscal year ended June 30, 2022. We achieved profitability for the fiscal year ended June 30, 2022 with our net income reaching approximately RMB 14.3 million (US$2.1 million). For the fiscal year ended June 30, 2023, we incurred net loss of approximately RMB 43.1 million (US$5.9 million), among which RMB 54.7 million ($7.5 million) related to share-based compensation expenses arising from issuance of Class A ordinary shares to a related party. Excluding such one-off expenses, we would have achieved net income of approximately RMB 11.6 million ($1.6 million).

Our Revenue Model

Our revenue consists of (i) brokerage Zhibao China Group receive for their general digital insurance brokerage services (“Insurance Brokerage”), and (ii) MGU service fees (“MGU Service Fees”) Zhibao China Group receive for their MGU services.

Insurance Brokerage refer to the commissions or fees Zhibao China Group receive from insurance companies for the digital insurance brokerage services they offer to our end customers (who pay insurance premium to insurance companies according to the terms of their policies), primarily at the range of 10% – 35% for property & casualty insurance products, 10% – 35% for health insurance products and 50% – 80% for life insurance products, of gross written premium per insurance policy depending on the type of the insurance, the specific insurance products, and their negotiated terms with each insurance company. Insurance Brokerage accounted for approximately 78% and 84%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2023.

MGU Service Fees refer to service fees Zhibao China Group receive from insurance companies for the MGU services they provide to such insurance companies, usually at an average of approximately 15% of gross written premium per insurance policy depending on the type of insurance, and their negotiated terms with each insurance company. MGU Service Fees accounted for approximately 22% and 16%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2023.

Strengths

We believe that the following strengths contribute to Zhibao China Group’s growth and differentiate us from our competitors:

•        Innovative Business Model — 2B2C Embedded Insurance

We are a pioneer and market leader through Zhibao China Group in 2B2C embedded insurance business in China. Our 2B2C model is key to enable us to acquire end customers at minimal cost and therefore to achieve higher efficiency compared with our industry peers, who might gain customers by investing a large amount of capital through direct-to-consumer advertisement and other marketing channels. Each of our B channels has already developed a stable relationship with their end customers. By embedding our customized digital insurance solutions into B channels’ online matrix, we can reach end customers more precisely and efficiently. As the first-mover and a market leader in 2B2C embedded insurance brokerage service in China, we have entrenched relationships with B channels and other industry participants through Zhibao China Group. As of the date of this prospectus, we have cumulatively cooperated with over 1,000 B channels and will continue to expand the number of B channels as a key growth strategy.

•        Market Leading Digital Insurance Solutions

As of the date of this prospectus, we, through Zhibao China Group, have developed over 40 proprietary and innovative digital insurance solutions which are built and operated based on their PaaS. Each of our proprietary digital insurance solutions primarily consists of insurance product(s), a solution-specific technology system, customer AARRR operations plan, and customer service plan. They are specifically tailored to the various scenarios of our B channels and their end customers’ insurance needs. Our digital insurance solutions can largely reduce point-of-sale friction and deliver the digital insurance brokerage services which are relevant and tailored to the separate needs of our B channels and end customers. Through our digital insurance solutions on Zhibao China Group’s PaaS, Zhibao China Group acquire and analyze customer data, and utilize big data and AI technology to continually iterate and enhance our digital solutions. This iterative process, in addition to continually improving our digital solutions, will keep us abreast of the new trends and customer preferences in the market.

•        Advanced Technology Platform

Zhibao China Group launched the first digital insurance brokerage platform in China in 2020. This platform includes (i) 2B2C insurance PaaS, (ii) digital insurance solutions, and (iii) delivery system. Through their platform, they can provide SaaS (“Software as a service”) to our various B channels and insurance brokerage services to our end customers effectively and efficiently.

(i)     Zhibao China Group’s PaaS is a cloud-based development platform which offers a collection of 2B2C insurance tools for building the systems required for various insurance solutions efficiently. Their PaaS was developed out of their professional knowledge and experience gained from real-world deployment of systems in the past eight years. The tools of their PaaS are analogous to providing “pre-washed” and “pre-cut” raw materials, allowing them to quickly and reliably output “cooked dishes”. Without such a PaaS, building the necessary solution-specific systems would be a complicated and slow process with no guarantee of a positive user experience. Their PaaS is not only for our internal solution-specific systems but can be extended to our independent sales partners. It allows such partners to share our tools and workflows, and incubate new solutions without having to start from scratch each time. Furthermore, the unified design foundation of their PaaS allows them to develop brand new solutions as well as to piggyback additional solutions on top of those already deployed with reusable system components, data consistency and customer convenience.

(ii)    Our various insurance solutions are built and run based on the PaaS. These solutions are delivered to B channels by embedding within the B channels’ platforms, including but not limited to WeChat Official Accounts, websites, and insurance modules within Apps. Our end customers may purchase insurance products and have access to insurance services through our embedded insurance solutions on our B channels’ website, App, H5 page, or QR codes.

(iii)   The delivery system, developed according to the best practices of digital insurance brokerage services, breaks down our various solutions into workflows, work nodes, automatic resource assignments, and deliverable standards. On the delivery system, business opportunities are segregated into different industries which are automatically mapped to our various solutions. It also allows Zhibao China Group to collect and consider the specific needs from each B channel. The delivery system then runs the pre-set workflow, standardizing the processes and providing higher-quality and higher-efficiency deliverables. According to the specific needs of our B channels, the delivery system is capable of making changes to the standard workflow to meet these customizations. The delivery system helps us greatly improve our delivery efficiency, quality and channel satisfaction.

•        Experienced Management Team with Extensive Expertise in Insurance Industry and Digital Technology

We have an experienced and devoted management team that has helmed the acceleration of our growth and steered our strategic direction. Our management team is passionate about innovation in providing digital insurance solutions to end customers. Our founder and Chief Executive Officer, Mr. Botao Ma has accumulated more than 30 years of management experience in the insurance industry. Our Chief Financial Officer, Mr. Yuanwen Xia, has more than 15 years of experience in PwC and investment sector. Our Chief Operating Officer, Mr. Xiao Luo has more than 15 years of experience in insurance brokerage business. Our Chief Technical Officer, Mr. Yugang Wang, has more than 20 years of digital technology and management experience in the insurance industry. Our management team has extensive experience in China’s insurance market; in particular, our team’s expertise in the insurance brokerage industry will help steer the Company to continuously maintain and extend our leading position in the digitalization of the insurance brokerage industry in China. Their influences across the market have already, and will continue to, attract more B channels and deepen relationships with existing B channels and insurance companies, all of which will sustain and accelerate the rapid-paced growth of the Company.

Growth Strategies

We intend to grow our business by pursuing the following key strategies through Zhibao China Group:

•        Accelerate the Expansion of B Channels

We plan to scale up our business by rapidly expanding the number of B channels. We intend to penetrate new markets, increase market share in existing markets and access a broader range of B channels in China. With the continuing development of our 2B2C business, we, through Zhibao China Group, have developed insurance companies as a special type of B channel, providing digital brokerage services and supports for their existing individual policyholders. We plan to cooperate with more insurance companies as a key focus for expansion.

•        Expand Our Sales Force

We plan to increase the number of sales teams both in the head office and branch offices. We also plan to develop more independent sales partners who are not directly employed by us or Zhibao China Group but provide leads for new B channels, for example smaller-scale niche players in the 2B2C business sector. We have an established workflow to efficiently establish relations with sales partners powered by Zhibao China Group’s delivery system, which provides contracting, training, online customer AARRR operations, and an online portal for requesting sales support. The growth of our nationwide network of sales partners is integral to our rapid expansion and growth of the market.

•        Drive Additional Conversions for Existing End Customers — Our 2C Business

Through our B channels, we are accumulating an ever-larger pool of potential end customers. Although the initial customer interaction is related to the specific scenario and sector of the B channel, end customer may have additional needs that have not yet been addressed. For example, a medical insurance end customer might have additional demand for travel, household, or life insurance. We intend to strengthen our to-customer, or 2C business through Zhibao China Group by targeting our existing customer base to meet the additional needs of each end customer. Our 2C business is an increasingly important part of our business growth in the coming years.

•        Upgrade and Enrich Our Digital Insurance Solutions

Currently we have over 40 proprietary digital insurance solutions on Zhibao China Group’s platform, which covers various scenarios in a variety of industries. We will keep refining and upgrading our insurance solutions to keep abreast of new trends and customer preferences. In addition to optimizing our existing insurance solutions, we are developing new insurance solutions to meet emerging demands. We intend to develop solutions across every sector of the economy, thus ultimately covering every aspect of the end customers’ daily life to deliver all-around insurance coverage.

•        Upgrade and Enhance Our PaaS

Zhibao China Group are the first to establish a PaaS in the digital insurance brokerage market in China. We intend to invest in the research and development (“R&D”) of new technologies to upgrade and enhance the PaaS to maintain our leadership position in China. In particular, we plan to enrich the technology infrastructure tools and functionalities of the business components of the PaaS, and introduce new AI and business intelligence (BI) functionalities, continually strengthening our data security and governance.

•        Expand the Scale of the MGU business.

Zhibao China Group pioneered the MGU business model in China. Under this model, in addition to providing general digital insurance brokerage services to our end customers, Zhibao China Group also assist insurance companies in product design, underwriting, reinsurance, claims and risk control services. We intend to increase the number of MGU partners (insurance companies) from 5 to 15 by the end of 2024, and expand the insurance products from the current high-end medical insurance and long-term disability lines to mid-end medical and personal accident lines in the future.

•        Expand Our Business through Lloyd’s Syndicate

We are in the process of establishing a Lloyd’s syndicate, an entity who can underwrite risks by utilizing Lloyd’s insurance and reinsurance licenses in China. Through this vehicle, we will share a portion of the risks for brokerage and MGU business produced by Zhibao China. Since we also retain risks on the business, we hope to prove our confidence in the business we produce and achieve better terms with our insurance and reinsurance partners.

•        M&A Opportunities

There is a fragmented constellation of smaller-scale firms engaged in online insurance agency or brokerage business in China. They are commonly lacking in industry recognition, technological capacity, team expertise, capital, and market resources, therefore they face significant headwinds in scaling up their business and attaining profitability. However, some of them have built strong ties with B channels in niche industries, providing us with potential targets for M&A. We plan to invest in potential M&A targets in the future, especially those who can bring new B channel resources.

Market Opportunity

Along with the development of the PRC insurance industry and the progress of digital industrial transformation in the PRC in recent years, insurance brokerage service institutions are recognized by more policyholders and insurance companies. According to the Frost & Sullivan Report, the total market size of the Chinese insurance industry in terms of insurance premium grew steadily and is expected to reach approximately RMB 5.8 trillion by 2027, at a CAGR of 4.3% from 2022 to 2027. Within the insurance industry, the insurance brokerage services industry in terms of revenue grew substantially at a CAGR of 21.1% from 2018 to 2022 and is estimated to grow at a CAGR of 13.9% from 2022 to 2027. Furthermore, the market size of the digital insurance brokerage services industry in terms of revenue is estimated to substantially grow at a CAGR of 28.2% from 2022 to 2027. It is noteworthy that, within the market, the digital scenario-embedded insurance brokerage (also known as 2B2C) services industry is the fastest growing segment, with a historical CAGR of 54.6% from 2018 to 2022. It also presents a substantial growth potential, with an estimated CAGR of 50.1% from 2022 to 2027.

The convergence of digital technology and changing consumer preferences in the insurance industry give digital insurance brokerage service providers, like us, a competitive advantage as digital technology assists us in connecting end customers through more channels, thus enhancing our operation efficiency. We believe, in the future, the digital insurance brokerage service will take more market share.

In recent years, consumer behaviors have undergone profound changes. Research shows that insurance customers in the internet era pay more attention to product transparency and service experience while demonstrating a strong preference for personalization, customization, and scenario orientation. In addition, millennials (who were generally born between the early 1980s and the mid-to-late 1990s) are gradually becoming the leading consumption group of insurance, which are expected to surpass generation X (who is generally born between the mid-1960s and the late 1970s) to become the main consumption group within the next decade. The millennials can obtain information through the internet more conveniently and efficiently, and are more receptive to digital insurance and pay more attention to product diversity and personalization, which provide great potential for the development of digital embedded insurance brokerage services.

Our Corporate History and Structure

Zhibao is a Cayman Islands exempted company incorporated on January 11, 2023. Structured as a holding company with no material operations, Zhibao conducts its operations in China through its PRC Subsidiaries, primarily Zhibao China and Sunshine Insurance Brokers.

Zhibao China, previously known as Shanghai Julai Investment Management Co., Ltd. and Zhibao Technology (Shanghai) Co., Ltd., successively, started its business in the insurance brokerage industry since 2016 in China. With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization as described below involving new offshore and onshore entities in December 2022 and completed it in March 2023.

Zhibao BVI, incorporated on January 12, 2023 under the laws of British Virgin Islands, is our wholly-owned subsidiary in BVI and a holding company with no business operations, which, in turn, wholly owns all of the equity interest of Zhibao HK, a limited company incorporated on January 19, 2023 under the laws of Hong Kong.

Zhibao HK, as a wholly-owned subsidiary of Zhibao BVI, is a holding company with no business operations, which, in turn, wholly owns all of the equity interest of Zhibao China or WFOE, a wholly foreign-owned enterprise formed on November 24, 2015 in Shanghai under the laws of China, currently with a registered capital of RMB 53,974,752. Zhibao China wholly owns Shanghai Anyi, Sunshine Insurance Brokers and Zhibao Health, primarily providing MGU services.

Shanghai Anyi was incorporated in Shanghai under the laws of China on September 18, 2015, currently with a registered capital of RMB10 million. Shanghai Anyi was originally 100% controlled by Shanghai Xinhui Investment Consulting Co., Ltd. (“Shanghai Xinhui”), a related party controlled by our Chief Executive Officer, Mr. Botao Ma. All of the equity interest of Shanghai Anyi was later transferred to Zhibao China on July 12, 2016, with a consideration of RMB 10 million. After such transfer, Shanghai Anyi became a wholly-owned subsidiary of Zhibao China, primarily providing R&D services to Sunshine Insurance Brokers and Zhibao China.

Sunshine Insurance Brokers was incorporated in Shanghai under the laws of China on November 17, 2011, currently with a registered capital of RMB 50 million. Sunshine Insurance Brokers was originally 100% controlled by an unrelated third party, all of the equity interest of which was thereafter transferred to Zhibao China on January 4, 2016, with a consideration of RMB 10 million. After such transfer, Sunshine Insurance Brokers became a wholly-owned subsidiary of Zhibao China, primarily providing insurance brokerage services.

Zhibao Health, previously known as Shanghai Zhongzhi Chengcheng Healthy Service Co., Ltd., was incorporated in Shanghai under the laws of China on November 16, 2022, currently with a registered capital of RMB 1 million. Zhibao Health is a wholly-owned subsidiary of Zhibao China. As of the date of this prospectus, it has not commenced operation yet.

The chart below shows our corporate structure as of the date of this prospectus:

For more details regarding our corporate structure, see “Corporate History and Structure” on page 75.

Recent Regulatory Developments in China

In recent years, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and the Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the Measures for the Safety Examination of Foreign Investment. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law (the “Opinions”). These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law of the PRC (the “Cybersecurity Law”) and the Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued yet and the interpretation of these opinions remains unclear at this stage. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” on page 24 and “Risk Factors — Risks Related to Doing Business in China — Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing application with Nasdaq, financial condition, results of operations, and the offering” on page 29.

On December 28, 2021, the Cybersecurity Review Measures (2021 version), which were promulgated and became effective on February 15, 2022, provide that any “online platform operators” possessing personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further list the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC requires that under the new rules, companies possessing personal information of more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures (2021 version). See “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” on page 24 and “Risk Factors — Risks Related to Doing Business in China — Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing application with Nasdaq, financial condition, results of operations, and the offering” on page 29.

On February 17, 2023, the CSRC released the New Overseas Listing Rules, which came into effect on March 31, 2023. The New Overseas Listing Rules apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The New Overseas Listing Rules requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to of such filed underwriters the CSRC within the required timeline. The required filing scope is not limited to the initial public offering, but also includes subsequent overseas securities offerings, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing, a secondary listing or dual listing.

On the same day, the CSRC also held a press conference for the release of the New Overseas Listing Rules and issued the Overseas Listing Notice. Under the Overseas Listing Notice, a company that (i) has already completed overseas listing or (ii) has already obtained the approval for the offering or listing from overseas securities regulators or exchanges but has not completed such offering or listing before effective date of the New Overseas Listing Rules and also completes the offering or listing before September 30, 2023 will be considered as an existing listed company and is not required to make any filing until it conducts a new offering in the future. For the company that has already submitted offering and listing applications but not yet obtained the approvals from overseas securities regulators or exchanges shall choose to make its filing with the CSRC at a reasonable time but before the completion of the offering/listing. For the company that has already obtained CSRC approval, which was substituted by the filing requirements upon the effectiveness of the Trial Measures, for overseas listing or offering can continue its process during the valid term of the CSRC approval without additional filing and it shall make the CSRC filing pursuant to the New Overseas Listing Rules if it does not complete the offering or listing before the expiration of the original approval from CSRC.

Based on the advice of our PRC counsel, AllBright Law Offices, as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2023, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements under the Trial Measures, and this offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC prior to our listing on Nasdaq. Our PRC Subsidiaries, as represented by Shanghai Riying Law Firm in connection with the CSRC filing, made the initial CSRC filing with the CSRC on June 22, 2023. On October 19, 2023, the CSRC published a Filing Completion Notice on the CSRC’s official website, confirming that we have completed the filing procedures with the CSRC under the Trial Measures. Upon completion of the CSRC filing procedures, which was evidenced by the Filing Completion Notice, we have fulfilled the CSRC’s requirements regarding our overseas offering and listing under the Trial Measures. However, from the date of issuance of the Filing Completion Notice to the completion of this offering, if we experience any material or significant events that may cause (i) a major change to the main business or business license qualifications of the PRC Subsidiaries; (ii) a major change of control or equity structure; and (iii) a major adjustment to the offering and listing plan which includes but are not limited to changes of the listing place, possible changes of control after the adjustment of the offering plan, and increases in the proportion of shares to be issued, we shall update the filing documents with the CSRC within three business days. Additionally, upon completion of this offering, we shall report the offering information to the CSRC within 15 business days. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million and RMB 10 million on our PRC Subsidiaries, which could adversely and materially affect our business operations and financial outlook, and significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless. Additionally, if we do not obtain the permissions and approvals of the filing procedure for any subsequent offering in a timely manner under PRC laws and regulations, we may be subject to investigations by competent PRC regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risks Related to Doing Business in China — The CSRC has recently released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets, effective as of March 31, 2023. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless.” As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or continue to list on a U.S. or other foreign exchange; however, (i) although we have completed the required procedures with the CSRC and the CRO, we may be required to obtain approval from any other PRC governmental authorities besides the CSRC and the CRO in future, such as the NFRA; (ii) if we were required to obtain approval from other PRC governmental authorities in the future but were failed to file or denied permission from the PRC authorities to follow-up offering or transaction governed by the Trial Measures, our ability to conduct our business may be materially impacted, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, the interest of the investors may be materially adversely affected and our Class A ordinary shares may significantly decrease in value or become worthless; and (iii) there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments or continue to list on a U.S. or other foreign exchange.

As of March 22, 2024, except for the filing with the CSRC and the cybersecurity review, and the licenses and permissions held by Zhibao’s PRC Subsidiaries under “Regulatory Permissions”, the Company believes it is not required to obtain permission or approval from any other PRC state or local government and has not received any denial to list on the U.S. exchange. See “Business — Regulatory Permissions”. However, if any other filings, approval, review or other procedure is required, there is no assurance that we will be able to obtain such filings, approval or complete such review or other procedures timely or at all. For any approval or permission that we have received or may receive in future, it could nevertheless be revoked or cancelled, and the terms of its reissuance may impose restrictions on our operations and offerings relating to our securities. Besides, the New Overseas Listing Rules may subject us to additional compliance requirement in the future. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations.

We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC or other PRC regulatory authorities required for our operations and overseas listings, including this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. If it is determined in the future that the approval or permissions of any PRC regulatory authority is required for our operations through our PRC Subsidiaries and this offering and we or our PRC Subsidiaries do not receive or maintain the approvals or permissions, or we or our PRC Subsidiaries inadvertently conclude that such approvals or permissions are not required, or applicable laws, regulations, or interpretations change such that we or our PRC Subsidiaries are required to obtain approvals or permissions in the future, we and our PRC Subsidiaries may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our PRC Subsidiaries’ relevant operations and rectify any non-compliance, limit our ability to pay dividends outside of mainland China, delay or restrict the repatriation of the proceeds from this offering into mainland China or take other actions prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” on page 24, “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless” on page 27, and “Risk Factors — Risks Related to Doing Business in China — Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing application with Nasdaq, financial condition, results of operations, and the offering” on page 29.

Dividend and Other Distributions or Assets Transfer among Zhibao and Its Subsidiaries

Zhibao is a holding company with no material operations of its own and does not generate any revenue. It currently conducts substantially all of its operations through its PRC Subsidiaries. We are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements.

We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements and our distribution of earnings or settlement of amounts owed will be done through our PRC Subsidiaries. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

We are currently in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among Zhibao and our subsidiaries. Historically, one PRC operating entity provides financial support for other entities’ operations by inter-company loans and they have not experienced difficulties or limitations on their ability to transfer cash between themselves. Prior to our reorganization for purpose of our initial public offering, cash transfers among our PRC operating entities and their subsidiaries were generally approved by the management of the company providing the funds. After our reorganization, cash transfers among Zhibao and our subsidiaries of less than RMB1 million (US$0.14 million) must be reported to, reviewed and approved by the chief financial officer of the company initiating such cash transfers; cash transfers equal to or in excess of RMB1 million (US$0.14 million) must be approved by the Chief Executive Officer and the Chief Financial Officer of Zhibao. Based on the advice of our Cayman counsel, Ogier (Cayman) LLP, there are currently no limitations imposed by Cayman Islands law on Zhibao’s ability to transfer cash between Zhibao and its investors, other than as set out under “Dividend Policy”, and we do not expect that there are any limitations on Zhibao’s ability to transfer cash between Zhibao and its investors going forward. However, there is no assurance that Cayman government will not intervene or impose restrictions in future on Zhibao’s ability to transfer or distribute cash between Zhibao and its investors. Among Zhibao and its subsidiaries, cash is transferred from Zhibao and Zhibao HK as needed in the form of capital contributions or working capital loans, as the case may be, to the PRC Subsidiaries as we are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. We believe that there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. We do not expect that there are any material limitations in the future on Zhibao’s ability to transfer cash originating from our PRC Subsidiaries, through our corporate structure, to investors. However, the PRC government currently imposes foreign exchange controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. There can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer funds or distribute dividends within our PRC Subsidiaries or to investors. As of the date of this prospectus, no transfers, dividends or other distributions have been made from our subsidiaries to Zhibao or our investors, and no transfers, loans, or capital contributions have been made from Zhibao to any of our subsidiaries or our investors. See “Prospectus Summary — Our Corporate History and Structure — Condensed Consolidating Schedule” on page 18, consolidated financial statements beginning on page F-1, “Prospectus Summary — Summary of Significant Risks Affecting Our Company” on pages 13, and “Prospectus Summary — Dividend and Other Distributions or Assets Transfer among Zhibao and Its Subsidiaries” on pages 10. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 42. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us based on current statutory limits to our PRC Subsidiaries via loans or capital contribution, as the case may be.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to us or our investors, and we have not made any dividends or distributions to our subsidiaries or investors.

Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. If we determine to pay dividends on any of our Class A ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our PRC Subsidiaries.

Current PRC regulations permit our indirect PRC Subsidiaries to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Therefore, under our current corporate structure, we rely on dividend payments or other distributions from our PRC Subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our PRC Subsidiaries generate and retain cash generated from operating activities and re-invest it in our business. If our PRC Subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

Our PRC Subsidiaries are permitted to pay dividends only out of their retained earnings. However, our PRC Subsidiaries are required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC Subsidiaries’ net assets is prohibited from being distributed to their shareholders as dividends. In addition, our PRC Subsidiaries are also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. See “Regulation — Regulations on Dividend Distributions”. However, our PRC Subsidiaries have not made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business.”

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues or make foreign currency payments effectively.”

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC Subsidiaries to its immediate holding company, Zhibao HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Zhibao HK intends to apply for the tax resident certificate when our WFOE plans to declare and pay dividends to Zhibao HK. See “Risk Factors — Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax.”

Recent Developments

On December 12, 2023, our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company. Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of our company. The issued and outstanding ordinary shares then held beneficially by Mr. Botao Ma, our Chairman and Chief Executive Officer were reclassified as Class B ordinary shares. All other ordinary shares then issued and outstanding were reclassified as Class A ordinary shares. On the same date, we amended and restated our then effective memorandum of association and articles of association in their entirety and adopted our amended and restated memorandum and articles of association which reflect, among other things, the changes to our capital structure. As a result of such changes, Mr. Botao Ma held approximately 94.87% of our outstanding voting power.

On February 4, 2024, our shareholders and our director approved, among other things, to adjust our authorized share capital whereby we reclassified 44,394,436 Class A ordinary shares as 44,394,436 Class B ordinary shares and amended our authorized share capital to reflect (i) 450,000,000 Class A ordinary shares with a par value of US$0.0001 each and 50,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (ii) the issuance of an aggregate of 20,000,000 ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. On the same date, we amended and restated our then effective amended and restated memorandum of association and articles of association in their entirety and adopted our amended and restated memorandum and articles of association which reflect, among other things, the changes to our capital structure. As a result of such changes, Mr. Botao Ma holds approximately 94.87% of our outstanding voting power as of the date of this prospectus.

Summary of Significant Risks Affecting Our Company

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” beginning on page 21 and this prospectus in full. Our significant risks may be summarized as follows:

Risks Related to Doing Business in China

We are subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•        Our Class A ordinary shares may be delisted under the HFCA Act if the PRC adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A ordinary shares may be prohibited from trading or delisted. As a result, trading in our securities may be prohibited under the HFCA Act, as amended by the Accelerating Holding Foreign Companies Accountable Act, and related regulations if the PCAOB determines that it cannot inspect or investigate completely our auditor for a period of two consecutive years, and that as a result an exchange may determine to delist our securities. The HFCA Act, the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act, together with recent joint statement by the SEC and PCAOB, the PCAOB’s determinations, and the Nasdaq rule changes all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering. See “Risk Factors” beginning on page 21.

•        Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. See “Risk Factors” beginning on page 23.

•        Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. See “Risk Factors” beginning on page 24.

•        The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless. See “Risk Factors” beginning on page 27.

•        Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of end customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing application with Nasdaq, financial condition, results of operations, and the offering. See “Risk Factors” beginning on page 29.

•        PRC regulation on loans to, and direct investment in, our PRC Subsidiaries by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors” beginning on page 33.

•        The CSRC has recently released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets, effective as of March 31, 2023. The New Overseas Listing Rules requires the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the of such filed underwriters CSRC within the required timeline. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless. See “Risk Factors” beginning on page 38.

•        Within our direct holding structure, substantial uncertainties exist with respect to the requirement of National Financial Regulatory Administration and how it may impact the viability of our current corporate structure, corporate governance and business operations. See “Risk Factors” beginning on page 44.

•        Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties. See “Risk Factors” beginning on page 45.

Risks Related to Our Business and Industry

In the following discussion of risks related to our business and industry, unless otherwise provided, “we,” “us,” “our,” or “ourselves” refer to Zhibao’s PRC Subsidiaries or Zhibao China Group.

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•        We are dependent on key insurance companies on the supply of insurance products to our end customers, the loss of which could adversely affect our business, financial condition and results of operations. See “Risk Factors” beginning on page 46.

•        We are dependent on our B channels to reach end customers. Failure to acquire new B channels or retain existing B channels in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected. See “Risk Factors” beginning on page 46.

•        The innovative insurance technology and infrastructure we use to optimize our insurance solutions require continuous developments and upgrades. We cannot assure you that these technologies will fully support our business. See “Risk Factors” beginning on page 47.

•        The regulation on the requirement of a company to make a filing on internet information service in China is subject to interpretation, and our operation of digital insurance broker services could be harmed if we are deemed to have violated applicable laws and regulations. See “Risk Factors” beginning on page 48.

•        If we are unable to attract, incentivize and retain talented professionals, our business, financial condition and results of operations may be affected. See “Risk Factors” beginning on page 48

•        We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business. See “Risk Factors” beginning on page 49.

•        Zhibao has identified a material weakness in its internal controls over financial reporting. If Zhibao does not adequately remediate this material weakness, or if it experiences additional material weaknesses in the future or otherwise fails to maintain effective internal controls, it may not be able to accurately or timely report its financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in Zhibao and the market price of its shares. See “Risk Factors” beginning on page 54.

Risks Related to this Offering and Ownership of Class A ordinary shares

Risks and uncertainties related to this offering and ownership of Class A ordinary shares include, but are not limited to, the following:

•        There is no active trading market for our Class A ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors. See “Risk Factors” beginning on page 57.

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities. See “Risk Factors” beginning on page 57.

•        The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors. See “Risk Factors” beginning on page 58.

•        Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A ordinary shares. See “Risk Factors” beginning on page 59.

•        Chief Executive Officer and Chairman of the board of directors, Mr. Botao Ma, has a significant influence over our company. His interests may not be aligned with the interests of our other shareholders and he could prevent or cause a change of control or other transactions, which may cause a material decline in the value of our Class A ordinary shares. See “Risk Factors” beginning on page 58.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

•        the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Implications of Being a Controlled Company

Under the Nasdaq Rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We may be deemed a controlled company because we anticipate that Mr. Botao Ma, our Chairman and Chief Executive Officer, will own more than 50% of our voting power following the completion of this offering. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including:

•        our board of directors is not required to be comprised of a majority of independent directors;

•        our board of directors is not subject to the compensation committee requirement; and

•        we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions.

Corporate Information

Our principal executive offices are located at Floor 3, Building 6, Wuxing Road, Lane 727, Pudong New Area, Shanghai, China, 201204, and our telephone number is +86 21-5089-6502. Our website is www.zhibao-tech.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or such other place in the Cayman Islands as the directors may, from time to time decide. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

Impact of COVID-19

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. COVID-19 has spread rapidly to many parts of the PRC and other parts of the world in the first half of 2020, which has caused significant volatility in the PRC and international markets.

Measures taken by various governments to contain the virus have affected economic activities of people in all countries. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our personnel and social distancing. We will continue to follow the various government policies and advice and, in parallel, we may take further actions that we determine are in the best interests of our employees and business relationships.

From 2020 to 2021, a COVID-19 vaccination program had been greatly promoted around the globe. However, several types of COVID-19 variants emerged in different parts of the world. In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous viruses. As a result, a new round of lockdown, quarantines or travel restrictions has been imposed to date upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our offline marketing activities from April 1 to June 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. All marketing activities in Shanghai were accordingly changed to online meetings. Starting from June 1, 2022, as the quarantine in Shanghai was lifted, we reopened our Shanghai office and resumed our offline marketing activities. Notwithstanding the foregoing, the lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our business development and offline activities in Shanghai were restricted in the lockdown period. In December 2022, China lifted most of its travel restrictions and quarantine requirements nationwide, and there were surges of cases in many cities in the fourth quarter of 2022, which did not cause material disruption to our operations. However, there remains uncertainty as to the future impact of the virus, especially in light of this change in policy. By implementing various management strategies, such as switching to online working mode, implementing cost by reducing rent costs, freezing recruitment, and adjusting salary structure, and strengthening cash flow management by collecting receivables, negotiating deferred payments and minimizing spending, we navigated the challenges posed by COVID-19 and still achieved growth in revenue and profits in 2022.

Furthermore, the overall impact of COVID-19 on our business has not been significant. As we primarily offer digital insurance services through our PRC Subsidiaries, our operations have not been directly impacted by the offline lockdowns caused by the pandemic. Instead, due to offline closures and increased awareness of insurance, it has driven a shift in customer behavior towards online transactions. For the fiscal years ended June 30, 2022 and 2023, COVID-19 did not have a material impact on our financial positions and operating results. Our revenue reached approximately RMB 142.1 million (US$19.6 million) for the fiscal year ended June 30, 2023, representing an increase of approximately RMB 33.9 million (US$4.7 million), or 31%, from approximately RMB 108.2 million (US$16.2 million) for the fiscal year ended June 30, 2022.

On May 5, 2023, WHO declared that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern. However, the extent of the impact of COVID-19 on the Company’s future financial results will be dependent on future developments such as the length and severity of

COVID-19, the potential resurgence of COVID-19, future government actions in response to COVID-19 and the overall impact of COVID-19 on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of COVID-19 on its future operations, financial condition, liquidity and results of operations if the current situation continues. See “Risk Factors — Risks Related to Our Business and Industry — The ongoing COVID-19 has had an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.”

Summary Financial Information Related to The Company

The PRC Subsidiaries contributed to 100% of our consolidated revenue for the fiscal years ended June 30, 2022 and 2023. The following tables present selected condensed consolidating schedules of Zhibao and its subsidiaries as of and for the fiscal years ended June 30, 2022 and 2023, which have been derived from our audited consolidated financial statements for those years.

The tables below demonstrate the quantitative metrics of the condensed consolidating schedule that disaggregates operations and depicts the financial position, results of operations and cash flows of Zhibao and its subsidiaries as of June 30, 2022 and 2023 and for the fiscal years ended June 30, 2022 and 2023.

Condensed Consolidating Schedule — Statement of Operations

	For the Fiscal Year Ended June 30,
	2022	2023	2023
	RMB	RMB	USD
Revenues	108,224,804	142,102,834	19,596,877
Cost of revenues	(61,051,878)	(83,485,203)	(11,513,136)
Total operating expenses	(34,531,577)	(103,170,372)	(14,277,844)
Income tax benefits (expenses)	2,110,635	(541,460)	(74,671)
Net Income (Loss)	14,259,406	(43,098,780)	(5,943,593)

Condensed Consolidating Schedule — Balance Sheet

	As of June 30,
	2022	2023	2023
	RMB	RMB	USD
Cash and cash equivalents	2,593,997	9,873,678	1,361,642
Total Current Assets	84,211,538	113,706,012	15,680,776
Total Non-Current Assets	11,685,992	14,330,155	1,976,219
Total Assets	95,897,530	128,036,167	17,656,995
Total Current Liabilities	76,464,032	94,300,176	13,004,589
Total Non-Current Liabilities	750,707	2,280,852	314,544
Total Liabilities	77,214,739	96,581,028	13,319,133

Condensed Consolidating Schedule — Statement of Cash Flows

	For the Fiscal Year Ended June 30,
	2022	2023	2023
	RMB	RMB	USD
Net cash used in operating activities	(989,204)	(1,123,895)	(154,993)
Net cash (used in) provided by investing activities	(3,193,861)	13,974,214	1,927,132
Net cash provided by (used in) financing activities	6,650,000	(4,555,972)	(628,297)

The Offering

Class A ordinary shares being offered by us:	1,500,000 Class A ordinary shares on a firm commitment basis (or 1,725,000 Class A ordinary shares if the underwriters exercise their over-allotment option in full).
Initial offering price:	The initial public offering price for the Class A ordinary shares is $4.00 per Class A ordinary share.
Number of Class A ordinary shares outstanding before the offering:	13,183,308 Class A ordinary shares.
Number of Class B ordinary shares outstanding before the offering:	16,816,692 Class B ordinary shares.
Number of Class A ordinary shares outstanding after the offering:

14,908,308 Class A ordinary shares, assuming full exercise of the underwriters’ over-allotment option, and 14,683,308 Class A ordinary shares, assuming no exercise of the underwriters’ over-allotment option.

Total Class A ordinary shares and Class B ordinary shares to be outstanding after this offering	31,725,000 ordinary shares, assuming full exercise of the underwriters’ over-allotment option, and 31,500,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option.
Rights associated with our ordinary shares:

Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting rights and conversion. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to twenty votes. Each Class B ordinary share is convertible into one Class A ordinary share at the option of the holder of such Class B ordinary share at any time, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders.

Over-allotment option

We have granted to the Representative an option to purchase up to an additional 225,000 Class A ordinary shares exercisable solely to cover over-allotments, if any, at the applicable public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The Representative may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Use of proceeds:

We intend to use the net proceeds of this offering for (i) R&D on new services and technologies, and upgrades, updates and improvement of existing services and technologies, and new hires of R&D staff; (ii) develop new insurance solutions, and upgrades, updates and enhancement of existing insurance solutions; (iii) establishment of a Lloyd’s syndicate; (iv) sales, marketing and brands promotion; (v) business expansions, mergers and acquisitions although as of the date of this prospectus, we have not identified, or engaged in any material discussions with any potential target for such business expansions, mergers and acquisitions; and (vi) working capital and other general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds” on page 68.

Representative’s warrants

The registration statement of which this prospectus is a part also registers for sale warrants (the “Representative’s Warrants”) to purchase up to 86,250 Class A ordinary shares (5% of the Class A ordinary shares sold in this offering) to the Representative of the underwriters, as a portion of the underwriting compensation payable in connection with this offering and the Class A ordinary shares issuable upon exercise of the Representative’s Warrants. The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half year period commencing six (6) months following the effective date of the registration statement of which this prospectus is a part at an exercise price of 110% of the public offering price of the Class A ordinary shares. Please see “Underwriting — Representative’s Warrants” for a description of these warrants.

Lock-up agreements

All of our directors and officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Class A ordinary shares or securities convertible into or exercisable or exchangeable for our Class A ordinary shares for a period of 180 days after closing of this offering. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Listing	Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market.
Proposed Nasdaq symbol:	“ZBAO”
Transfer agent and registrar	Continental Stock Transfer & Trust Company
Risk factors:

Investing in our Class A ordinary shares involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 21.

The number of Class A ordinary shares to be outstanding after this offering is based on 30,000,000 Class A ordinary shares outstanding as of the date of this prospectus, and excludes the following:

75,000 Class A ordinary shares issuable upon the exercise of the Representative’s Warrants.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•        no exercise by the underwriters of their option to purchase up to 225,000 additional Class A ordinary shares from us to cover over-allotments, if any.

RISK FACTORS

Investing in our Class A ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Class A ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Doing Business in China

Our Class A ordinary shares may be delisted under the HFCA Act if the PRC adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A ordinary shares may be prohibited from trading or delisted. The HFCA Act, the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA act, together with recent joint statement by the SEC and PCAOB, the PCAOB’s determinations, and the Nasdaq rule changes all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the disclosure, financial reporting and other risks associated with investing in companies based in or have substantial operations in emerging markets including China as well as the limited remedies available to investors who might take legal action against such companies. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors. These proposals were approved by the SEC on October 4, 2021. These developments add uncertainties to our offering, including the possibility that Nasdaq can stop trading in our securities if the PCAOB cannot inspect or fully investigate our auditor.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

On May 20, 2020 and December 2, 2020, the United States Senate and the United States House of Representatives, respectively, passed S. 945, the HFCA Act, which was signed into law on December 18, 2020. The HFCA Act requires a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange. Although we believe that the HFCA Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the HFCA Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our primary operations in China.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

On December 2, 2021, the SEC issued final rules under the HFCA Act, which became effective on January 10, 2022, amending the disclosure requirements in annual reports. These amendments apply to registrants that the SEC identifies as having filed an annual report issued by a registered public accounting firm that is located in a foreign jurisdiction that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The amendments require the submission of documentation to the Commission establishing that such a registrant is not owned or controlled by a governmental entity in that foreign jurisdiction and also require disclosure in a foreign issuer’s annual report regarding the audit arrangements of, and governmental influence on, such registrants. The Commission is to identify a reporting company that has retained a registered public accounting firm to issue an audit report where that registered public accounting firm has a branch or office that:

•        Is located in a foreign jurisdiction; and

•        The PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction.

Once identified, Section 104(i)(2)(B) of the Sarbanes-Oxley Act requires these issuers, which the SEC refers to as “Commission-Identified Issuers,” to submit in connection with their annual report documentation to the Commission establishing that they are not owned or controlled by a governmental entity in that foreign jurisdiction and to name any director who is affiliated with the Chinese Communist Party or whether the company’s articles include any charter of the Chinese Communist Party.

On December 16, 2021, the PCAOB determined that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. Our auditor, Marcum Asia CPAs LLP, the headquarter of which is based in New York, is currently subject to inspection by the PCAOB at least every three years. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021 as it is not on the list published by the PCAOB. However, our auditor’s China affiliate is located in, and organized under the laws of the PRC. We cannot assure you that we will not be identified by the SEC under the HFCA Act as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction. In the event the PRC authorities would further strengthen regulations over auditing work of Chinese companies listed on the U.S. stock exchanges, which would prohibit our current auditor to perform work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, In which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. In addition, there can be no assurance that, if we have a “non-inspection” year, we will be able to take any remedial measures. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCA Act and, as a result, we cannot assure you that we will be able to maintain the listing of our Class A ordinary shares on Nasdaq or that you will be allowed to trade our Class A ordinary shares in the United States on the “over-the-counter” markets or otherwise. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. Furthermore, due to the recent developments in connection with the implementation of the HFCAA, we cannot assure you whether the SEC, Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. The requirement in the HFCA Act that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in our delisting in the future if the PCAOB is unable to inspect our accounting firm at such future time.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCA Act, and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our Class A ordinary shares may be prohibited from trading or delisted. As a result, trading in our securities may be prohibited under the HFCA Act, as amended by the Accelerating Holding Foreign Companies Accountable Act, and related regulations if the PCAOB determines that it cannot inspect or investigate completely our auditor for a period of two consecutive years, and that as a result an exchange may determine to delist our securities.

Notwithstanding the foregoing, we cannot assure you that, because our books and records are primarily located in mainland China, we will in the future be able to become an issuer that is not a Commission-Identified Issuer, in which event our Class A ordinary shares may not be tradable in any United States stock exchange or market and it may be necessary for us to list on a foreign exchange in order that our Class A ordinary shares can be traded. It is possible that, in the event trading in our stock in the United States is no longer possible, you may lose the entire value of your Class A ordinary shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our shares on Nasdaq, which could materially impair the market for and market price of our Class A ordinary shares.

Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

We are a Cayman Islands holding company and are not a PRC operating company. As a holding company with no material operations of our own, we conduct substantially all of our operations in the PRC through our PRC Subsidiaries and substantially all of our revenues is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity.

In July 2021, the PRC government provided new guidance on China-based companies raising capital outside of China. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the PRC government may intervene with our operations and our business in China and United States, as well as the market price of our Class A ordinary shares, may also be adversely affected.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

Our PRC Subsidiaries are subject to various PRC laws, rules and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve with little advance notice, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our ability to continue our operations and reduce the value of your investment in Zhibao.

On December 28, 2021, the Cybersecurity Review Measures (2021 version) which were promulgated and became effective on February 15, 2022, provide that any “online platform operators” possessing personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further list the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC requires that under the new rules, companies possessing personal information of more than 1,000,000 users must apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures (2021 version).

As of the date of this prospectus, our PRC Subsidiaries had personal information of more than 1 million end customers through their digital insurance brokerage services and MGU services. Based upon the advice of our PRC counsel, AllBright Law Offices, that each of our PRC Subsidiaries, is deemed a “personal information processor” under the Personal Information Protection Law (“PIPL”) because they can all independently determine the handling purpose and method in the handling of personal information as defined in the PIPL.

In addition, neither Zhibao nor any of its subsidiaries is deemed an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure promulgated by the State Council on July 30, 2021, which became effective on September 1, 2021, because neither of them is identified and notified by the PRC competent government authorities that any of them is a critical information infrastructure operator (“CIIO”). Notwithstanding the foregoing, Zhibao and its subsidiaries will be deemed an “online platform operator” possessing personal information of more than one million users under the Cybersecurity Review Measures if the platform operated by the Company for our digital insurance brokerage services and MGU services possesses personal information of more than one million users.

On February 17, 2023, the CSRC released the New Overseas Listing Rules, which came into effect on March 31, 2023. According to the New Overseas Listing Rules, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should complete the filing procedures with the CSRC; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities on an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application with either the SEC or Nasdaq for initial public offering and listing on an overseas market, such designated domestic operating entity of the issuer shall submit filings with the CSRC within three business days after such application is submitted.

On the same day, the CSRC also held a press conference for the release of the New Overseas Listing Rules and issued the Overseas Listing Notice. Under the Overseas Listing Notice, a company that (i) has already completed overseas listing or (ii) has already obtained the approval for the offering or listing from overseas securities regulators or exchanges but has not completed such offering or listing before effective date of the New Overseas Listing Rules and also completes the offering or listing before September 30, 2023 will be considered as an existing listed company and is not required to make any filing until it conducts a new offering in the future. For the company that has already submitted offering and listing applications but not yet obtained the approvals from overseas securities regulators or exchanges shall choose to make its filing with the CSRC at a reasonable time but before the completion of the offering/listing. For the company that has already obtained CSRC approval, which was substituted by the filing requirements upon the effectiveness of the Trial Measures, for overseas listing or offering can continue its process during the valid term of the CSRC approval without additional filing and it shall make the CSRC filing pursuant to the New Overseas Listing Rules if it does not complete the offering or listing before the expiration of the original approval from CSRC.

Based on the advice of our PRC counsel, AllBright Law Offices, as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2023, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements for this offering under the Trial Measures, and this offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC prior to our listing on Nasdaq. Our PRC Subsidiaries, as represented by Shanghai Riying Law Firm in connection with the CSRC filing, made the initial CSRC filing with the CSRC on June 22, 2023. On October 19, 2023, the CSRC published a Filing Completion Notice on the CSRC’s official website, confirming that we have completed the filing procedures with the CSRC under the Trial Measures. Upon completion of the CSRC filing procedures, which was evidenced by the Filing Completion Notice, we have fulfilled the CSRC’s requirements regarding our overseas offering and listing under the Trial Measures. However, from the date of issuance of the Filing Completion Notice to the completion of this offering, if we experience any material or significant events that may cause (i) a major change to the main business or business license qualifications of the PRC Subsidiaries; (ii) a major change of control or equity structure; and (iii) a major adjustment to the offering and listing plan which includes but are not limited to changes of the listing place, possible changes of control after the adjustment of the offering plan, and increases in the proportion of shares to be issued, we shall update the filing documents with the CSRC within three business days. Additionally, upon completion of this offering, we shall report the offering information to the CSRC within 15 business days. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million and RMB 10 million on our PRC Subsidiaries, which could adversely and materially affect our business operations and financial outlook, and significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless. Additionally, if we do not obtain the permissions and approvals of the filing procedure for any subsequent offering in a timely manner under PRC laws and regulations, we may be subject to investigations by competent PRC regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risks Related to Doing Business in China — The CSRC has recently released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets, effective as of March 31, 2023. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless.” As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or continue to list on a U.S. or other foreign exchange; however, (i) although we have completed the required procedures with the CSRC and the CRO, we may be required to obtain approval from any other PRC governmental authorities besides the CSRC and the CRO in future, such as the NFRA; (ii) if we were required to obtain approval from other PRC governmental authorities in the future but were failed to file or denied permission from the PRC authorities to follow-up offering or transaction governed by the Trial Measures, our ability to conduct our business may be materially impacted, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, the interest of the investors may be materially adversely affected and our Class A ordinary shares may significantly decrease in value or become worthless; and (iii) there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments or continue to list on a U.S. or other foreign exchange.

As of March 22, 2024, except for the filing with the CSRC and the cybersecurity review, and the licenses and permissions held by Zhibao’s PRC Subsidiaries under “Regulatory Permissions”, the Company believes it is not required to obtain permission or approval from any of the PRC state or local government and has not received any denial to list on the U.S. exchange. See “Business — Regulatory Permissions”. However, if any other filings, approval, review or other procedure is required, there is no assurance that we will be able to obtain such filings, approval or complete such review or other procedures timely or at all. For any approval or permission that we have received or may receive in future, it could nevertheless be revoked or cancelled, and the terms of its reissuance may impose restrictions on our operations and offerings relating to our securities. Besides, the New Overseas Listing Rules may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the New Overseas Listing Rules on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which come into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations.

Given the PRC government’s authority, oversight may also extend to Zhibao HK, our Hong Kong subsidiary, and the legal and operational risks associated with operating in mainland China could also apply to Zhibao HK. In Hong Kong, the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. We cannot assure you that there will not be any changes in the economic, political and legal environment in Hong Kong. We may be subject to uncertainty about any future actions of the PRC government and is possible that most of the legal and operational risks associated with operating in the PRC may also apply to the PRC operating entities’ operations in Hong Kong if they conduct business in Hong Kong in the future. The PRC government may intervene or influence the PRC operating entities’ future operations in Hong Kong at any time and exert more influence over the manner in which the PRC operating entities must conduct their business activities. Such government actions, if and when they occur, could result in a material change in their operations in Hong Kong. The protection of personal data is governed by the Personal Data (Privacy) Ordinance (Chapter 486 of The Laws of Hong Kong) (the “PDPO”) in Hong Kong. All organizations that collect, hold, process or use personal data must comply with the PDPO, including the six Data Protection Principles (“DPPs”) in Schedule 1 of the PDPO. In particular, Data Protection Principle 4 specifies the data security requirements which stipulate that, among other things, all practicable steps shall be taken to ensure that any personal data held by a data user is protected against unauthorized or accidental access, processing, erasure, loss or use. In addition, the Competition Ordinance and the relevant anti-monopoly law in Hong Kong are designed to promote competition and prohibit anti-competitive practices for entities conducting business operations in Hong Kong. The Merger Rule in the Competition Ordinance prohibits undertakings from directly or indirectly carrying out a merger that has, or is likely to have, the effect of substantially reduce the level of competition in Hong Kong. This rule is only applicable to telecommunication carrier licensees. There is no general merger control regime in Hong Kong. We believe, as of the date of this prospectus, the relevant data security, anti-monopoly and merger laws and ordinance in Hong Kong, i.e. the PDPO and the Competition Ordinance are not applicable to our HK subsidiary and have no impact on our ability to conduct our business through our PRC operating entities, accept foreign investment or listing on an U.S. exchange as our Hong Kong subsidiary is currently a holding company with no material operations since its incorporation in Hong Kong. Furthermore, there are currently no regulatory actions related to data security or anti-monopoly concerns in Hong Kong that may impact our ability to conduct our business through our PRC operating entities, accept foreign investment or list on a U.S./foreign exchange, and our Hong Kong subsidiary has not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the Hong Kong government. Notwithstanding the foregoing, there is no assurance that regulators in Hong Kong will not take a contrary view or will not subsequently require us to obtain any approval or permission in Hong Kong and subject us to fines or penalties for non-compliance.

The PRC government authorities may further strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to investors or reduce the value of such securities or cause such securities to become worthless.

There are risks arising from the legal systems in China, including the risks and uncertainties regarding the interpretation, application and enforcement of current and future PRC laws and regulations. The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us. The PRC government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations, financial performance and/or the value of the Class A ordinary shares we are registering for sale, or impair our ability to raise money.

The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless.

We are a Cayman Islands holding company and are not a PRC operating company. As a holding company with no material operations of our own, we conduct substantially all of our operations in China through our PRC Subsidiaries. We control and receive the economic benefits of our PRC Subsidiaries’ business operation, if any, through equity ownership. We do not have, nor had we ever, use a VIE structure. Our corporate structure, i.e., a Cayman Islands holding company with operations conducted by our PRC Subsidiaries, involves unique risks to investors. The PRC regulatory authorities could change the rules and regulations regarding foreign ownership in the industry in which the company operates, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

Except for the filing requirements under the Trial Measures, we are currently not required to obtain approval from any PRC authorities to list on U.S. exchanges. However, if any of our holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of our price of Class A ordinary shares.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to foreign investment, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, our business segments may be subject to various government and regulatory interference in the regions in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Notwithstanding the foregoing, prior to our listing on Nasdaq, we are still subject to the filing requirements for this offering under the Trial Measures and this offering and our listing on Nasdaq are contingent on our completion of the filing procedures with the CSRC under the New Overseas Listing Rules. On October 19, 2023, the CSRC published such Filing Completion Notice confirming that we have completed the filing procedures with the CSRC under the Trial Measures. Upon completion of the CSRC filing procedures, which was evidenced by the Filing Completion Notice, we have fulfilled the CSRC’s requirements regarding our overseas offering and listing under the Trial Measures. However, from the date of issuance of the Filing Completion Notice to the completion of this offering, if we experience any material or significant events that may cause (i) a major change to the main business or business license qualifications of the PRC Subsidiaries; (ii) a major change of control or equity structure; and (iii) a major adjustment to the offering and listing plan which includes but are not limited to changes of the listing place, possible changes of control after the adjustment of the offering plan, and increases in the proportion of shares to be issued, we shall update the filing documents with the CSRC within three business days. Additionally, upon completion of this offering, we shall report the offering information to the CSRC within 15 business days. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchanges, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Recent statements by the PRC government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing application with Nasdaq, financial condition, results of operations, and the offering.

Our business involves collecting and retaining certain internal and end customer personal data. For example, our PRC Subsidiaries collect end customer’s personal information in the ordinary course of business, including consumer profile data and purchase data. We and our PRC Subsidiaries also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customers, employees and company data is critical to our business. Our customers and employees expect that we and our PRC Subsidiaries will adequately protect their personal information. We and our PRC Subsidiaries are required by applicable laws to keep strictly confidential the personal information that we and our and our PRC Subsidiaries collect, and to take adequate security measures to safeguard such information.

The PRC regulators have been increasingly focused on regulating data security and data protection, especially as to private or sensitive information. We expect that these areas will receive greater attention from regulators, as well as attract public scrutiny and attention going forward. This greater attention, scrutiny, and enforcement, including more frequent inspections, could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, our reputation and results of operations could be materially and adversely affected. Besides, we face risks inherent in handling and protecting such data, including protecting the data hosted in our system, detecting and prohibiting unauthorized data share and transfer, preventing attacks on our system by outside parties or fraudulent behavior or improper use by our employees, and maintaining and updating our database. Any system failure, security breach or third parties attacks or attempts to illegally obtain the data that results in any actual or perceived release of user data could damage our reputation and brand, deter current and potential customers from using our services, damage our business, and expose us to potential legal liability.

On November 7, 2016, the SCNPC issued the Cybersecurity Law, which became effective on June 1, 2017. Pursuant to the Cybersecurity Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. The Cybersecurity Law also provides that personal information and important data collected and generated by a CIIO in the course of its operations in China must be stored in China.

The PRC regulatory requirements regarding cybersecurity are evolving and we are subject to local laws and regulations relating to the collection, use, storage, transfer, disclosure and security of personally identifiable information with respect to our end customers and employees including any requests from regulatory and government authorities relating to the data we collected. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which took effect in September 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides that a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future.

On November 14, 2021, the CAC released the Network Internet Data Protection Draft Regulations (draft for comments) and accepted public comments until December 13, 2021. The Network Internet Data Protection Draft Regulations provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year.

Further, the Cybersecurity Review Measures (2021 version), which were promulgated on December 28, 2021 and effective on February 15, 2022, provides that if a CIIO purchases internet products and services that affect or may affect national security as well as any online platform operators processing the personal information of more than one million users which seek to list on a foreign stock exchange shall file a cybersecurity review with the Cybersecurity Review Office (“CRO”) in China. The Cybersecurity Review Measures also figure out the following key points:

•        companies who are engaged in data processing are also subject to the regulatory scope;

•        the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism; and

•        the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

The Cybersecurity Review Measures (2021 version) iterates that any “online platform operators” possessing personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC requires that under the new rules, companies possessing personal information of more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

On July 7, 2022, the CAC published the Outbound Data Transfer Security Assessment Measures (the “Outbound Data Transfer Security Assessment Measures”), which became effective on September 1, 2022 and specifies the circumstances in which data processors providing data outbound shall apply for outbound data transfer security assessment coordinated by the CAC: (i) any data processor transfers important data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year and ; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CAC. However, it does not clarify the scope of the meaning of other circumstances under which the CAC would require the outbound data transfer security assessment, which leaves more uncertainties in its application and enforcement. If we are deemed to be a data handler providing important data outbound, we could be subject to the outbound data security assessment with national Cyberspace Administration as mentioned above. As a network platform operator who possess personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures (2021 version).

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information. On

November 14, 2021, the CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), which reiterates that cyberspace operators with personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters.

As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures (2021 version). However, there remains uncertainty as to how the Cybersecurity Review Measures will be interpreted or implemented and how the PRC regulatory agencies, including the CAC or the NFRA, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. We cannot assure you that we and/or our PRC Subsidiaries will comply with such regulations in all respects and we and/or our PRC Subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We or our PRC Subsidiaries may not be able to pass such review in relation to this offering in a timely manner or at all. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which could materially and adversely affect our business and impede our ability to continue our operations.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and adversely affect our business and our results of operations.

The PRC Labor Law and the Labor Contract Law of the People’s Republic of China (the “Labor Contract Law”) require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines, compensations and other administrative sanctions, and serious violations may constitute criminal offenses.

The protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Besides, we are required to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees under the PRC laws and regulations. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties.

In addition, the Labor Contract Law, which became effective in January 2008 with its amendments being effective in July 2013 and its implementing rules being effective in September 2008, introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. For example, according to the PRC Labor Contract Law, an employer is obliged to sign an unfixed-term labor contract with any employee who has worked for the employer for 10 consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unfixed term, with certain exceptions. The employer must pay economic compensation to an employee where a labor contract is terminated or expires in accordance with the PRC Labor Contract Law, except for certain situations which are specifically regulated. In addition, the government has issued various labor-related regulations to further protect the rights of employees. According to such laws and regulations, employees are entitled to annual leave ranging from five to 15 days and are able to be compensated for any untaken annual leave days in the amount of three times their daily salary, subject to certain exceptions.

In the event that we decide to terminate some of our employees or otherwise to change our employment or labor practices, the Labor Contract Law and its implement rules, and other labor-related regulation may also limit our ability to effect those changes in a manner that we believe to be cost-effective, which could adversely affect our business and results of operations. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to the insurance companies by increasing the fees of our brokerage services, our financial condition and results of operations may be adversely affected.

Our PRC Subsidiaries are currently not subject to any labor disputes or related query, investigation or interference by a PRC governing body. However, due to the uncertainties as to the interpretation and implementation of these PRC laws and regulations, our PRC Subsidiaries’ employment practices may not be at all times deemed in compliance with the laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and financial conditions may be adversely affected.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners of our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into the subsidiary, limit PRC Subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment (“SAFE Circular 13”), which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such mainland China residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will directly examine and accept foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under Circular 37 from June 1, 2015.

These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Furthermore, it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect our business operations or future strategy. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. This may have a material adverse effect on our business, financial condition and results of operations.

According to SAFE Circular 37 and SAFE Circular 13, our shareholders or beneficial owners who are PRC residents are subject to Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. To the best of our knowledge, as of the date of this prospectus, all of our PRC resident shareholders who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us have completed the application for foreign exchange registrations for their foreign investment in our company in accordance with SAFE Circular 37 and SAFE Circular 13. We have taken steps to notify significant beneficial owners of ordinary shares whom we know are PRC residents of their filing obligations. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC

Subsidiaries’ ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation on loans to, and direct investment in, our PRC Subsidiaries by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Zhibao is an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company conducting its operations substantially in China through its PRC Subsidiaries. As permitted under PRC laws and regulations, in utilizing the proceeds of this offering, we may make loans to our PRC Subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC Subsidiaries. For the fiscal years ended June 30, 2022 and 2023, Zhibao has not made any loans or capital contributions to WFOE. Furthermore, loans by us to our PRC Subsidiaries to finance its activities cannot exceed the statutory limits and are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (“SAFE Circular 19”), effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (“SAFE Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC Subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, the PRC subsidiaries by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC Subsidiaries or with respect to future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC enterprise shareholders and has a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law (“EIT Law”), that became effective in January 2008 and was amended in February 2017 and December 2018, as well as its implementing rules, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation (the “SAT”), specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that we, as an exempted company incorporated in the Cayman Islands with limited liability, meet all of the conditions above; thus we do not believe that we are a PRC resident enterprise, though all members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, since there remain uncertainties regarding the interpretation and implementation of the EIT Law and its implementation rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends payable by us to our investors and gains on the sale of our shares would become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises (subject to the provisions of any applicable tax treaty). It is unclear whether non-PRC enterprise shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Class A ordinary shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC Subsidiaries, and dividends payable by our PRC Subsidiaries to our offshore subsidiaries may not qualify for certain treaty benefits.

Under the EIT Law and its implementation rules, we, as a non-resident enterprise, that is, an enterprise lawfully incorporated pursuant to the laws of a foreign country (region) that has an office or premises established in China with no actual management functions performed in China, or an enterprise that has income derived from or accruing in China although it does not have an office or premises in China, will be subject to a withholding tax rate of 10%.

Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Zhibao China is 100% owned by Zhibao HK. Accordingly, Zhibao HK may qualify for a 5% tax rate in respect of distributions from Zhibao China when it becomes operational and is not obligated to pay more than 50% of the income in twelve months to residents in third country or region. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to utilize the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC Subsidiaries must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, under Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which took effect on April 1, 2018, a “Beneficial Owner” shall mean a person who has ownership and control over the income and the rights and property from which the income is derived. To determine the “beneficial owner” status of a resident of the treaty counterparty who needs to take advantage of the tax treaty benefits, a comprehensive analysis shall be carried out, taking into account actual conditions of the specific case.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits (“Circular 35”). Circular 35 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from WFOE.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (“SAT Circular 698”) issued by the SAT on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises (“SAT Bulletin 7”), to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprises. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source (“SAT Bulletin 37”), which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the EIT Law, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the EIT Law, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.

It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investment in us.

Dividends payable to our foreign investors and gains on the sale of our Class A ordinary shares by our foreign investors may be subject to PRC tax.

Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation — Regulations Relating to Taxation.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our Class A ordinary shares by such investors are subject to PRC tax, the value of your investment in our Class A ordinary shares may decline significantly.

We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business.

Zhibao is an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company. We may need dividends and other distributions on equity from our PRC Subsidiaries to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to shareholders and service, any debt Zhibao may incur. Our PRC Subsidiaries generate and retain cash generated from operating activities and re-invest it in our business. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC Subsidiaries are required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Our PRC Subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC Subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC Subsidiaries to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements.

In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

In response to the persistent capital outflow in China and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (“PBOC”) and SAFE promulgated a series of capital control measures in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC Subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms and could impact our gross profit and gross margin.

The value of the RMB and the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the PBOC, changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2018, the value of the RMB appreciated by approximately 5.5% against the U.S. dollar; and in 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected. We may not be able to pay dividends in foreign currencies to our shareholders. Appreciation of RMB to U.S. dollar will result in foreign currency translation gain, while depreciation of RMB to U.S. dollar will result in foreign currency translation loss.

Restrictions on currency exchange may limit our ability to utilize our revenues or make foreign currency payments effectively.

All of our revenues are denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, our WFOE may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since we expect a significant portion of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries.

Also, substantially all of the Company’s operating activities that were conducted through the PRC Subsidiaries in China and related assets and liabilities are denominated in Renminbi, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of Renminbi is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC without first receiving approval from the CSRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The CSRC has recently released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets, effective as of March 31, 2023. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless.

The M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC counsel, AllBright Law Offices, has advised us based on their understanding of the current PRC law, rules and regulations that the CSRC’s approval under the M&A Rules is not required for this offering (including the offering of Class A ordinary shares to U.S. investors) and the listing and trading of our Class A ordinary shares on Nasdaq in the context of this offering, given that:

•        the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

•        The CSRC already promulgated the New Overseas Listing Rules, which came into effect on March 31, 2023. The New Overseas Listing Rules will apply to overseas securities offerings and/or listings conducted by companies incorporated overseas which normally been treated as overseas special purpose vehicles with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies; and

•        Zhibao China was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules.

However, our PRC legal counsel, AllBright Law Offices, has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules or overseas offering approval. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters.

On February 17, 2023, the CSRC released the New Overseas Listing Rules, which came into effect on March 31, 2023. According to the New Overseas Listing Rules, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should complete the filing procedures with the CSRC; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities on an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application with either the SEC or Nasdaq for initial public offering and listing on an overseas market, such designated domestic operating entity of the issuer shall submit filings with the CSRC within three business days after such application is submitted.

On the same day, the CSRC also held a press conference for the release of the New Overseas Listing Rules and issued the Overseas Listing Notice. Under the Overseas Listing Notice, a company that (i) has already completed overseas listing or (ii) has already obtained the approval for the offering or listing from overseas securities regulators or exchanges but has not completed such offering or listing before effective date of the New Overseas Listing Rules and also completes the offering or listing before September 30, 2023 will be considered as an existing listed company and is not required to make any filing until it conducts a new offering in the future. For the company that has already submitted offering and listing applications but not yet obtained the approvals from overseas securities regulators or exchanges shall choose to make its filing with the CSRC at a reasonable time but before the completion of the offering/listing. For the company that has already obtained CSRC approval, which was substituted by the filing requirements upon the effectiveness of the Trial Measures, for overseas listing or offering can continue its process during the valid term of the CSRC approval without additional filing and it shall make the CSRC filing pursuant to the New Overseas Listing Rules if it does not complete the offering or listing before the expiration of the original approval from CSRC.

Based on the advice of our PRC counsel, AllBright Law Offices, as our PRC Subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2022 and 2023, and the key components of our operations are carried out in the PRC, this offering is considered an indirect offering and we are subject to the filing requirements for this offering under the Trial Measures, and this offering and our listing on Nasdaq are therefore contingent on our completion of the filing procedures with the CSRC under the New Overseas Listing Rules. Our PRC Subsidiaries, as represented by Shanghai Riying Law Firm in connection with the CSRC filing, made the initial CSRC filing with the CSRC on June 22, 2023. On October 19, 2023, the CSRC published a Filing Completion Notice on the CSRC’s official website, confirming that we have completed the filing procedures with the CSRC under the Trial Measures. Upon completion of the CSRC filing procedures, which was evidenced by the Filing Completion Notice, we have fulfilled the CSRC’s requirements regarding our overseas offering and listing under the Trial Measures. However, from the date of issuance of the Filing Completion Notice to the completion of this offering, if we experience any material or significant events that may cause (i) a major change to the main business or business license qualifications of the PRC Subsidiaries; (ii) a major change of control or equity structure; and (iii) a major adjustment to the offering and listing plan which includes but are not limited to changes of the listing place, possible changes of control after the adjustment of the offering plan, and increases in the proportion of shares to be issued, we shall update the filing documents with the CSRC within three business days. Additionally, upon completion of this offering, we shall report the offering information to the CSRC within 15 business days. If a violation of the foregoing and related regulations occurs, the CSRC may order rectification, issue warnings, and impose a fine between RMB 1 million and RMB 10 million on our PRC Subsidiaries, which could adversely and materially affect our business operations and financial outlook, and significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless. Additionally, if we do not obtain the permissions and approvals of the filing procedure for any subsequent offering in a timely manner under PRC laws and regulations, we may be subject to investigations by competent PRC regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or continue to list on a U.S. or other foreign exchange; however, (i) although we have completed the required procedures with the CSRC and the CRO, we may be required to obtain approval from any other PRC governmental authorities besides the CSRC and the CRO in future, such as the NFRA; (ii) if we were required to obtain approval from other PRC governmental authorities in the future but were failed to file or denied permission from the PRC authorities to follow-up offering or transaction governed by the Trial Measures, our ability to conduct our business may be materially impacted, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, the interest of the investors may be materially adversely affected and our Class A ordinary shares may significantly decrease in value or become worthless; and (iii) there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments or continue to list on a U.S. or other foreign exchange.

As of March 22, 2024, except for the filing with the CSRC and the cybersecurity review, and the licenses and permissions held by Zhibao’s PRC Subsidiaries under “Regulatory Permissions”, the Company believes it is not required to obtain permission or approval from any of the PRC state or local government and has not received any denial to list on the U.S. exchange. See “Business — Regulatory Permissions”. However, if any other filings, approval, review or other procedure is required, there is no assurance that we will be able to obtain such filings, approval or complete such review or other procedures timely or at all. For any approval or permission that we have received or may receive in future, it could nevertheless be revoked or cancelled, and the terms of its reissuance may impose restrictions on our operations and offerings relating to our securities. Besides, the New Overseas Listing Rules may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the New Overseas Listing Rules on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations.

As of the date of this prospectus, we believe, except for the New Overseas Listing Rules and Overseas Listing Notice and the Cybersecurity Review Measures (2021 version), no other relevant laws or regulations in the PRC explicitly require us to seek approval or permissions from any other PRC governmental authorities for our offering (including the sales of securities to foreign investors) and listing in the U.S., nor has our company, any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from any other PRC governmental authorities except that we received a verbal comment from CSRC on October 25, 2023 suggesting us to conduct a cybersecurity review with the CAC, done through CRO. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures (2021 version). We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CAC or other PRC regulatory authorities required for our operations and overseas listings, including this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. If it is determined in the future that the approval or permissions of any regulatory authority is required for our operations through our PRC Subsidiaries and this offering and we or our PRC Subsidiaries do not receive or maintain the approvals or permissions, or we or our PRC Subsidiaries inadvertently conclude that such approvals or permissions are not required, or applicable laws, regulations, or interpretations change such that we or our PRC Subsidiaries are required to obtain approvals or permissions in the future, we and our PRC Subsidiaries may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, limit our ability to pay dividends outside of mainland China, delay or restrict the repatriation of the proceeds from this offering into mainland China or take other actions prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council in August 2008 is triggered.

In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

To the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Zhibao is an offshore holding company with no material operations of its own, and conducts substantially all of its operations through its PRC Subsidiaries. As of the date of this prospectus, substantially all of our cash and assets are located in the PRC. As a holding company, Zhibao may rely on dividends and other distributions on equity paid by its PRC Subsidiaries for its cash and financing requirements. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. We are currently in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among Zhibao and our subsidiaries. Historically, one PRC operating entity provides financial support for other entities’ operations by inter-company loans and they have not experienced difficulties or limitations on their ability to transfer cash between themselves. Prior to our reorganization for purpose of our initial public offering, cash transfers among our PRC operating entities and their subsidiaries were generally approved by the management of the company providing the funds. After our reorganization, cash transfers among Zhibao and our subsidiaries of less than RMB1 million (US$0.14 million) must be reported to, reviewed and approved by the chief financial officer of the company initiating such cash transfers; cash transfers equal to or in excess of RMB1 million (US$0.14 million) must be approved by the Chief Executive Officer and the Chief Financial Officer of Zhibao. We believe that there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. However, to the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. As of the date of this prospectus, no transfers, dividends or other distributions have been made from our subsidiaries to Zhibao or our investors, and no transfers, loans, or capital contributions have been made from Zhibao to any of our subsidiaries or our investors.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of mainland China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of mainland China, and pay dividends in foreign currencies to our shareholders. Therefore, to the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Notwithstanding the foregoing, there can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer or distribute cash within our PRC Subsidiaries or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of mainland China and may adversely affect our business, financial condition and results of operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

Zhibao is an exempted company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China through our PRC Subsidiaries, and substantially all of our assets are located in China. In addition, our executive officers and certain directors are PRC nationals and reside within China for a significant portion of the time. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan and many other jurisdictions. As a result, it may not be possible for investors to serve process upon us or those persons in China, or to enforce against us or them in China, any judgments obtained from non-PRC jurisdictions. As a result, it may be difficult for you to effect service of process upon us or those persons inside China. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not reside in the United States or have substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

Furthermore, there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. We believe that foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. As a result, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of the United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC. Accordingly, without the consent of the competent PRC securities regulators or other relevant authorities, no entity or individual may provide any documents and materials relating to securities business activities to foreign entities or government agencies.

The tension in international trade and rising political tension, particularly between U.S. and China, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, as we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the insurance industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

Within our direct holding structure, substantial uncertainties exist with respect to the requirement of National Financial Regulatory Administration and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The China Banking and Insurance Regulatory Commission(“CBRIC”), which was replaced by the National Financial Regulatory Administration on May 18, 2023, published the Notice on Clarifying Relevant Measures for the Opening-up of the Insurance Intermediary Market on December 3, 2021, which provides that overseas insurance brokerage companies with actual business experience and in compliance with the relevant provisions of the CBIRC are allowed to invest in and establish insurance brokerage companies in China to engage in insurance brokerage business. However, insurance brokage business is not a foreign restricted or forbidden business provided by the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version). So, according to our PRC counsel, AllBright’s consultation with the CBRIC, only when a shareholder whose beneficiary owner is not a PRC citizen holding exceeds 25% total shares of the Company, such shareholder shall be an overseas insurance brokerage company with actual business experience and in compliance with the relevant provisions of the CBIRC.

However, because these laws, regulations and standards are subject to varying interpretations, there remain substantial uncertainties as to whether and what standards will be imposed on a PRC insurance brokerage company with respect to its foreign investors. For example, it is unclear as to whether the approval requirement with the NFRA will apply to our PRC Subsidiaries engaged in insurance brokerage once such business is regarded as foreign restricted or otherwise our corporate structure might be considered as not incompliance with the relevant requirement of the NFRA regarding foreign investment restriction. If so, we and/or our PRC Subsidiaries may be required to obtain an approval to carry out our business in China or we and/or our PRC Subsidiaries may be required to relinquish relevant licenses pertaining to restricted businesses. Should the insurance brokerage become subject to foreign investment restrictions, the viability of our current corporate structure, corporate governance and business operations may be materially impacted in many aspects.

We are subject to risks relating to the leased properties of our PRC Subsidiaries.

Our PRC Subsidiaries lease real properties for our offices in China, and as of the date of this prospectus, our PRC Subsidiaries have a total of 25 lease agreements for these leased properties that have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, our PRC Subsidiaries may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, our PRC Subsidiaries may be subject to fines imposed by PRC government authorities ranging from RMB1,000 (approximately $155) and RMB10,000 (approximately $1,553) for each lease agreement that has not been registered with the relevant PRC governmental authorities.

The ownership certificates or other similar proof of the leased properties have not been provided to our PRC Subsidiaries by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to our PRC Subsidiaries. If the lessors are not entitled to lease the real properties to our PRC Subsidiaries and the owners of such real properties decline to ratify the lease agreements between our PRC Subsidiaries and the respective lessors, our PRC Subsidiaries may not be able to enforce their rights to lease such properties under the respective lease agreements against the owners. As of the date of this Prospectus, we and our PRC Subsidiaries are not aware of any claim or challenge brought by any third parties concerning the use of the leased properties without obtaining proper ownership proof. If the lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, our PRC Subsidiaries could be required to vacate the properties, in the event of which our PRC Subsidiaries could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if our PRC Subsidiaries are unable to relocate our offices in a timely manner, our operations may be interrupted.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of the PRC subsidiaries’ employees up to a maximum amount specified by the local government from time to time at locations where the PRC subsidiaries operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment.

As of the date of this prospectus, although the PRC subsidiaries did not fully comply with the relevant requirements and have not made adequate contributions to various employee benefit plans in the history, they did not receive any notification from the competent PRC government for penalties in connection with such noncompliance. Over the past years, the PRC subsidiaries have not been making social payments for certain of their sales teams, while the applicable PRC laws and regulations on employee benefits stipulate that employers shall be responsible for making payments based on the actual wage paid to employees. With respect to the underpaid employee benefits, the PRC subsidiaries may be required to make up the contributions for these plans as well as to pay late fees and fines. With respect to the under-withheld individual income tax, the PRC subsidiaries may be required to make up sufficient withholding and pay late fees and fines. For example, an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of up to 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue. If there is a failure to pay the full amount of housing provident fund as required, the housing provident fund management center may require payment of the outstanding amount within a prescribed period. If the payment is not made within such time limit, an application may be made to the PRC courts for compulsory enforcement. If the PRC subsidiaries are subject to late fees or fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected. The PRC subsidiaries may also be subject to regulatory investigations and other penalties if their other employment practices are deemed to be in violation of relevant PRC laws and regulations.

Risks Related to Our Business and Industry

In the following discussion of risks related to our business and industry, unless otherwise provided, “we,” “us,” “our,” or “ourselves” refer to Zhibao’s PRC Subsidiaries or Zhibao China Group.

We primarily operate in the digital insurance brokerage service industry in China, which is emerging, rapidly evolving, and competitive. As a result, predicting our prospects is challenging and our historical operating and financial results may not necessarily predict our future performance.

We operate in China’s digital insurance brokerage service industry, which is emerging, rapidly evolving, and fiercely competitive. Due to the relatively new nature, business models continue to evolve, and the regulatory framework governing the industry is also developing and may remain uncertain in the near future. As our business grows and in response to evolving end customers/B channels’ needs and market competition, we will continue to introduce new insurance solutions and services, optimize existing ones, and adjust our business model as needed. However, significant changes to our business model may not yield the anticipated results and could have an adverse impact on our financial condition and results of operations.

As a result, it is challenging to predict our future prospects accurately. If we fail to educate our B channels and end customers on the value of our insurance solutions and services, fail to meet the needs of our target market, or if the market for our offerings does not develop as expected, our business and results of operations may suffer.

We are dependent on key insurance companies on the supply of insurance products to our end customers, the loss of which could adversely affect our business, financial condition and results of operations.

We are dependent on key insurance company on the supply of insurance products to our end customers. For the fiscal years ended June 30, 2022 and 2023, one key insurance company accounted for approximately 14.4% and 11.7%, respectively, of our revenues. One of our PRC Subsidiaries, Zhibao China, has over three years of partnership with such company since January 2020, and we believe that Zhibao China has established a stable and healthy partnership with such company and expect to partner with such company on a long term. See “Business — Insurance Companies” and “Business — Material Contracts”.

Our ability to maintain close relationships with these major insurance companies is essential to the growth and profitability of our business. However, a major insurance company in one year may not provide the same level of revenues for us in any subsequent year. The services we provide to insurance companies, and the revenues so generated from those services, may decline or vary over time. In addition, our reliance on any individual insurance company for a significant portion of our revenues may give that insurance company a certain degree of pricing leverage against us when negotiating contracts and terms of service. A number of factors other than our performance could cause the loss of or reduction in business or revenues from an insurance company, and these factors are not predictable. These factors may include organization restructuring, pricing pressure, changes to its strategy, or switching to another services provider. The loss of cooperation with any of major insurance companies could adversely affect our financial condition and results of operations.

We are dependent on our B channels to reach end customers. Failure to acquire new B channels or retain existing B channels in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

Our B channels are indispensable to our business operations by allowing our PaaS to be embedded in their customer engagement matrix, including their websites, App, Wechat Mini Programs, Douyin (the Chinese equivalent of TikTok) and other social media accounts, which provide us with a stable and reliable end customer base. As of the date of this prospectus, we have established business cooperation with more than 1,000 business channels, through which we have acquired more than 1 million end customers.

Our ability to cost-effectively attract and secure new B channels and retain and maintain existing B channels, is crucial to driving our business growth and expansion, thus indirectly achieving profitability. Although our B channels do not directly generate any revenues for us, they are essential to our business as they provide us unique opportunities to reach and serve the end customers. There can be no assurance that new B channels will stay with us. In addition, if the existing B channels no longer find our PaaS or services appealing, or if our competitors offer more attractive services or better customer services, our existing B channels may lose interest in us or even cease to transact with us. Any adverse changes to our relationships with B channels could have a material adverse effect on our image, brand and reputation, as well as on our business, financial condition and results of operations. If we are unable to retain our existing B channels or to acquire new B channels in a cost-effective manner, our business and results of operations will be adversely affected.

Our PRC subsidiary, namely Zhibao China, significantly relies on a third party (“MGU Partner”), its subsidiaries, affiliates, successors and assigns to conduct MGU services. Failure to comply with the relevant laws and regulations with regard to the MGU services will adversely and materially affect our business, financial conditions and results of operations.

According to the Regulatory Provision on Insurance Agents, which was published on November 12, 2020 and effective on January 1, 2021, a specialized insurance agency or a corporate sideline insurance agency engaging in insurance agency business in the PRC shall satisfy the criteria stipulated by the insurance regulatory authority under the State Council and obtain the relevant insurance agency business permit. The subsidiary of our MGU Partner, is qualified to carry out insurance agency business with an insurance agency business permit and we rely on our MGU Partner, its subsidiaries, affiliates, successors and assigns to carry out our MGU business. However, we cannot assure you that such business model is stable and the entering-into and performance of the contracts with such MGU Partner, its subsidiaries, affiliates, successors and assigns for MGU services are compliant with relevant PRC laws and regulations. Furthermore, we also cannot assure you that such MGU Partner, its subsidiaries, affiliates, successors and assigns engaged in the MGU services will be able to maintain and renew all licenses, permits and approvals necessary for their operations or comply with all applicable laws and regulations.

As the date of this Prospectus, Zhibao China, as well as the MGU Partner, its subsidiaries, affiliates, successors and assigns has not been subject to any notice, fines or other penalties from competent government authorities or claims or allegations of its clients related to the above-mentioned business. If our MGU business is considered as non-compliance by any government authorities, we will terminate such business timely under which circumstance, we might be subject to administrative penalties and contractual liabilities owed to its clients and our business, financial condition and results of operations could be materially and adversely affected.

If we fail to accelerate expansion of 2B2C business to drive growth in our 2C business, our business and results of operations could be adversely affected.

Our future growth depends on our ability to sustain the expansion of our 2B2C business and convert the end customers secured through our 2B2C business into our direct customers, or 2C business. With our strong position as a first mover in the 2B2C embedded insurance brokerage market, we aim to further broaden our B channel base through enhanced collaborations with insurance companies, other insurance brokerage companies, and technology firms with resources to B channels. We also plan to convert end customers secured through our 2B2C model into direct customers and fuel growth in our 2C business. To achieve these goals, we will employ two strategies. First, we will offer personalized insurance consultations to end customers through multiple channels, including, among others, WeChat Mini Program, phone, or face-to-face meetings. Our aim is to steer their attention towards comprehensive family security plans, leading to long-term insurance commitments with us. Second, we will provide targeted consulting services to guide end customers towards suitable insurance options and facilitate short-term policy conversions. However, our offerings may not always meet the needs of those potential or existing end customers. If they cannot find desirable insurance options at competitive prices and terms, or if their experience with us is unsatisfactory, they may lose trust and terminate their commitments. In such a scenario, they may switch to other platforms, which could significantly impact our business, financial condition, and results of operations.

The innovative insurance technology and infrastructure we use to optimize our insurance solutions requires continuous developments and upgrades. We cannot assure you that these technologies will fully support our business.

We regard insurance technology and infrastructure as critical to our ability to optimize our insurance solutions provided to our B channels and end customers. We have invested substantial resources in developing the sophisticated and innovative technology systems that we use for optimizing our insurance solutions on our PaaS. We will continually strive to improve and expand, upgrade and update our insurance solutions through our research and development and technology innovations in order to deliver innovative and comprehensive new, updated or upgraded insurance solutions to meet the evolving needs of our B channels and end customers. Our aim is to subdivide solutions across various scenarios, and ultimately infiltrate every aspect of the end customers’ daily life, delivering unparalleled service to our B channels and end customers. To achieve such, we are dedicated to expanding our investment in our insurance technology infrastructure, for which we plan to use a portion of the proceeds from this offering for research and development of new technologies and existing technology upgrade or updates. However, there is no assurance that we will be able to keep up with technological improvements or that the technology developed by others will not render our solutions less competitive or attractive.

If we are unable to attract, incentivize and retain talented professionals, our business, financial condition and results of operations may be affected.

We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. To maintain and improve our competitive advantage in the market, we intend to implement several initiatives to retain and attract more mid- to high-level personnel. These include formulating a market-oriented compensation structure for our employees and implementing a standardized multi-level performance review mechanism. However, the competition for talented professionals with expertise in insurance, sales and marketing, and technology is fierce in China. Moreover, we invest significant time and resources in training our employees, which increases their value to competitors who may attempt to recruit them. Failure to retain our employees could result in significant expenses in hiring and training new employees. Moreover, our ability to serve customers and business channels could suffer, leading to an adverse impact on our business, financial condition, and results of operations.

The regulation on the requirement of a company to make a filing on internet information service in China is subject to interpretation, and our operation of digital insurance broker services could be harmed if we are deemed to have violated applicable laws and regulations.

The interpretation and application of existing Chinese laws and regulations, the stated positions of the main governing authority, the MIIT, and the possibility of adopting new laws or regulations have created significant uncertainties regarding the legality of the businesses and activities of the PRC companies with internet operations. In particular, according to the Internet Information Services Administrative Measures promulgated by the State Council on September 25, 2000, the activities of Internet content providers are regulated by various PRC governmental authorities depending on the specific activities conducted by the Internet content provider.

Our processing of policyholder information and completing insurance transactions through our platform in real time might fall into the category of “B21 Online Data Processing and Transaction Processing Business” in the “Telecommunications Business Classification Catalog (2015 Edition)” promulgated by the Ministry of Industry and Information Technology on June 6, 2019, for which a value-added telecommunications business license must be obtained in accordance with the “Regulations of the People’s Republic of China on Telecommunications” promulgated by the State Council on February 6, 2016 and the “Internet Information Service Management Measures” promulgated by the State Council on January 8, 2011.

Given the “Measures for the Regulation of Internet Insurance Business” promulgated by the CBIRC on December 7, 2020 only requires Internet insurance institutions to complete the Internet information service filing procedures with the Internet industry management department for self-operated network platforms, whether our failure to obtain a value-added telecommunications business operation license constitutes a violation is subject to interpretation. If we are deemed to be required to obtain value-added telecommunications business operation license and, therefore, found to be in violation of the law, we might be subject to confiscation of illegal gains, penalties, suspension of certain types of services, or orders to shut down relevant websites. Such consequences could negatively impact our net revenues and results of operations.

Our operating history may not be indicative of our future growth or financial results, and we may not be able to sustain our historical growth rates.

Our operating history may not be indicative of our future growth or financial results. There is no assurance that we will be able to grow our revenues in future periods. Our growth rates may decline for any number of possible reasons, and some of them are beyond our control, including decreasing customer demand, increasing competition, declining growth of the insurance industry in general, or changes in government policies or general economic conditions. We will continue to expand our sales network, and upgrade, update, renovate our insurance resolutions to bring greater convenience to our B channels and end customers and to increase our B channels/end customer base and volume of sales on our PaaS.

However, the execution of our expansion plan is subject to uncertainty and the sales may not grow at the rate we expect for the reasons stated above. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected and the market price of our Class A ordinary shares could decline.

We may encounter difficulties expanding into new businesses or industries, which may affect adversely our results of operations and financial condition.

We may encounter difficulties and face risks in connection with our expansion into new businesses or industries. We cannot assure you that our expansion into new businesses will be successful, as we may have limited experience in such industries. We cannot assure you that we will be able to generate sufficient profits to justify the costs of expanding into new businesses or industries. Any new business in which we invest or which we intend to develop may require our additional capital investment, R&D efforts, as well as our management’s attention. If such new business does not progress as planned, our results of operations and financial condition may be affected adversely.

We may be subject to legal or other proceedings in the ordinary course of our business. If the outcome of these proceedings are adverse to us, they could have a material adverse effect on our business, financial condition and results of operations.

During the ordinary course of our business operations, we may be involved in legal disputes or regulatory and other proceedings relating to, including but not limited to, contractual disputes, product liability claims and employees’ claims. Especially, for contractual disputes, we cannot assure you that the venue and governing law agreed in relevant contracts are always favorable to us. Any such legal disputes or proceedings may subject us to substantial liabilities and may have a material and adverse effect on our reputation, business, financial condition and results of operations. Among those proceedings, some of them may be relating to our products or services or complaints from third parties.

If we become involved in material or protracted legal proceedings or other legal disputes in the future, we may incur substantial legal expenses and our management may need to devote significant time and attention to handle such proceedings and disputes, thereby diverting their attention from our business operations. In addition, the outcome of such proceedings or disputes may be uncertain and could result in settlement or outcomes which may adversely affect our business, financial condition and results of operations.

We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.

We generate, collect, store and process a large amount of personal, transactional, statistical and behavioral data, including certain personal and other sensitive data from our end customers, including names, identity card numbers, telephone numbers, correspondence addresses, and payment or transaction related information. We face risks inherent in handling large volumes of data and in securing and protecting such data. In particular, we face a number of data-related challenges related to our business operations, including: (i) protecting the data in and hosted on our system and servers, including against attacks on our system and cloud servers by external parties or fraudulent behavior by our employees; (ii) addressing concerns related to privacy and sharing, safety, security and other factors; and (iii) complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Although we have taken steps to protect such data, technology renovations or updates, increased level of expertise of hackers, new discoveries in the field of cryptography or others could still result in breach of the security measures that we use. On December 28, 2012, SCNPC promulgated the Decision to Strengthen the Protection of Internet Information, or the Information Protection Decision, to strengthen the protection of personal information on the internet. The Information Protection Decision provides that internet content providers must expressly inform their users of the purpose, manner to collect and use the users’ personal information and the scope of the information to be collected and used by the provider. As of the date of this prospectus, we have not experienced any material breach of our cybersecurity system or measures. As techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or wilful security breaches or other unauthorized access to our system and cloud servers could cause confidential information to be accessed, stolen and used for illegal or unauthorized purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with end customers, B channels, and other business partners could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

In addition, PRC government authorities have enacted a series of laws and regulations in regard of the protection of personal information, under which telecommunication business operators, internet service providers and other value chain operators are required to comply with the principles of legality, justification and necessity, to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain the consent of customers, and to keep collected personal information confidential, as well as to establish customer information protection system with appropriate remedial measures. On November 7, 2016, the SCNPC promulgated the PRC Cybersecurity Law, which took effect on June 1, 2017. Pursuant to the Cybersecurity Law, any individual or organization using the network must comply with the constitution and the applicable laws, follow the public order and respect social moralities; and must not endanger cybersecurity, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. The PRC Cybersecurity Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers”, including, among others, complying with a series of requirements of graded cybersecurity protection systems; verifying users’ real identity; localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the PRC; and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes. Significant capital, managerial and human resources are required to comply with legal requirements, enhance information security and to address any issues caused by security failures. However, there is uncertainty as to the interpretation and application of such laws which may be interpreted and applied in a manner inconsistent with our current policies and practices or require changes to the features of our system. We cannot assure you that our existing information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, protect our systems or to comply with the then applicable laws and regulations, we may incur additional costs and liability and our reputation, business and operations might be adversely affected. In addition, complying with various laws and regulations may cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business.

We are currently taking compliance measures to ensure that we obtain consent from our end customers to use their information within the scope of authorization, and we have taken technical measures to ensure the security of such information and prevent the information from being divulged, damaged or lost. However, since the Cybersecurity Law and relevant regulations, rules and measures are relatively new, there are uncertainties as to the interpretation and application of these laws and regulations, and it is possible that our data protection practices are or will be inconsistent with regulatory requirements. Any violation of the provisions and requirements under the Cybersecurity Law and other relevant regulations, rules and measures may subject us to warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, shutting down of websites or even criminal liabilities. Complying with such requirements could cause us to incur substantial expenses or to alter or change our practice in a manner that could harm our business. Any systems failure or security breach or lapse that results in the unauthorized release of our customer data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability. Furthermore, end customers may have concerns about our practices with regard to the collection, use, disclosure, or security of personal information or other privacy related matters, and any negative publicity on our information safety or privacy protection mechanism and policy, even if unfounded, could damage our reputation and brand and adversely affect our business and results of operations.

We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

We are or may become subject to a variety of laws and regulations in China, the United States and other jurisdictions where we operate our business regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other customer data in different jurisdictions. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

In February 2022, the Russian Federation commenced a military invasion of Ukraine, and as a result, the United States, the European Union, the United Kingdom and other jurisdictions have imposed sanctions on certain Russian and Ukrainian persons and entities, including certain Russian banks, energy companies and defense companies, and have imposed restrictions on exports of various items to Russian and certain regions of Ukraine (including the self-proclaimed Donetsk People’s Republic and Luhansk People’s Republic and Crimea). Moreover, on February 22, 2022, the Office of Foreign Assets Control of the United States issued sanctions aimed at limiting Russia’s ability to raise funds through sovereign debt. These geopolitical issues have resulted in increasing global tensions and create uncertainty for global commerce. Any or all of these factors could negatively affect demand for our products and our business, financial condition and result of operations even though we do not conduct any business in Russia or Ukraine.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

Our ability to protect the confidential information of our customers may be adversely affected by cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions.

We collect, store, and process certain personal and other sensitive data from our customers, which makes us an attractive target and potentially vulnerable to cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to mitigate the cyberattack risks and protect the confidential information that we have access to, including but not limited to installation and periodical updates of antivirus software and backup of information on our computer systems, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any cybersecurity incident, accidental or willful security breaches or other unauthorized access to our systems could cause confidential information to be stolen and used for criminal purposes. Cybersecurity incidents, security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with our customers could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

Meanwhile, if we fail to protect confidential information, we may be involved in various claims and litigations raised for privacy or other damages. Such claims and litigations will take a lot of time and resources to defend and we cannot assure you these claims or litigations will result in a favorable outcome. In February 2022, the Russian Federation commenced a military invasion of Ukraine, and Russian actions with respect to Ukraine have resulted in certain broad sanctions being imposed by the United States, the European Union, the United Kingdom and other international authorities. We cannot predict the impact of Russian actions in Ukraine or the reaction to such actions by the United States, the European Union, the United Kingdom or other international authorities. We cannot predict the impact of Russian actions in Ukraine or the reaction to such actions by the United States, the European Union, the United Kingdom or other international authorities. In connection with the aforesaid military invasion, cybersecurity experts anticipate a meaningful increase in cyberattack and cybercrime activity in connection with the Russian invasion of Ukraine around the globe. However, as of the date of this prospectus, there is no new or heightened risk of potential cyberattacks on the Company by state actors or others since Russia’s invasion of Ukraine.

The successful operation of our business depends upon the performance and reliability of the internet infrastructure in China.

Our business depends on the performance and reliability of the internet infrastructure in China. Almost all access to the internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. In addition, the national networks in China are connected to the internet through state-owned international gateways, which are the only channels through which a domestic Chinese user can connect to the internet outside of China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s internet infrastructure. In addition, the internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our APP and our website. We have no control over the costs of the services provided by the national telecommunications operators. If the prices that we pay for telecommunications and internet services rise significantly, our gross margins could be adversely affected. In addition, if internet access fees or other charges to internet users increase, our user traffic may decrease, which in turn may significantly decrease our revenues.

Part of our services could be disrupted by network interruptions.

Part of our services depends on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our computer hardware and our cloud computing services is currently located in China. Although we have prepared for contingencies through redundancy measures and disaster recovery plans, such preparation may not be sufficient and we do not carry business interruption insurance. Despite any precautions we may take, the occurrence of a natural disaster, such as an earthquake, flood or fire, or other unanticipated problems at our facilities in China, including power outages, telecommunications delays or failures, break-ins to our systems or computer viruses, could result in delays or interruptions to our APP and website, loss of our and customers’ data and business interruption for us and our customers. Any of these events could damage our reputation, significantly disrupt our operations and subject us to liability, which could materially and adversely affect our business, financial condition and results of operations.

Infringement of our intellectual property right by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations.

We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also have confidentiality arrangements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

Intellectual property protection may not be sufficient in China or other countries. Confidentiality agreements may be breached by counterparties, we may not be able to enforce these agreements and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. Policing any unauthorized use of our intellectual property is difficult, time-consuming, and costly, and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Furthermore, we may be subject to the risks of losing our intellectual property rights or the intellectual property rights licensed from other third-parties due to several reasons. Certain intellectual property rights, such as trademarks, are subject to a limited period of time. Upon the expiry of such period of time, others may freely use such intellectual properties without any license or charges, which may impose competitive harm to us and in turn adversely affect our business and prospects. The intellectual property rights that we currently have may also be revoked, invalidated or deprived by regulatory authorities as a result of intellectual property claims or challenges successfully raised by third parties. We may also rely on certain intellectual property rights licensed from other third parties. There can be no guarantee that we will be able to maintain such licenses at all times or renew such licenses upon expiry. Moreover, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims from third parties, which may be expensive to defend with no assurance of success and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademark, copyrights or other intellectual property rights held by third parties. We may, and from time to time in the future be, subject to legal proceedings and claims relating to the intellectual property rights of others. There could also be existing trademarks or other intellectual property of which we are not aware that we may infringe. While we do not know of any intellectual property rights on which our products or our business infringe, we cannot assure you that holders of trademark or other intellectual property rights purportedly relating to some aspect of our technology or business, would not seek to enforce such intellectual property rights against us or that they will not be successful in any such enforcement action. If an action is commenced in China, the application and interpretation of China’s intellectual property laws and the procedures and standards for granting and protecting intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis or be consistent with a decision in the United States. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or damages or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage and motivate our workforce and manage our relationships with our B channels and end customers. All of these endeavors involve risks and will require substantial management effort and significant additional expenditures. We may not be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

The wide variety of payment methods that we accept subjects us to third-party payment processing-related risks.

We accept payments from customers in China through a variety of methods, including bank transfers, online payments (Alipay, WeChat Pay and other major payments), debit cards and credit cards issued by banks in China. We may be subject to fraud and other illegal activities in connection with the payment methods we accept. In addition, we are subject to rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept online payments (Alipay, WeChat Pay and other major payments), debit card or credit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected. Further, to the extent that payment is made to us in China, we will have to comply with PRC banking regulations as to making payments in China.

Our success depends on our ability to retain our core management team and other key personnel.

Our performance depends on the continued service and performance of our directors and senior management as they are expected to play an important role in guiding the implementation of our business strategies and future plans. The loss of the services of one or more of our core management team members could impede implementation of our business plan and result in reduced profitability. For example, Our founder and Chief Executive Officer, Mr. Botao Ma has accumulated more than 30 years of management experience in insurance industry. Our Chief Financial Officer, Mr. Yuanwen Xia, has more than 15 years of experience in PwC and investment sector. Our Chief Operating Officer, Mr. Xiao Luo has more than 15 years of experience in insurance brokerage business. Our Chief Technical Officer, Mr. Yugang Wang, has more than 20 years of digital technology and management experience in the insurance industry. If any of our core management team members were to terminate his or her employment with us, there can be no assurance that we would be able to find suitable replacements in a timely manner, at acceptable cost or at all. The loss of services of core management team members or the inability to identify, hire, train and retain other qualified and managerial personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

As we continue to experience growth, we believe our success depends on the efforts and talents of our employees, including management team, sales team and R&D personnel. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve customers could diminish, resulting in a material adverse effect on our business.

Our business, financial condition and results of operations may be adversely affected by an economic downturn.

Because our sales may depend on customers’ levels of disposable income, perceived job prospects and willingness to spend, our business and prospects may be affected by global economic conditions. The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and is continuously facing new challenges, including the escalation of the European sovereign debt crisis since 2011 and the slowdown of the Chinese economy since 2012. The economic conditions in the markets in which our products are sold are sensitive to both global economic conditions, and the particular changes in each country’s economic and political policies and its expected or perceived overall economic growth rate. A decline in the economic prospects in the mechanics and other industries could alter current or prospective customers’ spending priorities. Therefore, a slowdown in China’s economy or the global economy may lead to a reduction in demand for our products, which could materially and adversely affect our financial condition and results of operations.

Zhibao has identified a material weakness in its internal controls over financial reporting. If Zhibao does not adequately remediate this material weakness, or if it experiences additional material weaknesses in the future or otherwise fails to maintain effective internal controls, it may not be able to accurately or timely report its financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in Zhibao and the market price of its shares.

Prior to this offering, Zhibao was a private company and was never required to evaluate its internal control within a specified period, and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner. Its management has not completed assessment of the effectiveness of its internal control over U.S. GAAP financial reporting, and its independent registered public accounting firm has not conducted an audit of the effectiveness of its internal control over financial reporting. However, in the course of preparing and auditing its consolidated financial statements for the fiscal years ended June 30, 2022 and 2023 included in this prospectus, it respectively identified one material weakness in its internal control over financial reporting as of June 30, 2023. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim consolidated financial statements may not be prevented or detected on a timely basis.

The material weakness identified included insufficient number of personnel with an appropriate level of U.S. GAAP knowledge and experience and ongoing training in the application of U.S. GAAP commensurate with its financial reporting requirements. Neither Zhibao nor its independent registered public accounting firm undertook a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in its internal control over financial reporting. Zhibao is required to do so only after it becomes a public company and it is exempt from the auditor attestation requirements as long as it is an emerging growth company. Had it performed a formal assessment of its internal control over financial reporting or had its independent registered public accounting firm performed an audit of the effectiveness of its internal control over financial reporting, additional material weaknesses may have been identified.

Following the identification of the material weakness and control deficiencies, Zhibao has taken some remedial measures including hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen its financial reporting function and to set up a financial and system control framework. Zhibao will continue to take additional measures to remediate the material weakness, including (i) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for its accounting and financial reporting personnel; and (ii) appointing independent directors, establishing an audit committee, and strengthening corporate governance, which will be completed at the time of effectiveness of the registration statement for this offering of which this prospectus forms a part. However, the implementation of these measures may not fully address the material weakness in its internal control over financial reporting. Zhibao’s failure to correct the material weakness or its failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in its financial statements and could also impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, Zhibao’s business, financial condition, results of operations and prospects, as well as the trading price of its Class A ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders its ability to prevent fraud.

Upon the completion of this offering, Zhibao will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002 and an emerging growth company exempted from certain internal control reporting requirement. Section 404 of the Sarbanes-Oxley Act of 2002 will require that it includes a report of management on its internal control over financial reporting in its annual report in its second annual report on Form 20-F after becoming a public company. In addition, once Zhibao ceases to be an “emerging growth company” as such term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Zhibao’s management may conclude that its internal control over financial reporting is not effective. Moreover, even if Zhibao’s management concludes that its internal control over financial reporting is effective, its independent registered public accounting firm, after conducting the independent audit testing, may issue a report that is qualified if the accounting firm is not satisfied with Zhibao’s internal controls or the level at which Zhibao’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Zhibao. In addition, after Zhibao becomes a public company, its reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. It may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing Zhibao’s internal control procedures, in order to satisfy the requirements of Section 404, it may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if it fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, it may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. If it fails to achieve and maintain an effective internal control environment, it could suffer material misstatements in its financial statements and fail to meet its reporting obligations, which would likely cause investors to lose confidence in its reported financial information. This could in turn limit its access to capital markets, harm its results of operations, and lead to a decline in the trading price of its shares.

Additionally, ineffective internal control over financial reporting could expose Zhibao and its PRC Subsidiaries to increased risk of fraud or misuse of corporate assets and subject Zhibao to potential delisting from the stock exchange on which it lists, regulatory investigations and civil or criminal sanctions. It may also be required to restate its consolidated financial statements from prior periods.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash resources due to future growth and development of our business, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets and PRC governmental regulations over foreign investment in the PRC. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

The ongoing COVID-19 may have an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.

The World Health Organization (“WHO”) labelled the coronavirus a pandemic on March 11, 2020, after the disease spread globally. Given the high public health risks associated with the disease, governments around the globe have imposed various degrees of travel and gathering restrictions, temporary closure of businesses and other quarantine measures.

In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous variants of the virus. As a result, a new round of lockdown, quarantines or travel restrictions has been imposed to date upon different provinces or cities in China by the relevant local government authorities.

We temporarily closed our Shanghai office and suspended our offline marketing activities from April 1 to June 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. All marketing activities in Shanghai were accordingly changed to online meetings. Starting from June 1, 2022, as the quarantine in Shanghai was lifted, we reopened our Shanghai office and resumed our offline marketing activities.

Notwithstanding the foregoing, the lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our business development and offline activities in Shanghai were restricted in the lockdown period. In December 2022, China lifted most of its travel restrictions and quarantine requirements nationwide, and there were surges of cases in many cities in the fourth quarter of 2022, which did not cause material disruption to our operations. However, there remains uncertainty as to the future impact of the virus, especially in light of this change in policy. By implementing various management strategies, such as switching to online working mode, implementing cost by reducing rent costs, freezing recruitment, and adjusting salary structure, and strengthening cash flow management by collecting receivables, negotiating deferred payments and minimizing spending, we navigated the challenges posed by COVID-19 and still achieved growth in revenue and profits in 2022.

Furthermore, the overall impact of COVID-19 on our business has not been significant. As we primarily offer digital insurance services through our PRC Subsidiaries, our operations have not been directly impacted by the offline lockdowns caused by the COVID-19 pandemic. Instead, due to offline closures and increased awareness of insurance, it has driven a shift in customer behavior towards online transactions. For the fiscal years ended June 30, 2022 and 2023, COVID-19 did not have a material impact on our financial positions and operating results. Our revenue reached approximately RMB 142.1 million (US$19.6 million) for the fiscal year ended June 30, 2023, representing an increase of approximately RMB 33.9 million (US$4.7 million), or 31%, from approximately RMB 108.2 million (US$16.2 million) for the fiscal year ended June 30, 2022.

On May 5, 2023, WHO declared that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern. However, the duration and intensity of disruptions resulting from the COVID-19 is still uncertain. The degree to which the COVID-19 ultimately impacts our business and results of operations will depend on future developments beyond our control, including the severity of the COVID-19, the extent of actions to contain or treat the virus, how quickly and to what extent normal economic and operating conditions can resume, and the severity and duration of the Chinese economic downturn that results from the COVID-19.

COVID-19 has had a global economic impact on the financial markets. The global spread of COVID-19 may result in global economic distress, and the extent to which it may affect our results of operations is highly uncertain and cannot be predicted. We cannot assure you that the COVID-19 can be eliminated or contained in the near future, or at all, or a similar outbreak will not occur again. If the COVID-19 and the resulting disruption to our business were to extend over a prolonged period, it could materially and adversely affect our business, financial condition, and results of operations.

Other global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of products and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our operating efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We are also vulnerable to natural disasters and other calamities. We cannot assure you that we are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of our internet system as well as adversely affect our business, financial condition, and results of operations.

Zhibao is a Cayman Islands exempted company, and will rely on dividends paid by its PRC Subsidiaries for its cash needs and financing. Any limitation on the ability of its PRC Subsidiaries to make dividend payments to Zhibao, or any tax implications of making dividend payments to Zhibao, could limit our ability to pay Zhibao’s expenses or pay dividends to holders of Zhibao’s ordinary shares.

Zhibao is a holding company and conducts substantially all of its business through its PRC Subsidiaries. Zhibao may rely on dividends to be paid by its WFOE to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders, to service any debt it may incur and to pay it operating expenses. Zhibao’s PRC Subsidiaries generate and retain cash generated from operating activities and re-invest it in their business. If WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to Zhibao.

Under PRC laws and regulations, WFOE may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, WFOE is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

WFOE generates primarily all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of WFOE to use its Renminbi revenues to pay dividends to Zhibao. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by the SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of WFOE to pay dividends or make other kinds of payments to Zhibao could materially and adversely limit its ability to grow, make investments or acquisitions that could be beneficial to its business, pay dividends, or otherwise fund and conduct its business.

Risks Related to Offering and Ownership of Class A Ordinary Shares

There is no active trading market for our Class A ordinary shares and there can be no assurance any market will develop or that the trading price will not decline below the price paid by investors.

Our Class A ordinary shares have been approved for listing on the Nasdaq under the symbol “ZBAO.” Prior to the completion of this offering, there has been no public market for our Class A ordinary shares, and we cannot assure you that a liquid public market for our Class A ordinary shares will develop. If an active public market for our Class A ordinary shares does not develop following the completion of this offering, the market price and liquidity of our Class A ordinary shares may be materially and adversely affected. The initial public offering price for our Class A ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Class A ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their Class A ordinary shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on

Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

Our Chairman of the board of directors and Chief Executive Officer, Mr. Botao Ma, beneficially owns 16,579,977 Class B ordinary shares, representing approximately 94.47% of the voting power of our outstanding share capital immediately after the completion of this offering, assuming that he does not purchase any Class A ordinary shares in this offering and that the underwriters do not exercise their over-allotment option, and will have significant influence over all corporate matters for which shareholder approval is required.

We have a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and our Class B ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by our shareholders. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to twenty votes on all matters subject to vote at our general meetings. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by the holder of such Class B ordinary share to any person who is not an affiliate of such shareholder, such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share.

Upon the closing of this offering, Mr. Botao Ma, our Chairman of the board of directors and our Chief Executive Officer beneficially holding 16,579,977 Class B ordinary shares, will be able to exercise approximately 94.47% of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming that he does not purchase any Class A ordinary shares in this offering and that the underwriters do not exercise its option to purchase additional Class A ordinary shares. Mr. Ma could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where his interests are aligned, he will also have the power to prevent or cause a change in control. Without the consent of Mr. Ma, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Mr. Ma could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. Ma may differ from the interests of our other shareholders. The concentrated voting power owned by Mr. Ma may cause a material decline in the value of our Class A ordinary shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located primarily in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performance of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•        regulatory developments affecting us or our industry;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        conditions in the market for intermediary services;

•        announcements by us or our competitors of new product and/or service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•        additions to or departures of our senior management;

•        fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding shares;

•        negative publicity regarding Chinese listed companies;

•        Political or legal actions taken or restrictions imposed by the government in China; and

•        sales or perceived potential sales of additional Class A ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A ordinary shares.

In addition to the risks addressed above in “— The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors”, our Class A ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Class A ordinary shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Class A ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A ordinary shares. In addition, investors of our Class A ordinary shares may experience losses, which may be material, if the price of our Class A ordinary shares declines after this offering or if such investors purchase shares of our Class A ordinary shares prior to any price decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A ordinary shares to decline.

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of our Class A ordinary shares, including Class B ordinary shares, which will automatically convert into Class A ordinary shares upon transfer, in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 14,908,308 Class A ordinary shares and 16,816,692 Class B ordinary shares outstanding immediately after this offering assuming full exercise of the underwriters’ over-allotment option, and 14,683,308 Class A ordinary shares and 16,816,692 Class B ordinary shares assuming no exercise of the underwriters’ over-allotment option. In connection with this offering, we and each of our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any ordinary shares, including Class A ordinary shares and Class B ordinary shares for 180 days from the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their Class A ordinary shares. As a result, you will experience immediate and substantial dilution of $3.75 per share, representing the difference between our adjusted net tangible book value per ordinary share after the offering of $0.25, after giving effect to this offering and the initial public offering price of $4.00 per share. See “Dilution” for a more complete description of how the value of your investment in our Class A ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for the R&D on new services and technologies, and upgrades, updates and improvement of existing services and technologies, and new hires of R&D staff; develop new insurance solutions, and upgrades, updates and enhancement of existing insurance solutions; sales, marketing and brands promotion; business expansions, mergers and acquisitions although as of the date of this prospectus, we have not identified, or engaged in any material discussions with any potential target for such business expansions, mergers and acquisitions; working capital and other general corporate purposes. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our Class A ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as us will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own, directly or indirectly, at least 25% of the equity by value.

Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers who own our ordinary shares if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association that we intend to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares.

Some provisions of our amended and restated memorandum and articles of association which will become effective immediately prior to the completion of this Offering may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our dual-class voting structure gives disproportionate voting power to the holders of our Class B ordinary shares. In addition, our board of directors will have the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A ordinary shares may fall and the voting and other rights of the holders of our Class A ordinary shares may be materially and adversely affected.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because our Chairman of the board of directors and our Chief Executive Officer, Mr. Botao Ma, will beneficially own more than 50% of our total voting power immediately after the completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely on, and may rely on, certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, as amended from time to time, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our amended and restated memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

The laws of the Cayman Islands provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding shares representing in aggregate not less than ten (10%) percent of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least fourteen (14) clear days is required for the convening of our general shareholders’ meeting. A quorum required for a meeting of shareholders consists of at least one or more shareholders present or by proxy, or if a corporation, by its duly authorized representative, representing not less than one-third of all votes attaching to all ordinary shares in issue and entitled to vote at such general meeting of the Company. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to seek recognition and/or enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Class A ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Class A ordinary shares have been approved for listing on the Nasdaq under the symbol “ZBAO.” Although after giving effect to this offering we expect to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will be, or will continue to be, listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). We cannot assure you that we will continue to meet those continued listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A ordinary shares come within the definition of “penny stock” which will require brokers trading in our Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A ordinary shares are listed on Nasdaq, our Class A ordinary shares are covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        the expected or potential impact of the novel coronavirus (COVID-19), and the related responses of the government, end customers, B channels, insurance companies and the Company, on our business, financial condition and results of operations;

•        our dependence on the development, update, upgrade and innovations of insurance solutions and technologies on a timely basis;

•        our dependence on growth in the demand for our services;

•        our ability to attract and retain B channels and end customers;

•        our ability to build stable and health relationships with insurance companies;

•        our ability to compete effectively;

•        our ability to successfully manage our business expansion in response to changing industry and market conditions;

•        implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

•        our dependence on key personnel;

•        our ability to expand into new businesses and industries, and to undertake mergers, acquisitions, investments or divestments;

•        the effect of the Underwriters’ stabilization activity or the exercise by the underwriters of their over-allotment option;

•        changes in technology and competing services;

•        general economic and political conditions, including those related to the insurance brokerage industry;

•        possible disruptions in commercial activities caused by events such as natural disasters, terrorist activities;

•        fluctuations in foreign currency exchange rates; and

•        other factors in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Statistical data in these publications also include projections based on a number of assumptions. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

In addition, the new and rapidly changing nature of the insurance brokerage industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $4.3 million, after deducting estimated underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by us, and based upon the initial offering price of $4.00 per Class A ordinary share (excluding any exercise of the underwriters’ over-allotment option).

We plan to use the net proceeds from this offering as follows:

•        approximately 20% of the net proceeds from this offering in R&D on new services and technologies, and upgrades, updates and improvement of existing services and technologies, and new hires of R&D staff;

•        approximately 20% of the net proceeds from this offering in develop new insurance solutions, and upgrades, updates and enhancement of existing insurance solutions;

•        approximately 30% of the net proceeds from this offering for the establishment of a Lloyd’s syndicate;

•        approximately 10% of the net proceeds from this offering for sales, marketing and brands promotion;

•        approximately 10% of the net proceeds from this offering for business expansions, mergers and acquisitions, although as of the date of this prospectus, we have not identified, or engaged in any material discussions with any potential target for such business expansions, mergers and acquisitions; and

•        approximately 10% of the net proceeds from this offering for working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. For the fiscal years ended June 30, 2022 and 2023, Zhibao, through Zhibao HK, did not make any capital contributions to WFOE. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our WFOE, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, our PRC Subsidiaries by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with our amended and restated memorandum and articles of association, as amended from time to time, our board of directors has discretion regarding whether to declare or pay dividends or distributions out of our funds which are lawfully available for that purpose. In addition, our shareholders may by ordinary resolution declare a dividend, provided that no dividend may exceed the amount recommended by our directors. Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Unless provided by the rights attached to a share, no dividend shall bear interest. All dividends are subject to certain restrictions under Cayman Islands law, namely that a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We currently do not have any plans to pay cash dividends. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business.

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023 as follows:

•        on an actual basis; and

•        on a pro forma as adjusted basis to reflect the sale of 1,500,000 Class A ordinary shares in this offering (without exercise of the underwriters’ over-allotment option), at the initial public offering price of $4.00 per share, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

•        on a pro forma as adjusted basis to reflect the sale of 1,725,000 Class A ordinary shares in this offering (with full exercise of the underwriter’s over-allotment option), at the initial public offering price of $4.00 per share, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

On December 12, 2023, our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company. Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of our company. The issued and outstanding ordinary shares then held beneficially by Mr. Botao Ma, our Chairman and Chief Executive Officer were reclassified as Class B ordinary shares. All other ordinary shares then issued and outstanding were reclassified as Class A ordinary shares. On the same date, we amended and restated our then effective Memorandum of Association and Articles of Association in their entirety and adopted our amended and restated memorandum and articles of association which reflect, among other things, the changes to our capital structure. As a result of such changes, Mr. Botao Ma held approximately 94.87% of our outstanding voting power.

On February 4, 2024, our shareholders and our director approved, among other things, to adjust our authorized share capital whereby we reclassified 44,394,436 Class A ordinary shares as 44,394,436 Class B ordinary shares and amended our authorized share capital to reflect (i) 450,000,000 Class A ordinary shares with a par value of US$0.0001 each and 50,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (ii) the issuance of an aggregate of 20,000,000 ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. On the same date, we amended and restated our then effective amended and restated memorandum of association and articles of association in their entirety and adopted our amended and restated memorandum and articles of association which reflect, among other things, the changes to our capital structure. As a result of such changes, Mr. Botao Ma holds approximately 94.87% of our outstanding voting power as of the date of this prospectus.

	As of June 30, 2023
	Actual	Pro Forma As Adjusted with No Exercise of Over-Allotment	Pro Forma As Adjusted with Full Exercise of Over-Allotment Option
	USD	US$	US$
Subscription fees advanced from shareholders	2,068,595	2,068,595	2,068,595
Shareholders’ Equity
Class A ordinary shares (par value $0.0001 per share, 450,000,000 shares authorized, 13,183,308 and 13,183,308 shares issued and outstanding as of June 30, 2022 and 2023, respectively)	1,318	1,468	1,491
Class B ordinary shares (par value $0.0001 per share, 50,000,000 shares authorized, 13,155,570 and 16,816,692 shares issued and outstanding as of June 30, 2022 and 2023, respectively)	1,682	1,682	1,682
Additional paid-in capital	23,302,449	27,595,395	28,432,372
Accumulated deficit	(18,968,293)	(18,968,293)	(18,968,293)
Accumulated other comprehensive income	706	706	706
Total shareholders’ equity	4,337,862	8,630,958	9,467,958
Total capitalization	6,406,457	10,699,553	11,536,553

DILUTION

If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A ordinary shares and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per Class A ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our pro forma net tangible book value attributable to shareholders at June 30, 2023 was $0.12 per ordinary share. Net tangible book value per ordinary share as of June 30, 2023 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

We will have 14,683,308 Class A ordinary shares outstanding upon completion of the offering or 14,908,308 Class A ordinary shares assuming the full exercise of the underwriters’ over-allotment option based on the initial public offering price of $4.00 per Class A ordinary share. We will have 16,816,692 Class B ordinary shares outstanding upon completion of this offering. Our post offering pro forma, as adjusted net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2023, will be approximately $8.6 million or $0.27 per ordinary share. This would result in dilution to investors in this offering of approximately $3.73 per ordinary share or approximately 93% from the initial public offering price of $4.00 per Class A ordinary share. Pro-forma net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.15 per share attributable to the purchase of the Class A ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per Class A ordinary share after the offering and the dilution to investors purchasing Class A ordinary shares in the offering.

	Offering Without Over-Allotment	Offering With Over-Allotment
Initial public offering price per Class A ordinary share	$4.00	$4.00
Pro Forma net tangible book value per ordinary share as of June 30, 2023	$0.12	$0.12
Increase per ordinary share attributable to payments by new investors	$0.13	$0.15
Pro forma as adjusted net tangible book value per ordinary share after the offering	$0.25	$0.27
Dilution per ordinary share to new investors	$3.75	$3.73

The following tables summarize, on a pro forma as adjusted basis as of June 30, 2023, the differences between existing shareholders and the new investors with respect to the number of Class A ordinary shares purchased from us, the total consideration paid and the average price per Class A ordinary share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Class A ordinary shares purchased		Total consideration		Average price per Class A Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	13,183,308	90%	$6,205,784	51%	$0.47
New investors	1,500,000	10%	$6,000,000	49%	$4.00
Total	14,683,308	100%	$12,205,784	100%	$0.83

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier (Cayman) LLP, our counsel as to Cayman Islands law, and AllBright Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

We have been advised by our Cayman Islands legal counsel, Ogier (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands to impose liabilities against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or the securities laws of any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by our PRC counsel, AllBright Law Offices, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

Service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the U.S. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the U.S. or any state in the U.S. A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.

CORPORATE HISTORY AND STRUCTURE

Corporate History

Zhibao is a Cayman Islands exempted company incorporated on January 11, 2023. Structured as a holding company with no material operations, Zhibao conducts its operations in China through its PRC Subsidiaries, primarily Zhibao China and Sunshine Insurance Brokers.

We have started our business in the insurance brokerage industry through Zhibao China since 2016. With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization as described below involving new offshore and onshore entities in December 2022 and completed it in March 2023.

Zhibao BVI, incorporated on January 12, 2023 under the laws of British Virgin Islands, is our wholly-owned subsidiary in BVI and a holding company with no business operations, which, in turn, wholly owns all of the equity interest of Zhibao HK, a limited company incorporated on January 19, 2023 under the laws of Hong Kong.

Zhibao HK, as a wholly-owned subsidiary of Zhibao BVI, is a holding company with no business operations, which, in turn, wholly owns all of the equity interest of Zhibao China. Zhibao China wholly owns Shanghai Anyi and Sunshine Insurance Brokers.

Our PRC Subsidiaries

Our operations in China are primarily conducted by our PRC Subsidiaries. Below is a brief description of our PRC Subsidiaries:

Zhibao China or WFOE is a wholly-owned subsidiary of Zhibao HK, incorporated in Shanghai under the laws of China on November 24, 2015. Zhibao China was originally named as Shanghai Julai Investment Management Co., Ltd., which was first changed to Zhibao Technology (Shanghai) Co., Ltd. in May 2018, and then to Zhibao Technology Co., Ltd. in October 2022. After several rounds of capital increase, it currently has a registered capital of RMB53,974,752, primarily engaged in MGU services.

Shanghai Anyi was incorporated in Shanghai under the laws of China on September 18, 2015, currently with a registered capital of RMB10 million. Shanghai Anyi was originally 100% controlled by Shanghai Xinhui, a related party controlled by our Chief Executive Officer, Mr. Botao Ma. All of the equity interest of Shanghai Anyi was later transferred to Zhibao China on July 12, 2016, with a consideration of RMB 10 million. After such transfer, Shanghai Anyi became a wholly-owned subsidiary of Zhibao China, primarily providing R&D services to Sunshine Insurance Brokers and Zhibao China.

Sunshine Insurance Brokers was incorporated in Shanghai under the laws of China on November 17, 2011, currently with a registered capital of RMB50 million. Sunshine Insurance Brokers was originally 100% controlled by an unrelated third party, all of the equity interest of which was thereafter transferred to Zhibao China on January 4, 2016, with a consideration of RMB 10 million. After such transfer, Sunshine Insurance Brokers became a wholly-owned subsidiary of Zhibao China, primarily providing insurance brokerage services. As of the date of this prospectus, Sunshine Insurance Brokers have 10 branches located in Beijing, Guangzhou, Harbin, Nanjing, Hangzhou, Jinan, Linyi, Qingdao City, Shenzhen and Yunnan.

Zhibao Health, previously known as Shanghai Zhongzhi Chengcheng Healthy Service Co., Ltd., was incorporated in Shanghai under the laws of China on November 16, 2022, currently with a registered capital of RMB 1 million. Zhibao Health is a wholly-owned subsidiary of Zhibao China. As of the date of this prospectus, it has not commenced operation yet.

Corporate Structure

The chart below summarizes our corporate structure, including our subsidiaries, as of the date of this prospectus:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the fiscal years ended June 30, 2022 and 2023 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

Zhibao Technology Inc. is a holding company incorporated as an exempted company on January 11, 2023 under the laws of the Cayman Islands. It operates substantially all of its business through its PRC Subsidiaries, or Zhibao China Group, in particular Zhibao China and Sunshine Insurance Brokers.

We are a leading and high growth InsurTech company primarily engaging in providing digital insurance brokerage services through Zhibao China Group in China. 2B2C digital embedded insurance is our innovative business model, which Zhibao China Group pioneered in China. Zhibao China Group launched the first digital insurance brokerage platform in China in 2020, which is powered by their proprietary PaaS. According to the Frost & Sullivan Report, the total market size of the 2B2C digital insurance brokerage services sector in China, contributed by over 20 market players in the PRC market, was approximately RMB 807.4 million in 2022, among which Zhibao China Group ranked number one, with a market share of approximately 17.4% and a revenue of approximately RMB 140.6 million. Under the Frost & Sullivan Report, the 2B2C digital insurance brokerage services sector is the fastest growing segment within the digital insurance brokerage service industry, with a historical compound annual growth rate (“CAGR”) of approximately 54.6% from 2018 to 2022, which also presents a substantial growth potential to reach approximately RMB 6.2 billion in 2027, with an estimated CAGR of approximately 50.1% from 2022 to 2027. We believe that 2B2C digital embedded insurance is shaping the future of the industry.

2B2C digital embedded insurance refers to our one-stop customized insurance brokerage model conducted through Zhibao China Group, under which we provide proprietary and customized insurance solutions to be digitally embedded in the existing customer engagement matrix of our B channels to reach and serve such B channels’ existing pool of end customers. Each B channel encompasses a specific scenario where its end customers also have potential, untapped insurance needs. For example, a Chinese travel agency (our B channel) has an average of 100,000 Chinese tourists traveling to the U.S. for tourism every year. We believe this presents an untapped scenario-specific opportunity for international travel accident insurance needs for a pool of 100,000 Chinese tourists as end customers. These end customers might otherwise have to search for and purchase insurance separately or might not purchase insurance at all. After Zhibao China Group reaching an agreement with such travel agency to become one of our B channels, they build and embed a travel insurance solution across this travel agency’s matrix of digital channels, including its website, App, Douyin (the Chinese equivalent of TikTok), WeChat Mini Program, and other social media accounts. Consequently, we, through Zhibao China Group, may pinpoint the 100,000-strong customer base and provide insurance brokerage services which are specifically and accurately tailored to the insurance needs of these end customers.

Our service portfolio through Zhibao China Group includes (1) insurance brokerage services, and (2) MGU services, a specialized insurance brokerage service whereby the insurance companies authorize us to assist them in underwriting, claims and risk control services. It broadly covers insurance product design and customization, selection of insurance companies, technology system interconnection and delivery, customer AARRR operation, customer service, compliance management, and data analysis, all of which are integrated in each of our insurance solutions. Each insurance solution generally applies to one specific scenario in a particular sector, with customized product design and services relevant for that scenario and sector. As of the date of this prospectus, we, through Zhibao China Group, have developed more than 40 proprietary and innovative digital insurance solutions addressing different scenarios in a wide range of industries, including but not limited to travel, sports, logistics, utilities (i.e., gas and electricity), and e-commerce. Zhibao China Group acquire and analyze customer data, utilize big data and AI technology to continually iterate and enhance our digital insurance solutions. This iterative process, in addition to continually improving our digital insurance solutions, will keep us abreast of the new trends and customer preferences in the market.

Zhibao China Group secure and serve our end customers through our B channels. Our B channels cover a wide range of industries and organizations, including but not limited to internet platforms, large and medium-sized enterprises, and government agencies. While B channels have end customers with potential insurance needs relevant and specific to their primary operations, they usually do not have the experience and expertise to effectively provide insurance related services. In order to address this pain-point, we provide them with our customized digital insurance solutions specifically tailored to their business. Our 2B2C model thrives because our relationship with B channels is mutually beneficial and sustainable for all participants. Our B channels view us as a valuable partner as we empower them to provide insurance as a value-added service to their end customers, a potential competitive advantage for them. By embedding our digital insurance solutions into our B channels’ online matrix to reach their customer base, we maintain a captive, stable and sustainable source of end customers at low cost. The end customers, as a result, can conveniently and efficiently access quality brokerage services and suitable insurance products tailored to their actual needs. As of the date of this prospectus, we, through Zhibao China Group, have cooperated with more than 1,000 B channels, and secured more than 1 million end customers through them. We will expand the number of B channels as a key growth strategy of our business.

Under our business model, Zhibao China Group represent end customers as their authorized insurance broker to negotiate with insurance companies and select the most suitable insurance products for our end customers. As of the date of this prospectus, we have partnered with over 90 insurance companies (including their subsidiaries and branches) through Zhibao China Group.

While embedded insurance brokerage is still at an early stage of development in China, we believe it is the future of insurance brokerage industry.

Our revenue reached approximately RMB 142.1 million (US$19.6 million) for the fiscal year ended June 30, 2023, representing an increase of approximately RMB 33.9 million (US$4.7 million), or 31%, from approximately RMB 108.2 million (US$16.2 million) for the fiscal year ended June 30, 2022. We achieved profitability for the fiscal year ended June 30, 2022 with our net income reaching approximately RMB 14.3 million (US$2.1 million). For the fiscal year ended June 30, 2023, we incurred net loss of approximately RMB 43.1 million (US$5.9 million), among which RMB 54.7 million ($7.5 million) related to share-based compensation expenses arising from issuance of ordinary shares to a related party. Excluding such one-off expenses, we would have achieved net income of approximately RMB 11.6 million ($1.6 million).

Reorganization

For the purpose of this offering and listing on the Nasdaq, a reorganization of our legal structure was completed on March 10, 2023. The reorganization involved the incorporation of the Company’s wholly-owned subsidiaries, including Zhibao BVI, Zhibao HK and Zhibao HK’s wholly-owned subsidiary — Zhibao China. Zhibao, through its wholly-owned subsidiaries, is engaged in the digital insurance brokerage business through its own sales team and outside marketing force.

In March 2023, four preferred shareholders of Zhibao China surrendered their equity interest in Zhibao China. In April 2023, three of the four preferred shareholders determined to contribute the cash consideration to be received from Zhibao China in return for their equity surrender to Zhibao directly. In May 2023, Zhibao issued an aggregate of 2,287,360 ordinary shares of the Company to the three investors.

Since our businesses are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of Zhibao and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

Impact of COVID-19

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. COVID-19 has spread rapidly to many parts of the PRC and other parts of the world in the first half of 2020, which has caused significant volatility in the PRC and international markets.

Measures taken by various governments to contain the virus have affected economic activities of people in all countries. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our personnel and social distancing. We will continue to follow the various government policies and advice and, in parallel, we may take further actions that we determine are in the best interests of our employees and business relationships.

From 2020 to 2021, a COVID-19 vaccination program had been greatly promoted around the globe. However, several types of COVID-19 variants emerged in different parts of the world. In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous viruses. As a result, a new round of lockdown, quarantines or travel restrictions has been imposed to date upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our offline marketing activities from April 1 to June 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. All marketing activities in Shanghai were accordingly changed to online meetings. Starting from June 1, 2022, as the quarantine in Shanghai was lifted, we reopened our Shanghai office and resumed our offline marketing activities. Notwithstanding the foregoing, the lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our business development and offline activities in Shanghai were restricted in the lockdown period. In December 2022, China lifted most of its travel restrictions and quarantine requirements nationwide, and there were surges of cases in many cities in the fourth quarter of 2022, which did not cause material disruption to our operations. However, there remains uncertainty as to the future impact of the virus, especially in light of this change in policy. By implementing various management strategies, such as switching to online working mode, implementing cost by reducing rent costs, freezing recruitment, and adjusting salary structure, and strengthening cash flow management by collecting receivables, negotiating deferred payments and minimizing spending, we navigated the challenges posed by COVID-19 and still achieved growth in revenue in the fiscal years ended June 30, 2022 and 2023.

Furthermore, the overall impact of COVID-19 on our business has not been significant. As we primarily offer digital insurance services, our operations have not been directly impacted by the offline lockdowns caused by the pandemic. Instead, due to offline closures and increased awareness of insurance, it has driven a shift in customer behavior towards online transactions. For the fiscal years ended June 30, 2022 and 2023, COVID-19 did not have a material impact on our financial positions and operating results. Our revenue reached approximately RMB 142.1 million (US$19.6 million) for the fiscal year ended June 30, 2023, representing an increase of approximately RMB 33.9 million (US$4.7 million), or 31%, from approximately RMB 108.2 million (US$16.2 million) for the fiscal year ended June 30, 2022.

On May 5, 2023, WHO declared that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern. However, the extent of the impact of COVID-19 on the Company’s future financial results will be dependent on future developments such as the length and severity of COVID-19, the potential resurgence of COVID-19, future government actions in response to COVID-19 and the overall impact of COVID-19 on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of COVID-19 on its future operations, financial condition, liquidity and results of operations if the current situation continues. See “Risk Factors — Risks Related to Our Business and Industry — The ongoing COVID-19 has had an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.”

Key Factors that Affect Operating Results

Our business, financial condition and results of operations have been, and are expected to continue to be, affected by a number of factors, which primarily include the following:

Our ability to accelerate the expansion of 2B2C business and drive additional conversion for end customers

Our future growth depends on our ability to sustain the expansion of our 2B2C business and drive additional conversion for end customers. With our strong position as a first mover in the 2B2C embedded insurance market, we aim to further broaden our B channels base through expansion of our sales teams and independent sales partners with resources to B channels. We also plan to strengthen our 2C business by targeting our existing customer base to meet the additional needs of each end customer. To achieve the goal, we will offer personalized insurance consultations to end customers through multiple channels, such as WeChat Mini Program, phone, or face-to-face meetings. Our aim is to steer their attention towards comprehensive family security plans, leading to long-term insurance commitments with us. Besides, we will also provide targeted consulting services to guide end customers towards suitable insurance options and facilitate short-term policy conversions.

Our ability to utilize innovative insurance technology and infrastructure

We regard insurance technology and infrastructure as critical to our ability to optimize our insurance solutions provided to our business channels and end customers. We have invested substantial resources in developing the sophisticated and innovative technology systems that we use for optimizing our insurance solutions. We will continually upgrade and enhance our insurance technologies to upgrade and enrich our digital insurance solutions to keep us abreast of the new trends and customer preferences in the market. Our aim is to develop solutions across every sector of the economy, and ultimately cover every aspect of the end customers’ daily life. To achieve such, we are dedicated to expanding our investment in our insurance technology infrastructure, for which we plan to use a portion of the proceeds from this offering for research and development of new technologies and existing technology upgrade or updates.

Our ability to attract, incentivize and retain talented professionals

We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. To maintain and improve our competitive advantage in the market, we intend to implement several initiatives to retain and attract more mid- to high-level personnel. These include formulating a market-oriented compensation structure for our employees and implementing a standardized multi-level performance review mechanism. We also plan to invest more time and resources in training to increase the value of our employees. We need more talented professionals for the expansion of our business.

Key Components of Results of Operations

Revenues

Our revenues consist of (i) Insurance Brokerage Zhibao China Group receive from their digital insurance brokerage services, and (ii) MGU Service Fees Zhibao China Group receive from insurance companies for MGU services. For the fiscal years ended June 30, 2022 and 2023, our revenues were approximately RMB 108.2 million (US$16.2 million) and RMB 142.1 million (US$19.6 million), respectively. The following table sets forth a breakdown of our revenue by service type for the fiscal years indicated.

	For the Fiscal Year Ended June 30,
	2022		2023
	RMB	%	RMB	US$	%
Insurance Brokerage	84,342,916	78	119,765,046	16,516,355	84
MGU Service Fees	24,272,566	22	22,814,079	3,146,205	16
Less: business taxes and surcharges	(390,678)	—	(476,291)	(65,683)	—
	108,224,804	100	142,102,834	19,596,877	100

For the fiscal years ended June 30, 2022 and 2023, all insurance applications submitted by end customers were fully approved by insurance companies without any denial. The following table sets forth a breakdown of the number of insurance policies submitted by end customers and related revenues, disaggregating by product types.

	For the Fiscal Year Ended June 30,
	2022		2023
	Revenues	Number of insurance policies	Revenues		Number of insurance policies
	RMB		RMB	US$
Insurance Brokerage
Property & casualty insurance products	36,174,763	119,246	47,456,050	6,544,489	141,567
Life insurance products	10,169,747	1,889	3,469,862	478,516	945
Health insurance product	22,129,817	102,424	58,115,503	8,014,494	350,962
Others	15,868,589	—	10,723,631	1,478,856	—
Total	84,342,916	223,559	119,765,046	16,516,355	493,483
MGU Service Fees
Health insurance product	24,272,566	945	22,814,079	3,146,205	1,072
Total	24,272,566	945	22,814,079	3,146,205	1,072

Insurance Brokerage

Insurance Brokerage services is our PRC Subsidiaries’ primary business line. We provide embedded digital insurance brokerage services through our PRC Subsidiaries to end customers through B channels supported by the digital insurance brokerage platform — a proprietary platform of our PRC Subsidiaries providing insurance solutions embedded in the customer engagement matrix of our B channels, including their websites, App, Wechat Mini Programs, Douyin (the Chinese equivalent of TikTok) and other social media accounts. An insurance solution refers to an insurance brokerage service specially designed for a B channel and its end customers, which integrates online operations, systems, insurance products and customer services.

The commission fees are calculated on a predetermined percentage of insurance premium of each insurance policy. Commission fees are recognized when our PRC Subsidiaries complete the insurance brokerage services, at which point our PRC Subsidiaries successfully place an insurance policy for the end customers.

For the fiscal years ended June 30, 2022 and 2023, the revenues generated from the general digital insurance brokerage services were approximately RMB 84.3 million (US$12.6 million) and RMB 119.8 million (US$16.5 million), respectively, accounting for approximately 78% and 84%, respectively, of our total revenues. The increase in the insurance brokerage commissions as a percentage of total revenues for such periods was mainly due to the increase in volume of transactions on our platform, primarily contributed by larger customer base and more available diverse products.

MGU Service Fees

Our PRC Subsidiaries provide MGU services to our end customers on behalf of the insurance companies and our PRC Subsidiaries are authorized to assist the insurance companies in product design, underwriting, reinsurance, claims and risk control services within specific product or market segments. Our PRC Subsidiaries’ MGU service is powered by its MGU system, which is customized and developed specifically for their MGU business and constitutes part of their digital insurance brokerage platform. For the MGU business, our PRC Subsidiaries act as a third party administrator for our insurance companies, and an insurance license is not required for this business model.

Our PRC Subsidiaries receive MGU Service Fees from insurance companies. MGU Service Fees are calculated on a predetermined percentage of insurance premium of each insurance policy. MGU Service Fees are generally comprised of i) underwriting services, the revenue of which are recognized at a point when the PRC Subsidiaries complete the underwriting services, and ii) claims and risk control services, the revenue of which are recognized ratably over the terms of insurance policies.

For the fiscal years ended June 30, 2022 and 2023, the revenues generated from the MGU services were approximately RMB 24.3 million (US$3.6 million) and RMB 22.8 (US$3.1 million), respectively, accounting for approximately 22% and 16%, respectively, of our total revenues. The decrease in the MGU Service Fees as a percentage of total revenues for such periods was mainly due to slower growth as compared to insurance brokerage services. The PRC Subsidiaries’ MGU services focus on health insurance products for high-value individuals, which was a relatively small market and therefore the growth in MGU service was slower than that of insurance brokerage services.

Cost of revenues

Our cost of revenue primarily consists of intermediary fees paid to our B channels for allowing our insurance solutions to be embedded in the platforms of our B channels and other services to facilitate the insurance brokerage and MGU services. These costs are charged to the consolidated statements of income and comprehensive income as incurred.

	For the Fiscal Year Ended June 30,
	2022		2023
	RMB	%	RMB	US$	%
Insurance Brokerage	49,137,691	80	71,399,238	9,846,405	86
MGU Services	11,914,187	20	12,085,965	1,666,731	14
	61,051,878	100	83,485,203	11,513,136	100

Selling expenses

Selling expenses primarily consist of (i) staff costs, consisting of salaries, social insurance, and housing funds for our personnel in our sales departments; (ii) service fees; (iii) entertainment expenses and (iv) other miscellaneous expenses.

General and administrative expenses

General and administrative expenses primarily consist of (i) staff costs, consisting of salaries, social insurance, housing funds and share-based compensation for our personnel in our finance and human resource departments; (ii) professional service fees, such as legal fees for our daily operations; (iii) rental and property management expenses for our offices in headquarter and branches, (iv) provision against doubtful accounts and (iv) other miscellaneous expenses.

Research and development expenses

Research and development expenses primarily consist of (i) staff costs, consisting of salaries, social insurance, and housing funds for our personnel in our research and development departments; (ii) our sourcing labor cost which were incurred to improve our digital insurance brokerage platform primarily embedded in the platforms of our B channels; and (iii) other miscellaneous expenses.

Taxation

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company in the Cayman Islands to its shareholders, no withholding tax will be imposed.

British Virgin Islands (“BVI”)

Under the current and applicable laws of BVI, the subsidiary in BVI is not subject to tax on income or capital gains.

Hong Kong

Under the Hong Kong tax laws, subsidiary in Hong Kong is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019.

China

Effective from January 1, 2008, the PRC’s statutory EIT rate is 25%.

Results of Operations

The following table sets forth a summary of our results of operations for the years/periods indicated, both in dollar amounts and as percentages of total revenue. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Fiscal Year Ended June 30,
	2022		2023
	RMB	%	RMB	US$	%
Revenues	108,224,804	100	142,102,834	19,596,877	100
Cost of revenues	(61,051,878)	(56)	(83,485,203)	(11,513,136)	(59)
	47,172,926	44	58,617,631	8,083,741	41

Operating expenses
Selling and marketing expenses	(12,728,488)	(12)	(22,495,891)	(3,102,325)	(16)
General and administrative expenses	(14,059,968)	(13)	(70,991,876)	(9,790,227)	(50)
Research and development expenses	(7,743,121)	(7)	(9,682,605)	(1,335,292)	(7)
Total operating expenses	(34,531,577)	(32)	(103,170,372)	(14,227,844)	(73)
Income (loss) from operations	12,641,349	12	(44,552,741)	(6,144,103)	(32)

Interest expense, net	(1,165,915)	(1)	(912,397)	(125,825)	(1)
Other income, net	673,337	1	2,907,818	401,006	2
Income (Loss) Before Income Taxes	12,148,771	12	(42,557,320)	(5,868,922)	(31)

Income tax benefits (expenses)	2,110,635	2	(541,460)	(74,671)	(0)
Net Income (Loss)	14,259,406	14	(43,098,780)	(5,943,593)	(31)

Revenues

Our revenues increased by approximately RMB 33.9 million (US$4.7 million), or 31% to approximately RMB 142.1 million (US$19.6 million) for the fiscal year ended June 30, 2023 from approximately RMB 108.2 million (US$16.2 million) for the fiscal year ended June 30, 2022. The increase was primarily driven by an increase of approximately RMB 35.4 million from the digital insurance brokerage, partially offset by a decrease of approximately RMB 1.5 million from our MGU service fees, as more fully discussed below.

•        Insurance Brokerage.    Our revenues from digital insurance brokerage increased by approximately RMB 35.4 million, or 42%, to approximately RMB 119.8 million (US$16.5 million) for the fiscal year ended June 30, 2023 from approximately RMB 84.3 million for the fiscal year ended June 30, 2022. The increase was mainly attributable to an increase in commission rate from weighted average rate of approximately 5.6% for the fiscal year ended June 30, 2022 to approximately 13.9% for the same period of 2023.

•        MGU Service Fees.    MGU Service Fees decreased by approximately RMB 1.5 million, or 6% to approximately RMB 22.8 million (US$3.1 million) for the fiscal year ended June 30, 2023 from approximately RMB 24.3 million for the fiscal year ended June 30, 2022. The decrease was mainly attributable to decreased fee rate charged of our customers to enhance our competition in MGU services, leading to more insurance companies’ engagement with us for our provision of MGU services. The GWP for the MGU services was approximately RMB 146 million and RMB 152 million (US$ 21 million) for the fiscal years ended June 30, 2022 and 2023, respectively.

Cost of revenues

Our cost of revenue increased by approximately 37% from RMB 61.1 million for the fiscal year ended June 30, 2022 to approximately RMB 83.5 million (US$11.5 million) for the fiscal year ended June 30, 2023. The increase of cost of revenues was in line with the increase of revenues.

Gross margin

As a result of foregoing, our gross margin kept stable at 44% and 41%, respectively, for the years ended June 30, 2022 and 2023.

Selling expenses

Our selling expenses increased by approximately RMB 9.8 million, or 77% from approximately RMB 12.7 million for the fiscal year ended June 30, 2022 to approximately RMB 22.5 million (US$3.1 million) for the fiscal year ended June 30, 2023. The increase was mainly due to (i) an increases of approximately RMB3.4 million in salary and welfare expenses for our sales team as a result of the increased performance related bonus for our sales-persons with an increase in revenues and (ii) an increase in marketing service fees of approximately RMB 5.3 million, or 303% from approximately RMB 1.7 million for the fiscal year ended June 30, 2022 to approximately RMB 7.0 million (US$1.0 million) for the same period of 2023. For the year ended June 30, 2023, the Company incurred marketing service fees of approximately $5.5 million for one newly-launched insurance product.

General and administrative expenses

Our general and administrative expenses increased by approximately RMB 56.9 million, or 405% from approximately RMB 14.1 million for the fiscal year ended June 30, 2022 to approximately RMB 71.0 million (US$9.8 million) for the fiscal year ended June 30, 2023. The increase was mainly due to an increase in share-based compensation expenses of approximately RMB 54.7 million as we issued ordinary shares to a related party which is wholly controlled by Mr. Ma, our Chairman of the Board and Chief Executive Officer. The difference of RMB 54.7 million between the consideration we received from the related party and fair value of ordinary shares were deemed as share-based compensation expenses. In addition, the increase was attributable to an increase of approximately RMB 1.7 million in professional and consulting expenses because we engaged auditors, consultants and valuation team for our IPO, and an increase of approximately RMB 1.9 million in provision against certain long-aged accounts receivable, partially net off by a decrease of approximately RMB 1.0 million in technical service expenses which was incurred to support our daily operations.

Research and development expenses

Our research and development expenses increased by approximately RMB 2.0 million, or 25% from approximately RMB 7.7 million for the fiscal year ended June 30, 2022 to approximately RMB 9.7 million (US$1.3 million) for the fiscal year ended June 30, 2023. The increase was mainly due to an increase of labor cost from our research and development department.

Income tax benefits (expenses)

For the year ended June 30, 2022, we recorded income tax benefits of RMB 2.1 million. The income tax benefits was a result that we reversed the valuation allowance of deferred tax assets arising from net operating losses (“NOL”) brought forward from previous periods because we earned net income from Shanghai Anyi and Sunshine Insurance Broker, two of our PRC subsidiaries, and we expect to utilize these NOL in the future.

Our income tax expenses changed from income tax benefits of approximately RMB 2.1 million for the fiscal year ended June 30, 2022 to income tax expenses of approximately RMB 0.5 million (US$0.1 million) for the fiscal year ended June 30, 2023, as we generated taxable income in Sunshine Insurance Brokers and Shanghai Anyi, both are our PRC Subsidiaries.

Net income (loss)

As a result of the foregoing, we had a net income of approximately RMB 14.3 million for the fiscal year ended June 30, 2022, and a net loss of approximately RMB 43.1 million for the fiscal year ended June 30, 2023.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of June 30, 2022 and 2023. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30,
	2022	2023
	RMB	RMB
ASSETS
Current Assets
Cash and cash equivalents	2,593,997	9,873,678
Restricted cash	3,980,192	4,999,974
Accounts receivable, net	49,797,570	77,750,249
Due from related parties	22,817,152	8,526,012
Deferred offering costs	—	4,223,769
Prepaid expenses and other current assets	5,022,627	8,332,330
Total Current Assets	84,211,538	113,706,012

Property and equipment, net	34,226	2,516
Intangible assets, net	1,865,157	2,183,677
Operating lease right of use assets	1,857,577	4,327,705
Restricted cash, noncurrent	5,000,000	5,000,000
Deferred tax assets	2,110,635	1,604,757
Other non-current assets	818,397	1,211,500
Total Non-Current Assets	11,685,992	14,330,155
Total Assets	95,897,530	128,036,167

LIABILITIES
Current Liabilities
Short-term borrowings	28,000,000	27,267,797
Accounts payable	21,388,964	31,436,527
Insurance premium payable	3,445,253	3,553,377
Income tax payable	—	28,343
Due to related parties	1,750,000	290,200
Operating lease liabilities, current	856,569	2,009,034
Accrued expenses and other liabilities	6,023,246	14,714,898
Subscription fees advanced from shareholders	15,000,000	15,000,000
Total Current Liabilities	76,464,032	94,300,176

Operating lease liabilities, noncurrent	750,707	2,273,154
Deferred tax liabilities	—	7,698
Total Liabilities	77,214,739	96,581,028

Cash and cash equivalents and restricted cash, current and noncurrent

Cash and cash equivalents consist of funds deposited with banks, which are highly liquid and are unrestricted as to withdrawal or use. Restricted cash mainly represents the unremitted insurance premiums collected from certain insureds, which are held in custody until disbursed to insurance companies.

The total balance of cash and cash equivalents and restricted cash, current and noncurrent, were approximately RMB 11.6 million and RMB 19.9 million (US$2.7 million) as of June 30, 2022 and 2023, respectively. For the fiscal year ended June 30, 2023, the change in balance of cash and cash equivalents and restricted cash, current and noncurrent, was a result of approximately RMB 1.1 million used in operating activities, approximately RMB 14.0 million provided by investing activities partially offset by cash of approximately RMB 4.6 million used in our financing activities.

Accounts receivable

As of June 30, 2022 and 2023, turnover days of accounts receivable were approximately 121 days and 166 days, respectively. The increase in turnover days was primarily because we provided insurance brokerage services with new customers in May and June 2023 and the collection of outstanding receivables was not completed as of June 30, 2023.

Our turnover days for accounts receivable as of June 30, 2022 and 2023 was calculated as the average of the beginning and ending balance of the gross carrying amount of accounts receivable for the year, divided by our revenues for the year, multiplied by 365 days.

We are generally granted credit term of up to 60 days for our insurance companies after they have confirmed the brokerage with us.

For the fiscal years ended June 30, 2022 and 2023, the Company accrued provisions of approximately nil and RMB 1.9 million, respectively, for doubtful accounts of accounts receivable. For the fiscal years ended June 30, 2022 and 2023, the Company wrote off doubtful allowance of approximately nil and RMB 0.3 million, respectively, against accounts receivable, the collection of which was remote.

Due from related parties

As of June 30, 2023, the balance due from related parties represented balance due from Shanghai GBG Enterprise Management Consulting Co., Ltd. (“Shanghai GBG”), for which Mr. Ma, our Chairman and Chief Executive Officer, is the legal representative. See Note 15 — Related Party Transactions and Balances to our consolidated financial statements.

As of June 30, 2022, the balance due from related parties consisted of balance due from Shanghai GBG and due from Mr. Ma, our Chairman and Chief Executive Officer, which is the outstanding fees to subscribe for restricted shares transferred from certain employees. See Note 15 — Related Party Transactions and Balances to our consolidated financial statements.

Operating lease right of use assets and operating lease liabilities

As of June 30, 2022 and 2023, we had operating lease right of use assets of approximately RMB 1.9 million and RMB 4.3 million (US$0.6 million), respectively, and we had operating lease liabilities, including current and noncurrent, of approximately RMB 1.6 million and RMB 4.3 million (US$0.6 million), respectively.

As compared with the balances as of June 30, 2022, the change in operating lease right of use assets and lease liabilities as of June 30, 2023 were mainly because we entered into additional lease agreements under non-cancellable operating lease agreements to expand our office spaces in Shanghai and Beijing.

Accounts payable

The accounts payables mainly represented intermediary fees due to B channels, for allowing our digital insurance solutions to be embedded in their platforms. The intermediary fees are calculated as a percentage of Insurance Brokerage earned. The balance of accounts payable increased from approximately RMB 21.4 million as of June 30, 2022 to approximately RMB 31.4 million (US$4.3 million) as of June 30, 2023. The increases were a result of increasing Insurance Brokerage earned from embedded platforms of our B channels.

Accrued expenses and other liabilities

As of June 30, 2022 and 2023, our accrued expenses and other liabilities were approximately RMB 6.0 million and RMB 14.7 million (US$2.0 million), respectively.

As compared with the balance as of June 30, 2022, the balance of accrued expenses and other liabilities increased by approximately RMB 8.7 million as of June 30, 2023, which were mainly due to (i) an increase of approximately RMB 4.7 million in payables to various suppliers and an increase of approximately RMB 1.9 million in other tax payable. Both increases resulted from continuous expansion of our insurance brokerage business, and (ii) an increase of RMB 1.9 million in accrued payroll and welfare which was primarily attributed to an increase of approximately RMB 2.0 million in accrued welfare expenses. The Company accrued increasing social welfare expenses as certain of our sales teams selected to participate in the social welfare scheme in the year of 2023. Over the past years, certain of our sales teams selected not to participate in the social welfare scheme, and we did not accrue such expenses for these headcounts.

Liquidity and Capital Resources

To date, we have financed our operating and investing activities primarily through cash generated from operating activities and equity financing from institutional investors. As of June 30, 2023, we reported working capital of approximately RMB 19.4 million (US$2.7 million) and accumulated deficits of approximately RMB 137.5 million (US$19.0 million), respectively. For the fiscal year ended June 30, 2023, we had cash outflows of approximately RMB 1.1 million (US$0.2 million).

Cash flows

The following table sets forth a summary of our cash flows for the years presented:

	For the Year Ended June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
Net cash used in operating activities	(989,204)	(1,123,895)	(154,993)
Net cash (used in) provided by investing activities	(3,193,861)	13,974,214	1,927,132
Net cash provided by (used in) financing activities	6,650,000	(4,555,972)	(628,297)
Effect of exchange rate changes on cash and cash equivalents	—	5,116	706
Net increase in cash, cash equivalents and restricted cash	2,466,935	8,229,463	1,144,548
Cash, cash equivalents and restricted cash at beginning of the year	9,107,254	11,574,189	1,596,154
Cash, cash equivalents and restricted cash at end of the year	11,574,189	19,873,652	2,740,702

Operating activities

Net cash used in operating activities for the fiscal year ended June 30, 2022 was approximately RMB 1.0 million, primarily attributable to net income of approximately RMB 14.3 million, adjusted for (i) an increase of approximately RMB 28.6 million in accounts receivable as a result of increase in revenues, (ii) a decrease of approximately RMB 1.0 million in due from a related party which provided insurance claims and customer maintenance services for us, (iii) an increase of approximately RMB 17.3 million in accounts payable as a result of increase in revenues, which is the base we calculate the service change for our business channels, (iv) an increase of approximately RMB 1.5 million in insurance premium payable as a result of increase of unremitted insurance premiums, and (v) a decrease of approximately RMB 4.7 million in accrued expenses and other liabilities because we accelerated our payments to insurance companies and suppliers.

Net cash used in operating activities for the year ended June 30, 2023 was approximately RMB 1.1 million (US$0.2 million), primarily attributable to net loss of approximately RMB 43.1 million (US$5.9 million), adjusted for non-cash share-based compensation expenses of RMB 55.3 million (US$7.6 million) and provision against doubtful receivables of approximately RMB 1.9 million, and changes in operating assets and liabilities, primarily consisting of (i) an increase of approximately RMB 29.8 million (US$4.1 million) in accounts receivable and an increase of approximately RMB 2.7 million (US$0.4 million) in due from a related party as a result of increase in revenues, (ii) an increase of approximately RMB 3.3 million (US$0.5 million) in prepaid expenses and other current assets which was primarily attributable to an increase of RMB 1.9 million in advance to staff for various operating expenses and an increase of RMB 1.8 million in government grant receivable, (iii) an increase of approximately RMB 10.0 million (US$1.4 million) in accounts payable as a result of increase in revenues, which is the base we calculate the service change for our business channels, and (iv) an increase of approximately RMB 8.7 million (US$1.2 million) in accrued expenses and other liabilities which was caused by increasing operating expenses.

Investing activities

For the fiscal year ended June 30, 2022, we reported cash used in investing activities of approximately RMB 3.2 million (US$0.5 million), which was primarily used in loans made to related parties and payments on behalf of a related party of approximately RMB 0.4 million (US$59,719) and approximately RMB 5.4 million (US$0.8 million), partially offset by collection of loans of approximately RMB 2.8 (US$0.4 million) million from related parties.

For the year ended June 30, 2023, we reported cash provided by investing activities of approximately RMB 14.0 million (US$1.9 million), which was primarily provided by collection of loans of approximately RMB 15.8 (US$2.2 million) million from related parties, partially offset by purchase of intangible assets of approximately RMB 1.8 million (US$0.2 million)

Financing activities

For the fiscal year ended June 30, 2022, we generated cash of approximately RMB 6.7 million (US$1.0 million) from financing activities, which was primarily generated from proceeds of approximately RMB 26.0 million (US$3.9 million) from short-term bank borrowings, capital contribution of approximately RMB 6.2 million (US$0.9 million) from our shareholders and borrowings of approximately RMB 8.3 million (US$1.2 million) from related parties, partially offset by repayment of bank borrowings of approximately RMB 26.0 million (US$3.9 million) and repayment of related party borrowings of approximately RMB 7.9 million (US$1.2 million).

For the year ended June 30, 2023, we used cash of approximately RMB 4.6 million (US$0.6 million) in financing activities, which was primarily used in repayment of bank borrowings of approximately RMB 30.9 million (US$4.3 million), repayment of related party borrowings of approximately RMB 0.4 million (US$60,265), and payment of offering costs of approximately RMB 4.2 million (US$0.6 million), partially offset by proceeds of approximately RMB 30.2 million (US$4.2 million) from short-term bank borrowings and capital contribution of RMB 0.6 million (US$82,744) from our shareholders.

Trend Information

Other than as disclosed in this annual report, we are not aware of any trends, uncertainties, demands, commitments or events for the current fiscal year that are reasonably likely to have a material effect on our net revenues, income, profitability, liquidity or capital reserves, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

Research and Development

Research and development expenses consist primarily of staff cost and outsourced labor cost for the research and development of our platform, including technology innovations, development and updates, and system function and feature updates and upgrades. Our R&D efforts also involve research and development on our insurance solutions’ development, replacement, updates, upgrades, and innovations. See “Business — Research and Development” for more information regarding our plan to develop this platform.

During the fiscal years ended June 30, 2022 and 2023, we incurred research and development expenses of approximately RMB 7.7 million and RMB 9.7 million (US$1.3 million), respectively.

We will continue to work on the development of our platform. We may need to devote more resources and funds to improve/add functions as our business develops. We plan to fund the further development of our platform through equity and/or debt financing, if cash generated from our operations is insufficient.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Foreign currency risk is the risk of loss resulting from changes in foreign currency exchange rates. Fluctuations in exchange rates between the RMB and other currencies in which we conduct business may affect our financial position and results of operations.

Our subsidiaries are operating in mainland China and Hong Kong with substantially all of their transactions settled in RMB. As a result of, we are mainly exposed to foreign exchange risk arising from our cash and cash equivalents denominated in RMB.

However, we consider that our business in mainland China is not exposed to any significant foreign exchange risk as there are no significant financial assets or liabilities of these subsidiaries denominated in the currencies other than the functional currency.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and financial products purchased from financial institutions. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

Holding Company Structure

All of our revenues have been, and we expect they are likely to continue to be, in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC Subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements and clearance of taxes. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC Subsidiaries are required to set aside at least 10% of their after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Historically, our PRC Subsidiaries have not paid dividends to us, and they will not be able to pay dividends until they generate accumulated profits. Furthermore, capital account transactions, which include foreign direct investment in and loans to our PRC Subsidiaries, must be approved by and/or registered with SAFE, its local branches and certain local banks, as the case may be.

As a Cayman Islands exempted company and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through loans or capital contributions, subject to the approval, filings or registration of government authorities and limits on the amount of capital contributions and loans. This may delay us from using the proceeds from this offering to make loans or capital contributions to our PRC Subsidiaries. We expect to invest substantially all of the proceeds from this offering in our PRC operations within the business scopes of our PRC Subsidiaries. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, our PRC Subsidiaries by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business”.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires our management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies and practices include the following: (i) revenue recognition; (ii) accounts receivable, net; and (iii) income taxes. See Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements for the disclosure of these accounting policies. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements.

While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

(a)     Allowance against accounts receivable

Accounts receivable, net are stated at the original amount less an allowance for doubtful accounts. An accounts receivable is recorded when we have unconditional rights to the consideration for which we have completed performance obligation. We review the accounts receivable on a periodic basis and make specific allowances when there is doubt as to the collectability of individual balances. Based on our credit term granted to insurance suppliers, accounts older than 60 days are considered past due. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Account balances are charged off against the allowance in the event that the insurance suppliers file for bankruptcy or liquidation with the local court under which circumstance the potential for recovery is considered remote. For the years ended June 30, 2022 and 2023, we accrued provisions against accounts receivables of approximately nil and RMB 1.9 million, respectively. During the fiscal year ended June 30, 2023, we wrote off the allowance of approximately RMB 0.3 million against accounts receivable because the chance of collection is deemed to be remote.

(b)    Valuation of deferred tax assets

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

As of June 30, 2022 and 2023, deferred tax assets from the net operating loss carryforwards amounted to approximately RMB 12.7 million and RMB 8.2 million, respectively. We generated net income in certain PRC Subsidiaries for the fiscal year ended June 30, 2022 and 2023, and thus we utilized net operating loss of RMB 3.7 million and RMB 4.5 million, respectively. In addition, we reversed a valuation allowance of approximately RMB 2.1 million and RMB 1.2 million for the fiscal year ended June 30, 2022 and 2023, respectively.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The PRC operating entities in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($13,800). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

As of June 30, 2023 and 2022, there were RMB1.0 million and nil of unrecognized tax benefits, respectively, that would affect the annual effective tax rate if recognized. The unrecognized tax benefit was presented as a reduction of the Deferred tax assets — Net operating loss carrying forwards in the consolidated financial statements as of June 30, 2023. The Company recognizes interest and penalty charges related to uncertain tax positions as necessary in the provision for income taxes. For the years ended June 30, 2023 and 2022, no interest expense or penalty was accrued in relation to the unrecognized tax benefit. The Company has a liability for accrued interest of nil as of June 30, 2023 and 2022, respectively.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2 to our consolidated financial statements included elsewhere in this prospectus.

Non-GAAP Financial Measures

In addition to consolidated U.S. GAAP financial measures, we consistently evaluate our use of and calculation of the non-GAAP financial measures, “Adjusted EBITDA” and Adjusted earnings (loss) per share (“Adjusted EPS”).

Adjusted EBITDA is a financial measure defined as our EBITDA, adjusted to eliminate the effects of certain non-cash and/or non-recurring items, that do not reflect our ongoing strategic business operations. EBITDA is computed as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is EBITDA further adjusted for certain income and expenses, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of digital insurance brokerage services. The adjustments currently include share-based compensation expenses, gain from early termination of leases, loss from disposal of property and equipment and provision of doubtful accounts,

Adjusted EPS is a financial measure defined as our EBITDA divided by our diluted weighted-average shares outstanding, adjusted with the EPS impact related to the adjustments made to EBITDA to derive Adjusted EBITDA.

We believe Adjusted EBITDA and Adjusted EPS can be important financial measures because they allow management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making such adjustments.

Adjusted EBITDA and Adjusted EPS are provided in addition to and should not be considered to be a substitute for, or superior to net income (loss), the comparable measures under U.S. GAAP. Further, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to revenue growth, net income (loss), diluted earnings (loss) per share or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under U.S. GAAP.

Reconciliations of Adjusted EBITDA and Adjusted EPS to the most comparable U.S. GAAP financial metric for historical periods are presented in the table below:

	For the Year Ended June 30,
	2022	2023	2023
	RMB	RMB	USD
Reconciliation of non-GAAP income (loss) from operations:
Net Income (Loss)	14,259,406	(43,098,780)	(5,943,593)
Depreciation and amortization expenses	710,708	928,385	128,030
Income tax (benefits) expenses	(2,110,635)	541,460	74,671
Interest expenses	1,459,818	1,241,082	171,153
EBITDA	14,319,297	(40,387,853)	(5,569,739)

Adjustments:
Share-based compensation expenses	535,853	55,266,010	7,621,531
Gain from early termination of right-of-use assets	(108,372)	(58,092)	(8,011)
Loss from disposal of property and equipment	—	13,223	1,824
Provision for doubtful receivables	—	1,854,686	255,773
Adjusted EBITDA	14,746,778	16,687,974	2,301,378
	For the Year Ended June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
Reconciliation of non-GAAP Basic and Dilutive Earnings (Loss) Per Share:
Net Income (Loss)	0.54	(1.61)	(0.22)
Depreciation and amortization expenses	0.03	0.03	0.00
Income tax (benefits) expenses	(0.08)	0.02	0.00
Interest expenses	0.06	0.06	0.01
EBITDA per share	0.55	(1.51)	(0.21)

Adjustments:
Share-based compensation expenses	0.02	2.07	0.29
Gain from early termination of right-of-use assets	(0.00)	(0.00)	(0.00)
Loss from disposal of property and equipment	—	0.00	0.00
Provision for doubtful receivables	—	0.07	0.01
Adjusted EBITDA per share	0.57	0.63	0.09

INDUSTRY

Overview of Insurance Brokerage Service Industry in China

Insurance brokerage services refer to the services to customers on professional risk management, insurance plan design, contract signing, claims settlement assistance, and other services approved by the China insurance authority. Insurance brokerage service industry is segmented into the traditional insurance brokerage service industry and the digital insurance brokerage service industry. Traditional insurance brokerage services typically conduct business offline, while digital insurance brokerage services leverage digital technologies to connect customers, insurers, and potential clients. The integration of digital technology and evolving consumer preferences in the insurance industry provides digital insurance brokerage service providers with a significant competitive edge, enabling them to connect with customers through multiple channels and increase operational efficiency.

According to Frost & Sullivan, the market size of insurance brokerage service in terms of revenue exhibited a steady growth, from approximately RMB19.8 billion in 2018 to approximately RMB42.7 billion in 2022, representing a compound annual growth rate (“CAGR”) of 21.1%. The market size is expected to grow and reach RMB81.8 billion in 2027. The market size of traditional insurance brokerage services increased from approximately RMB17.6 billion in 2018 to approximately RMB34.2 billion in 2022, representing a CAGR of 18.2%, and is expected to reach approximately RMB29.1 billion in 2027. The digital insurance brokerage service industry, undergoing a faster pace increasing trend than the traditional insurance brokerage service industry, grew at a CAGR of 39.2% from approximately RMB2.2 billion in 2018 to approximately RMB8.4 billion in 2022, and is expected to continue to increase and reach RMB52.7 billion in 2027. (See Chart 1 below)

Chart 1 Market Size of Insurance Brokerage Service Industry in the PRC — Breakdown by Digital and Traditional Insurance Brokerage Services, by Revenue (2018-2027E)

Overview of Digital Scenario-Embedded (2B2C) Insurance Brokerage Industry in China

Digital scenario-embedded (2B2C) insurance brokerage services represent an innovative business model that delivers integrated insurance solutions from operations, technological systems, and insurance products to a range of business entity channels such as corporations or government departments (2B), and thus, indirectly delivers insurance products and customer services to end customers (2C). The insurance solutions offered by 2B2C insurance brokerage services are customized for specific scenarios and each business entity channel’s industry or features. These solutions consist of various types of insurance products, targeting different end customers based on their needs. (See Chart 2 below) Through this model, 2B2C insurance brokerage service providers and business entity channels jointly offer digital insurance brokerage services to end customers (2C).

Chart 2 Applicable Scenarios of 2B2C Digital Insurance Brokerage Services in China

Applicable Scenarios		Applicable Products and Services	Types of Clients
Industry Solutions	• Medical • Healthcare	• Medical liability insurance • Accident insurance • Health insurance	• Public hospitals • Practitioners • Patients
	• Travel • Outdoor activity	• Travel insurance • Accident insurance	• Travel agencies • Visa companies
	• Ride-hailing • Designated driving service	• Liability insurance • Vehicle insurance	• Ride-hailing platforms • Designated driver platforms
	• Urban utility	• Comprehensive insurance • Gas insurance	• Business service centres • Telemarketing service centres
	• Freight transport • Cross-border e-commerce	• Liability insurance • Cargo insurance	• E-commerce platforms • Logistics platforms
	• Self-media • Traditional insurance	• Exclusive platform services • Branding and IP services	• Social media influencers • Insurance agents

Note: Applicable scenarios, applicable products and services, and types of clients are non-exhaustive.

Source: Frost & Sullivan

Applicable Scenarios		Applicable Products and Services	Types of Clients
Corporate Solutions	• Human resource • Employee benefits	• Enterprise property insurance • Employer's liability insurance • Group medical insurance	• Corporations • Employees
Government Solutions	• Medicare	• Medical liability insurance	• Consumers • Medical institutions
	• Emergency management	• Catastrophe insurance • Work safety liability insurance	• Provincial emergency departments
	• Anti-poverty	• Anti-poverty insurance • Consulting services • Publicity and promotion services	• Government departments • Insurance companies

Note: Applicable scenarios, applicable products and services, and types of clients are non-exhaustive.

Source: Frost & Sullivan

In the business flow of 2B2C insurance brokerage services in China, insurance companies assume the insurance underwriting risk and are responsible for managing claims settlement. Insurance companies collaborate with 2B2C insurance brokerage service providers to create customized insurance products, which are subject to regulatory oversight by the China Banking and Insurance Regulatory Commission. These insurance products are then embedded by the 2B2C insurance brokerage service provider’s business entity channels, such as enterprises or government departments, into their relevant scenario-based products or services. 2B2C insurance brokerage service providers offer one-stop insurance solutions to their business entity channels, including product design, pricing support, consulting services, and operational support. (See Chart 3 below) In addition, 2B2C insurance brokerage service providers provide customer service to end customers on behalf of their business entity channels. These services encompass product and risk consultation, sales and policy inquiry, and claims settlement support. By capitalizing on the substantial existing end-customer base of business entity channels, 2B2C insurance brokerage service providers establish a robust relationship with end customers and expand their end-customer pool to drive customer conversions.

Chart 3 Business Flow Diagram of 2B2C Digital Insurance Brokerage Services in China

According to Frost & Sullivan, the market size of the digital scenario-embedded insurance brokerage services industry in the PRC increased from approximately RMB0.1 billion in 2018 to approximately RMB0.8 billion in 2022, with a CAGR of 54.6% from 2018 to 2022. Driven by several driven factors such as supportive government policies, the continuous development of insurance technology and changes in consumer behavior (as detailed below), the market size of the digital scenario-embedded insurance brokerage services industry in China is expected to reach approximately RMB6.2 billion in 2027, with a CAGR of approximately 50.1% from 2022 to 2027. (See Chart 4 below)

Chart 4 Market Size of 2B2C Digital Insurance Brokerage Services Industry in China by Revenue (2018-2027E)

Managing General Underwriter (MGU) Services

Managing general underwriter (“MGU”) service is one of the models that can be integrated in and offered as extension services in the 2B2C insurance brokerage model. A MGU service provider refers to an insurance intermediary, such as a digital insurance brokerage service provider, that specializes in a specific market segment, such as the mid-to-high-end medical insurance services, and uses advanced insurance technology to manage and underwrite insurance on behalf of an insurance company. A MGU service provider handles for insurance companies tasks such as evaluating and determining whether the insurance risks may be assumed by the insurance companies as well as carrying out administrative functions such as marketing, product design, claim settlement, account reconciliation, and risk control, and may distribute the products to digital brokerage service providers for sales after configuring products. Insurance companies pay service fees for MGU service to lower their cost of product development and operations and expand their sales channels. Small and medium-sized insurance companies are likely to opt for MGU service to assist them with product sales, distribution, and operations due to their limited channel construction capabilities.

In general, MGUs, third party administrators (“TPAs”), insurance companies, and reinsurance companies collaborate to offer insurance coverage. However, unlike TPAs who primarily manage administrative tasks, MGUs specialize in supporting insurance companies on their underwriting and managing insurance policies, often working with insurance and reinsurance companies to provide coverage for specific risks and industries according to their specialization. MGUs are authorized part of the insurance company’s underwriting authority and can sign the insurance contract on behalf of the insurance company. Some leading 2B2C insurance brokerage companies have the capability to act as both an insurance brokerage service provider and an MGU service provider. By incorporating the MGU model into their operations, these companies can offer a more comprehensive suite of services, providing all-in-one solutions to both insurance companies and end-customers. Currently, the mid-to-high-end medical insurance segment is the most mature sub-segment of MGUs in China. Going forward, the MGU business model is likely to overlap, blend, and collaborate with the 2B2C business model to offer standardized and customizable insurance solutions to other industries, businesses, and government entities. According to Frost & Sullivan, MGU services market in China is still in its early stage, with the government taking steps to promote its development, establish regulations, and rectify the scattered and chaotic market pattern. Despite this, the market has seen significant growth, with its size increasing from RMB0.2 billion in 2018 to approximately RMB0.5 billion in 2022, with a CAGR of 21.9% over the period. As the MGU services market becomes more established and new models are developed, the MGU services market is expected to become replicable and scalable. Its market size is expected to reach approximately RMB1.8 billion in 2027 with a projected CAGR of approximately 30.2% from 2022 to 2027. (See Chart 5 below)

Chart 5 Market Size of Managing General Underwriter Services Industry in China, by Revenue (2018-2027E)

Ranking of 2B2C Digital Insurance Brokerage Service Providers and MGU Services Providers in China

According to Frost & Sullivan, the market concentration of the digital scenario-embedded insurance brokerage (2B2C) services industry in China is high, with the top 3 companies accounting for approximately 34.4% of the market in 2022, among which the Company ranked 1st with a market share of approximately 17.4%. In respect of MGU service industry in China, most players partnered with leading health insurance companies, with a focus on catering to niche markets and meeting unaddressed demands for health protection. The market is fragmented with over 700 companies in the market, and the top 3 companies accounted for approximately 23.6% of the total market share in 2022, among which the Company ranked 2nd with a market share of approximately 5.4%.

Market Drivers of 2B2C Digital Insurance Brokerage Service Industry in China

According to Frost & Sullivan, the major market drivers for the 2B2C digital insurance brokerage service industry are:

•        Favorable government policies.    In 2021, the China Insurance Industry Association issued the “Notice of Opinions on the 14th Five-Year Plan for the Development of Insurance Technology (Draft for Comments)” to insurance institutions. This notice set a goal of achieving over 90% digitalization of insurance services by 2025, spurring traditional insurance brokerage service firms to shift towards digital business models and thus expanding the digital insurance brokerage service industry. In addition, the “Healthy China 2030” plan aims to enhance the multi-level medical security system by focusing on strengthening the basic medical insurance and supplementing it with various types of supplementary insurance and commercial health insurance. This plan aims to strengthen the connections between basic medical insurance, critical illness insurance for both urban and rural residents, commercial health insurance, and medical assistance. By 2030, the goal is to fully establish a mature universal medical insurance system, and to improve the management and service system for universal medical insurance as well as enhance its efficiency.

•        Development of insurance technology.    Emerging new technologies such as artificial intelligence, big data, cloud computing, and the Internet of Things, and blockchain are driving the development of the digital insurance industry. Insurance technology can improve efficiency and lower costs by facilitating scenario-based insurance, product customization, service optimization, the underwriting process, and instant claims settlement. For instance, cloud computing services can help in saving operational cost by allocating resources on demand. Moreover, AI-powered digital brokerage platforms can increase efficiency and reduce costs for labor-intensive insurance operations like loss assessment, customer service, and sales consulting, for which automation applications such as text and image recognition, intelligent voice robots, voice emotion recognition, natural language processing, and human-computer interaction can be used to achieve these improvements. In addition, the development of insurance technology helps insurance companies and 2B2C insurance brokerage services providers reach a more comprehensive array of customers. It effectively supports consumer analytics, targeted marketing, and diversified and high-frequency insurance products and services delivery at lower costs. For instance, AI and big data enable automatic screening of high-quality customers and conduct customer analytics, revealing potential insurance product and service needs. Insurance technology also provides instant customer service and precision marketing to customers through their smart devices, lowering customer acquisition costs.

•        Changes in customer behaviour and customer composition.    In recent years, customer behavior has undergone profound changes. Research shows that insurance customers in the Internet era pay more attention to product transparency and service experience while demonstrating a strong preference for personalization, customization, and scenario orientation. In addition, millennials are gradually becoming the leading consumption group of insurance, they are expected to surpass Generation X to become the main consumption group within the next decade. Millennials generally exhibit greater confidence in the Internet, prefer the convenience of information access online, possess enhanced self-assessment capabilities, express greater willingness to adopt digital insurance products, and place significant emphasis on product diversity and customization. Such changes in customer behaviour as well as customer composition enhance the growth prospects of digital scenario-embedded insurance brokerage services.

OUR BUSINESS

In the following discussion of our business, unless otherwise provided, “we,” “us,” “our,” or “ourselves” refer to Zhibao’s PRC Subsidiaries or Zhibao China Group.

Overview

Zhibao Technology Inc. is a holding company incorporated as an exempted company on January 11, 2023 under the laws of the Cayman Islands. It operates substantially all of its business through its PRC Subsidiaries, or Zhibao China Group, in particular Zhibao China and Sunshine Insurance Brokers.

We are a leading and high growth InsurTech company primarily engaging in providing digital insurance brokerage services in China. 2B2C digital embedded insurance is our innovative business model, which we pioneered in China. We launched the first digital insurance brokerage platform in China in 2020, which is powered by their proprietary PaaS. According to the Frost & Sullivan Report, the total market size of the 2B2C digital insurance brokerage services sector in China, contributed by over 20 market players in the PRC market, was approximately RMB807.4 million in 2022, among which Zhibao China Group ranked number one, with a market share of approximately 17.4% and a revenue of approximately RMB140.6 million. Under the Frost & Sullivan Report, the 2B2C digital insurance brokerage services sector is the fastest growing segment within the digital insurance brokerage service industry, with a historical compound annual growth rate (“CAGR”) of approximately 54.6% from 2018 to 2022, which also presents a substantial growth potential to reach approximately RMB6.2 billion in 2027, with an estimated CAGR of approximately 50.1% from 2022 to 2027. We believe that 2B2C digital embedded insurance is shaping the future of the industry.

2B2C digital embedded insurance refers to our one-stop customized insurance brokerage model, under which we provide proprietary and customized insurance solutions to be digitally embedded in the existing customer engagement matrix of our B channels to reach and serve such B channels’ existing pool of end customers. Each B channel encompasses a specific scenario where its end customers also have potential, untapped insurance needs. For example, a Chinese travel agency (our B channel) has an average of 100,000 Chinese tourists traveling to the U.S. for tourism every year. We believe this presents an untapped scenario-specific opportunity for international travel accident insurance needs for a pool of 100,000 Chinese tourists as end customers. These end customers might otherwise have to search for and purchase insurance separately or might not purchase insurance at all. After reaching an agreement with such travel agency to become one of our B channels, we build and embed a travel insurance solution across this travel agency’s matrix of digital channels, including its website, App, Douyin (the Chinese equivalent of TikTok), WeChat Mini Program, and other social media accounts. Consequently, we may pinpoint the 100,000-strong customer base and provide insurance brokerage services which are specifically and accurately tailored to the insurance needs of these end customers.

Our service portfolio includes (1) insurance brokerage services, and (2) MGU services, a specialized insurance brokerage service whereby the insurance companies authorize us to assist them in underwriting, claims and risk control services. It broadly covers insurance product design and customization, selection of insurance companies, technology system interconnection and delivery, customer AARRR operation, customer service, compliance management, and data analysis, all of which are integrated in each of our insurance solutions. Each insurance solution generally applies to one specific scenario in a particular sector, with customized product design and services relevant for that scenario and sector. As of the date of this prospectus, we have developed more than 40 proprietary and innovative digital insurance solutions addressing different scenarios in a wide range of industries, including but not limited to travel, sports, logistics, utilities (i.e., gas and electricity), and e-commerce. We acquire and analyze customer data, utilize big data and AI technology to continually iterate and enhance our digital insurance solutions. This iterative process, in addition to continually improving our digital insurance solutions, will keep us abreast of the new trends and customer preferences in the market.

We secure and serve our end customers through our B channels. Our B channels cover a wide range of industries and organizations, including but not limited to internet platforms, large and medium-sized enterprises, and government agencies. While B channels have end customers with potential insurance needs relevant and specific to their primary operations, they usually do not have the experience and expertise to effectively provide insurance related services. In order to address this pain-point, we provide them with our customized digital insurance solutions specifically tailored to their business. Our 2B2C model thrives because our relationship with B channels is mutually beneficial and sustainable for all participants. Our B channels view us as a valuable partner as we empower them to provide insurance as a value-added service to their end customers, a potential competitive advantage for them. By embedding our digital insurance solutions into our B channels’ online matrix to reach their customer base, we maintain a captive, stable and sustainable source of end customers at low cost. The end customers, as a result, can conveniently and efficiently access quality brokerage services and suitable insurance products tailored to their actual needs. As of the date of this prospectus, we have cooperated with more than 1,000 B channels, and secured more than 1 million end customers through them. We will expand the number of B channels as a key growth strategy of our business.

Under our business model, we represent end customers as their authorized insurance broker to negotiate with insurance companies and select the most suitable insurance products for our end customers. As of the date of this prospectus, we have partnered with over 90 insurance companies (including their subsidiaries and branches).

While embedded insurance brokerage is still at an early stage of development in China, we believe it is the future of insurance brokerage industry.

Our revenue reached approximately RMB 142.1 million (US$19.6 million) for the fiscal year ended June 30, 2023, representing an increase of approximately RMB 33.9 million (US$4.7 million), or 31%, from approximately RMB 108.2 million (US$16.2 million) for the fiscal year ended June 30, 2022. We achieved profitability for the fiscal year ended June 30, 2022 with our net income reaching approximately RMB 14.3 million (US$2.1 million). For the fiscal year ended June 30, 2023, we incurred net loss of approximately RMB 43.1 million (US$5.9 million), among which RMB 54.7 million ($7.5 million) related to share-based compensation expenses arising from issuance of ordinary shares to a related party. Excluding such one-off expenses, we would have achieved net income of approximately RMB 11.6 million ($1.6 million).

Our Revenue Model

Our revenue consists of (i) Insurance Brokerage we receive for our general digital insurance brokerage services, (ii) MGU Service Fees we receive for our MGU services.

Insurance Brokerage refer to the commissions or fees we receive from our insurance companies for the digital insurance brokerage services we offer to our end customers (who pay insurance premium to insurance companies according to the terms of their policies), usually at the range of 10%-35% for property & casualty insurance products, 10%-35% for health insurance products and 50% – 80% for life insurance products, of gross written premium per insurance policy depending on the type of the insurance, the specific insurance products, and our negotiated terms with each insurance company. Insurance Brokerage accounted for approximately 78% and 84%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2023.

MGU Service Fees refer to service fees we receive from insurance companies for the MGU services we provide to them, usually at an average of approximately 15% of gross written premium per insurance policy depending on the type of insurance, and our negotiated terms with each insurance company. MGU Service Fees accounted for approximately 22% and 16%, respectively, of our total revenues for the fiscal years ended June 30, 2022 and 2023.

Our Strengths

We believe that the following strengths contribute to our growth and differentiate us from our competitors:

•        Innovative Business Model — 2B2C Embedded Insurance

We are a pioneer and market leader in 2B2C embedded insurance business in China. Our 2B2C model is key to enable us to acquire end customers at minimal cost and therefore to achieve higher efficiency compared with our industry peers, who might gain customers by investing a large amount of capital through direct-to-consumer advertisement and other marketing channels. Each of our B channels has already developed a stable relationship with their end customers. By embedding our customized digital insurance solutions into B channels’ online matrix, we can reach end customers more precisely and efficiently. As the first-mover and a market leader in 2B2C embedded insurance brokerage service in China, we have entrenched relationships with B channels and other industry participants. As of the date of this prospectus, we have cumulatively cooperated with over 1,000 B channels and will continue to expand the number of B channels as a key growth strategy.

•        Market Leading Digital Insurance Solutions

As of the date of this prospectus, we have developed over 40 proprietary and innovative digital insurance solutions which are built and operated based on our PaaS. Each of our proprietary digital insurance solutions primarily consists of insurance product(s), a solution-specific technology system, customer AARRR operations plan, and customer service plan. They are specifically tailored to the various scenarios of our B channels and their end customers’ insurance needs. Our digital insurance solutions can largely reduce point-of-sale friction and deliver the digital insurance brokerage services which are relevant and tailored to the separate needs of our B channels and end customers. Through our digital insurance solutions on our PaaS, we acquire and analyze customer data, and utilize big data and AI technology to continually iterate and enhance our digital solutions. This iterative process, in addition to continually improving our digital solutions, will keep us abreast of the new trends and customer preferences in the market.

•        Advanced Technology Platform

We launched the first digital insurance brokerage platform in China in 2020. This platform includes (i) 2B2C insurance PaaS, (ii) digital insurance solutions, and (iii) delivery system. Through our platform, we can provide SaaS to our various B channels and insurance brokerage services to our end customers effectively and efficiently.

(i)     Our PaaS is a cloud-based development platform which offers a collection of 2B2C insurance tools for building the systems required for various insurance solutions efficiently. Our PaaS was developed out of our professional knowledge and experience gained from real-world deployment of systems in the past eight years. The tools of our PaaS are analogous to providing “pre-washed” and “pre-cut” raw materials, allowing us to quickly and reliably output “cooked dishes”. Without such a PaaS, building the necessary solution-specific systems would be a complicated and slow process with no guarantee of a positive user experience. Our PaaS is not only for our internal solution-specific systems but can be extended to our independent sales partners. It allows such partners to share our highly efficient tools and workflows, and incubate new solutions without having to start from scratch each time. Furthermore, the unified design foundation of our PaaS allows us to develop brand new solutions as well as to piggyback additional solutions on top of those already deployed with reusable system components, data consistency and customer convenience.

(ii)    Our various insurance solutions are built and run based on the PaaS. These solutions are delivered to B channels by embedding within the B channels’ platforms, including but not limited to WeChat Official Accounts, websites, and insurance modules within Apps. Our end customers may purchase insurance products and have access to insurance services through our embedded insurance solutions on our B channels’ website, App, H5 page, or QR codes.

(iii)   Our delivery system, developed according to the best practices of digital insurance brokerage services, breaks down our various solutions into workflows, work nodes, automatic resource assignments, and deliverable standards. On the delivery system, business opportunities are segregated into different industries which are automatically mapped to our various solutions. It also allows us to collect and consider the specific needs from each B channel. The delivery system then runs the pre-set workflow, standardizing our processes and providing higher-quality and higher-efficiency deliverables. According to the specific needs of our B channels, the delivery system is capable of making changes to the standard workflow to meet these customizations. Our delivery system helps us greatly improve our delivery efficiency, quality and channel satisfaction.

•        Experienced Management Team with Extensive Expertise in Insurance Industry and Digital Technology

We have an experienced and devoted management team that has helmed the acceleration of our growth and steered our strategic direction. Our management team is passionate about innovation in providing digital insurance solutions to end customers. Our founder and Chief Executive Officer, Mr. Botao Ma has accumulated more than 30 years of management experience in the insurance industry. Our Chief Financial Officer, Mr. Yuanwen Xia, has more than 15 years of experience in PwC and investment sector. Our Chief Operating Officer, Mr. Xiao Luo has more than 15 years of experience in insurance brokerage business. Our Chief Technical Officer, Mr. Yugang Wang, has more than 20 years of digital technology and management experience in the insurance industry. Our management team has extensive experience in China’s insurance market; in particular, our team’s expertise in the insurance brokerage industry will help steer the Company to continuously maintain and extend our leading position in the digitalization of the insurance brokerage industry in China. Their influences across the market have already, and will continue to, attract more B channels and deepen relationships with existing B channels and insurance companies, all of which will sustain and accelerate the rapid-paced growth of the Company.

Our Growth Strategies

We intend to grow our business by pursuing the following key strategies:

•        Accelerate the Expansion of B Channels

We plan to scale up our business by rapidly expanding the number of B channels. We intend to penetrate new markets, increase market share in existing markets and access a broader range of B channels in China. With the continuing development of our 2B2C business, we have developed insurance companies as a special type of B channel, providing digital brokerage services and supports for their existing individual policyholders. We plan to cooperate with more insurance companies as a key focus for expansion.

•        Expand Our Sales Force

We plan to increase the number of sales teams both in the head office and branch offices. We also plan to develop more independent sales partners who are not directly employed by us but provide leads for new B channels, for example smaller-scale niche players in the 2B2C business sector. We have an established workflow to efficiently establish relations with sales partners powered by our delivery system, which provides contracting, training, online customer AARRR operations, and an online portal for requesting sales support. The growth of our nationwide network of sales partners is integral to our rapid expansion and growth of the market.

•        Drive Additional Conversions for Existing End Customers — Our 2C Business

Through our B channels, we are accumulating an ever-larger pool of potential end customers. Although the initial customer interaction is related to the specific scenario and sector of the B channels, end customer may have additional needs that have not yet been addressed. For example, a medical insurance end customer might have additional demand for travel, household, or life insurance. We intend to strengthen our to-customer, or 2C business by targeting our existing customer base to meet the additional needs of each end customer. Our 2C business is an increasingly important part of our business growth in the coming years.

•        Upgrade and Enrich Our Digital Insurance Solutions

Currently we have over 40 proprietary digital insurance solutions on our platform, which covers various scenarios in a variety of industries. We will keep refining and upgrading our insurance solutions to keep abreast of new trends and customer preferences. In addition to optimizing our existing insurance solutions, we are developing new insurance solutions to meet emerging demands. We intend to develop solutions across every sector of the economy, thus ultimately covering every aspect of the end customers’ daily life to deliver all-around insurance coverage.

•        Upgrade and Enhance Our PaaS

We are the first to establish a PaaS in the digital insurance brokerage market in China. We intend to invest in the research and development (“R&D”) of new technologies to upgrade and enhance our PaaS to maintain our leadership position in China. In particular, we plan to enrich the technology infrastructure tools and functionalities of the business components of our PaaS, and introduce new AI and business intelligence (BI) functionalities, continually strengthening our data security and governance.

•        Expand the Scale of the MGU business.

We pioneered the MGU business model in China. Under this model, in addition to providing general digital insurance brokerage services to our end customers, we also assist insurance companies in product design, underwriting, reinsurance, claims and risk control services. We intend to increase the number of MGU partners (insurance companies) from 5 to 15 by the end of 2024, and expand the insurance products from the current high-end medical insurance and long-term disability lines to mid-end medical and personal accident lines in the future.

•        Expand Our Business through Lloyd’s Syndicate

We are in the process of establishing a Lloyd’s syndicate, an entity who can underwrite risks by utilizing Lloyd’s insurance and reinsurance licenses in China. Through this vehicle, we will share a portion of the risks for brokerage and MGU business produced by Zhibao China. Since we also retain risks on the business, we hope to prove our confidence in the business we produce and achieve better terms with our insurance and reinsurance partners.

•        M&A Opportunities

There is a fragmented constellation of smaller-scale firms engaged in online insurance agency or brokerage business in China. They are commonly lacking in industry recognition, technological capacity, team expertise, capital, and market resources, therefore they face significant headwinds in scaling up their business and attaining profitability. However, some of them have built strong ties with B channels in niche industries, providing us with potential targets for M&A. We plan to invest in potential M&A targets in the future, especially those who can bring new B channel resources.

Market Opportunity

Along with the development of the PRC insurance industry and the progress of digital industrial transformation in the PRC in recent years, insurance brokerage service institutions are recognized by more policyholders and insurance companies. According to the Frost & Sullivan Report, the total market size of the Chinese insurance industry in terms of insurance premium grew steadily and is expected to reach approximately RMB 5.8 trillion by 2027, at a CAGR of 4.3% from 2022 to 2027. Within the insurance industry, the insurance brokerage services industry in terms of revenue grew substantially at a CAGR of 21.1% from 2018 to 2022 and is estimated to grow at a CAGR of 13.9% from 2022 to 2027. Furthermore, the market size of the digital insurance brokerage services industry in terms of revenue is estimated to substantially grow at a CAGR of 28.2% from 2022 to 2027. It is noteworthy that, within the market, the digital scenario-embedded insurance brokerage (also known as 2B2C) services industry is the fastest growing segment, with a historical CAGR of 54.6% from 2018 to 2022. It also presents a substantial growth potential, with an estimated CAGR of 50.1% from 2022 to 2027.

The convergence of digital technology and changing consumer preferences in the insurance industry give digital insurance brokerage service providers, like us, a competitive advantage as digital technology assists us in connecting end customers through more channels, thus enhancing our operation efficiency. We believe, in the future, the digital insurance brokerage service will take more market share.

In recent years, consumer behaviors have undergone profound changes. Research shows that insurance customers in the internet era pay more attention to product transparency and service experience while demonstrating a strong preference for personalization, customization, and scenario orientation. In addition, millennials (who were generally born between the early 1980s and the mid-to-late 1990s) are gradually becoming the leading consumption group of insurance, which are expected to surpass generation X (who is generally born between the mid-1960s and the late 1970s) to become the main consumption group within the next decade. The millennials can obtain information through the internet more conveniently and efficiently, and are more receptive to digital insurance and pay more attention to product diversity and personalization, which provide great potential for the development of digital embedded insurance brokerage services.

Regulatory Permissions

As of March 22, 2024, except for the filing with the CSRC and the cybersecurity review, and the licenses and permissions held by Zhibao’s PRC Subsidiaries as described below, we are not required to, and have not applied for, received or been denied approval or permission from the PRC authorities to list on Nasdaq.

We believe that as Zhibao’s Hong Kong subsidiary Zhibao HK is a holding company with no business operations since its incorporation, neither Zhibao HK is currently required to obtain regulatory approval from the Hong Kong government for our overseas listing plan in the U.S., nor has Zhibao HK been required to obtain any specific license or permission for its operation in Hong Kong, except that Zhibao HK is required to obtain and maintain a general business registration certificate, which is current as of the date of this prospectus.

As of March 22, 2024, Zhibao and its subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals required to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include but are not limited to business license and insurance broker license. The following table provides details on the licenses and permissions held by Zhibao’s PRC Subsidiaries:

Company	License/Permission	Issuing Authority	Validity
Zhibao China	Business License	China (Shanghai) Pilot Free Trade Zone Lingang New Area Administration for Market Regulation	No Fixed Term
Shanghai Anyi	Business License	Shanghai Pudong New Area Administration for Market Regulation	No Fixed Term
Sunshine Insurance Brokers	Business License	Shanghai Pudong New Area Administration for Market Regulation	November 16, 2041
	Record-filing Certificate of Classification Protection of Information System Security – S3A3	Shanghai Municipal Public Security Bureau	Long Term
	Insurance brokerage license	China Banking and Insurance Regulatory Commission Shanghai Bureau	September 1, 2026
Zhibao Health	Business License	Shanghai Pudong New Area Administration for Market Regulation	November 15, 2052

Our Services

Our service portfolio includes (i) insurance brokerage services, and (ii) MGU services.

Insurance Brokerage Services — Our Primary Business Line

Insurance Brokerage Services is our primary business line, accounting for approximately 75% of our overall revenue. We provide embedded digital insurance brokerage services to end customers through B channels supported by our digital insurance brokerage platform — our proprietary PaaS providing insurance solutions embedded in the customer engagement matrix of our B channels, including but not limited to their websites, App, Wechat Mini Programs, Douyin (the Chinese equivalent of TikTok) and other social media accounts. An insurance solution refers to an insurance brokerage service specially designed for a B channel and its end customers, which integrates online operations, systems, insurance products and customer services.

For the fiscal years ended June 30, 2022 and 2023, the revenue generated from the digital insurance brokerage services was approximately RMB 84.3 million (US$12.6 million) and RMB 119.8 million (US$16.5 million), respectively, accounting for approximately 78% and 84%, respectively, of our total revenues.

Overview of Platform

With a deep understanding of the needs and challenges facing our B channels and end customers, driven by digital technology, we introduced 2B2C business model as our primary marketing channel by building relationships with B channels to reach end customers and utilizing our digital insurance brokerage platform to support this business model. Our platform, launched in 2020, adopts this new business model and is embedded in, and primarily accessible through, the digital platforms of our B channels, i.e. their websites, Apps, WeChat Mini Programs, coupled with a small amount of transactions through our direct operation channel, primarily our own WeChat Mini Program. A wide range of digital insurance brokerage services run on our platform, including customer AARRR operation, channel management, and customer service, specific to each solution and each embedded scenario.

Our platform is the first digital insurance brokerage platform in China, which provides a wide range of insurance solutions to our end customers. As of the date of this prospectus, we have more than 40 innovative insurance solutions on our platform covering the corresponding insurance scenarios in different industries, including but not limited to travel, outdoor activities, sports, travel, logistics, utilities (e.g., municipal gas), and e-commerce. Each insurance solution generally targets one scenario within the primary industry of our B channels and based on the actual needs of their end customers, powered and supported by a series of proprietary systems we build and run on our platform. Each end customer accesses our insurance solutions via a system embedded in our B channel’s digital channels, or via our own WeChat Mini Program. Once they log into our system and prior to clicking the “Purchase” button, our end user must agree to our Brokerage Agreement, authorizing us to represent him (or her) in securing such insurance transaction. Afterwards, the insurance premium is collected either by the insurance company directly or via us (for later settlement with the insurer) and the policy is electronically and automatically issued by the insurance company.

Each of our insurance solutions includes the following elements:

(i)     Insurance Product Design and Customization:    we customize and design bespoke insurance products, including insurance coverage, premium price, and service offerings that cater to the specific business nature of our B channels and the needs of their end customers.

(ii)    Insurer Selection:    We represent our B channels and end customers when selecting an insurance company. If necessary, we will set up a bidding process to obtain the best terms and conditions from insurance companies on behalf of our end customers. After an insurance is placed with an insurer, we will continually monitor its service performance, and request service improvement when necessary.

(iii)   Technology System Interconnection:    we set up customized one-stop digital insurance brokerage service systems for our B channels and end customers, including the establishment of a B channel specific and dedicated service website or other online portal for end customers, and the integration of this portal into our platform.

(iv)   Customer AARRR Operation and Promotion:    we carry out various marketing and promotional activities for end customers on a variety of digital channels including but not limited to website, App, social media, WeChat Official Account and Mini Programs, Douyin (the Chinese version of TikTok) and other social media accounts.

(v)    Customer Service:    We have a dedicated and experienced customer service team, combined with AI, to provide end customers with one-on-one insurance policy consultation, claim support and other services via online, phone, and in-person meeting.

(vi)   Regulatory Compliance Management:    We ensure that insurance product, sales process, online and offline marketing and service are all in compliance with the relevant PRC regulation and rules. All sales should be pre-approved and all the records are kept on our business management system. This includes retracing of the process and recordings of the sales transaction as required by the relevant regulator, as well as relevant data privacy and security regulations in China.

(vii)  Data Analysis:    We collect data during the course of our insurance brokerage services, including but not limited to sales, claims, operation, and market feedback data. We utilize big data technology and our proprietary algorithms to keep improving every aspect of our insurance solutions and share the data analysis with our B channels and the insurance companies (if necessary).

Working Mechanism of Platform and Its Technology Infrastructure

The working mechanism of our platform is illustrated in below chart:

We launched the first digital insurance brokerage platform in 2020 in China. This platform includes (i) the 2B2C insurance PaaS, (ii) our digital insurance solutions, and (iii) delivery system. Through our platform, we can provide SaaS to our various B channels and insurance brokerage services to our end customers.

(i)     Our PaaS is a cloud-based development and running platform which offers a collection of 2B2C insurance tools for building the systems required for various insurance solutions efficiently. Our PaaS was developed out of our professional knowledge and experience gained from real-world deployment of systems over the course of the past 8 years. The work mechanism of our PaaS is illustrated in the below chart.

Business SaaS Systems Grouping contains the specific SaaS systems provided to each relevant participants in the insurance brokerage business. For example, the B Channel Center provides SaaS functionality to our B channels, including multi-level distribution, reconciliation of accounts, business analytics etc. At the simplest level, after setting up the relevant sales team/distribution network and insurance products within our B Channel Center, we can quickly launch insurance sales to end customers.

Biz Components & Tools Grouping provides a complete and fundamental toolset for our 2B2C brokerage business. For example, our integrated payment center collects Alipay, WeChat Pay and other major payment methods into an integrated tool. All solutions that utilize this tool enables end customers to use the most convenient payment methods to complete their payment. Our unified messaging tool provides access to short messaging service (“SMS”), WeChat messaging, email and other communication channels with various templates. Solutions that utilize this component can choose various communication channels relevant to their specific scenario to reach and engage end customers. As a further example, our AI Q&A Tool allows our various solutions to provide online automated responses to varying communication strategies. Our Biz Components & Tools offers abundant fundamental tools to our different solutions, greatly improving our ability to quickly respond to business needs and deploy necessary systems.

Data Center provides a strong data analytics capability and data intelligence tools. For example, it can intelligently assess and matches end customer needs via customer-insight and digital customer AARRR operation tools, provided that we receive customer permission to do so. This can improve customer experience, operational efficiency, and customer value add across the client’s entire lifecycle with us. It can also provide various analytics and reporting tools for our various solutions, providing our B channels with improved management and data analysis capabilities.

Technical Center is the operational platform that our various solution operating systems utilizing our PaaS run on. This technical system utilizes cloud infrastructure provided by leading cloud systems providers, and has received ISO 27001 and local equivalent data security certification. Utilizing our technology platform provides usability, strong operational reliability, expandability and security. It helps reduce technological complexity for our systems, greatly improving efficiency for our online systems and therefore our business.

Our PaaS was developed out of our professional knowledge and experience gained from real-world deployment of systems in the past eight years. The tools of our PaaS is analogous to providing “pre-washed” and “pre-cut” raw materials, allowing us to quickly and reliably output “cooked dishes”. Without such a PaaS, building the necessary solution-specific systems would be a complicated and slow process with no guarantee of a positive user experience. Our PaaS is not only for our internal solution-specific systems, but can be extended to our independent sales partners. It allows such partners to share our highly-efficient tools and workflows, and incubate new solutions without having to start from scratch each time. Furthermore, the unified design foundation of our PaaS allows us to develop brand new solutions as well as to piggyback additional solutions on top of those already deployed with reusable system components, data consistency and customer convenience.

(ii)    Our various insurance solutions are built and run based on the PaaS. These solutions are delivered to B channels by embedding within the B channels’ platforms, including but not limited to WeChat Official Accounts, Websites, and insurance modules within Apps. Our end customers can purchase insurance products and have access to insurance services via our B channel’s website, App, H5 page, QR codes.

(iii)   Our delivery system, according to the best practices of digital insurance brokerage service, breaks down our various solutions into workflows, work nodes, automatic resource assignments, and deliverable standards. On the delivery system, business opportunities are segregated into different industries which are automatically mapped to our various solutions. It also allows us to collect and consider the specific needs from each B channel. The delivery system then runs the pre-set workflow, standardizing our processes and providing higher-quality and higher-efficiency deliverables. According to the specific needs of our B channels, the delivery system can make changes to the standard workflow to meet these customizations. Our delivery system helps us greatly improve our delivery efficiency, quality and channel satisfaction.

MGU Services

We provide MGU services to insurance companies and are authorized to assist them in product design, underwriting, reinsurance, claims and risk control services within specific product or market segments. Our MGU service is powered by our MGU system, which is customized and developed specifically for our MGU business and constitutes part of our digital insurance brokerage platform. For our MGU business, we act as a third-party administrator (“TPA”) for our insurance companies, and an insurance license is not required for this business model.

We are the pioneer of the MGU model in China with a focus on high-end medical insurance. We provide one-stop digital MGU services to domestic insurance companies and overseas reinsurance companies, covering product design, underwriting, risk control, claims settlement, reinsurance, sales and supplier management and other related matters. Our MGU services provide the easiest and most efficient way for overseas insurances or reinsurance companies to enter the China market as they do not need to invest in and scale up their own local capabilities. Conversely, our MGU services allow local Chinese insurers to easily enter a niche or specialized market segment with minimal up-front investment. The demand for high-end medical insurance is growing and the market size in terms of gross written premium (“GWP”) is expanding rapidly. We currently have MGU agreements with seven insurance companies, including five domestic insurers and two international reinsurers.

For the fiscal years ended June 30, 2022 and 2023, the revenues generated from the MGU services were approximately RMB 24.3 million (US$3.6 million) and RMB 22.8 million (US$3.1 million), respectively, accounting for approximately 22% and 16%, respectively, of our total revenues.

Our B Channels

Our B channels are indispensable to our model by allowing our platform to be embedded in their customer engagement channels, which provide us with a stable and reliable end customer base. This allows us to minimize our customer acquisition costs compared with traditional brokerage service providers, who may invest in a large amount of capital in direct-to-consumer marketing and advertising.

Our B channels include internet platforms, government agencies, and large and medium-size enterprises, covering most provinces and major cities of China, including but not limited to Shanghai, Beijing, Guangzhou, and Shenzhen. We expect to expand our B channel base by enhancing our cooperation with insurance companies, other insurance brokerage companies and technology companies who have connections to potential target B channels. Although our B channels do not directly generate any revenues for us, they are essential to our business as they provide us unique opportunities to reach and serve the end customers. As of the date of this prospectus, we have a total of more than 1,000 B channels.

Our B channels generally charge certain intermediary fees for allowing our platform to be embedded in their customer engagement channels (“Intermediary Fees”) ranging from 30% to 50% of the Insurance Brokerage Fee collected by us.

We generally have a multi-year agreement with each of our B channels. The key terms of the agreements include our service to end customers, revenue sharing, each parties’ responsibility in the service process.

We have established healthy and stable relationships with our B channels, which form a solid, constant, and reliable source of end customers for our operation. We will continue to deepen our relationship with existing B channels, and identify and secure new B channels to drive our continual growth.

Our End Customers

A sound customer base is instrumental to our success. Our end customers generally include individuals, families, and small- and medium enterprises (“SMEs”), the vast majority of which are sourced from our B channels. Our end customers can access our insurance services via our embedded online brokerage system in the B channels’ customer engagement channels or via our own WeChat Mini Program.

Our end customers may be converted into our direct customers and receive our ongoing insurance brokerage services by logging into our WeChat Mini Program, thus driving growth in our direct-to-customer, or 2C business. We started our 2C business in the middle of 2022 and have launched a number of 2C solutions to provide the consulting service and different types of insurance products to end customers with different needs.

As of the date of this prospectus, we have a total of more than 1 million end customers. While we do not collect any revenue directly from our end customers (i.e., membership fees), we do receive revenue in the form of Insurance Brokerage and MGU Fees from the insurance companies as a result of these end customers purchasing (an) insurance policy(s).

Insurance Companies

Insurance companies are essential to our business model as they provide insurance services to our end customers. As of the date of this prospectus, we have partnered with over 90 insurance companies (including their subsidiaries and branches) in China, which provide our end customers with a wide variety of insurance products.

Insurance companies we work with include property and casualty (P&C) insurance companies, life and pension insurance companies, health insurance companies and other insurance institutions. Our agreements with insurance companies are governed by either framework agreements or confirmed through emails, containing customary contract terms in our industry. Each insurance company is required to be qualified to do insurance business under the competent jurisdictions to provide insurance products and service to our end customers.

Insurance companies are connected with us through our PaaS and offline activities.

Our revenues are generated from Insurance Brokerage and MGU Services Fees, most of which are sourced from insurance companies, generally payable to us after the end customer has purchased and paid for their policy. For the fiscal years ended June 30, 2022 and 2023, one key insurance company (“Key Insurer A”) contributed approximately RMB 15.7 million and RMB 16.6 million, respectively, to our revenues, accounting for approximately 14.4% and 11.7%, respectively, of our total revenues. Zhibao China has over three years of partnership with Key Insurer A since January 2020, and we believe that Zhibao China has established a stable and healthy partnership with such company and expect to partner with such company on a long term. We will continue to work with our existing insurance company partners, and identify and secure new insurance company partners, to expand our supply base.

Marketing and Sales

We market and sell our services through (i) independent sales partners, (ii) B channels, and (iii) our own sales team.

Independent Sales Partners refers to those partners who source B channels on our behalf and receive certain fees from us, usually in the range of 15% to 50% of Insurance Brokerage. We generally have a long-term agreement of one year or above with each of independent sales partners, with customary contract terms. As of the date of this prospectus, we have a total of approximately 40 independent sales partners, and approximately 20% of B channels are secured through them.

B Channels refer to our business channels who allow our digital brokerage solutions to be embedded in their various platforms to reach their end customer base. As of the date of this prospectus, we have established business cooperation with more than 1,000 business channels, through which we have acquired more than 1 million end customers.

We will continue to work with existing independent sales partners and business channels, and identify and secure new independent sales partners and business channels, to expand our marketing base and strength our brand recognition in China.

Our Own Sales Team refers to our own sales employees who develop B channels. As of January 31, 2024, we have a direct sales team of 82 people, all of whom are our full-time employees. The compensation package for our sales team includes fixed base salaries and commissions ranging from 0 – 10% of our revenue. Our own sales team are located in both our head office and branches. We provide our sales team with regular training and delivery systems to assist them in quickly becoming proficient and productive sales personnel.

Customer Services

We provide basic customer services and value-added customer services to our end customers. Basic customer services include insurance policy renewal, day-to-day consultation, claims assistance and other related services, to our end customers. Value-added customer services refer to health service, family insurance planning and other related services.

All end customers may contact us through our WeChat Official Account, our WeChat Mini Program and our customer service hotline at 400-820-9619 for assistance. We may also provide offline face-to-face customer services based on the needs of the end customers.

As of January 31, 2024, we have an operations team of 49 people, including an online service team of 30 people, primarily responsible for online customer service operations, and an additional team of 19 people carrying out customer AARRR operation activities.

Research and Development (“R&D”)

Our R&D primarily focuses on the research and development of our digital insurance brokerage platform, including technology innovations, development, system function and feature upgrades. Our R&D efforts also involve research and development on our insurance solutions’ innovations, replacement, upgrades, upgrades and improvement.

As of January 31, 2024, we had a team of 32 employees engaged in the R&D activities, all of which had obtained at least a Bachelor degree, with average R&D work experience of approximately 9 years. For the fiscal years ended June 30, 2022 and 2023, our R&D expenses were approximately RMB 7.7 million (US$1.2 million) and RMB 9.7 million (US$1.3 million), respectively. R&D expenses mainly consist of salaries, and mandatory social insurance and housing funds contributions for our R&D personnel and outsourcing costs. We invest in R&D to continually develop and enhance the functionality of our platform and related systems, therefore keeping us abreast of new trends and customer preferences.

We adhere to a market-oriented R&D approach, and from May 2017 to December 2020, we and Fudan University jointly established China’s first Insurtech Lab, primarily focusing on the insurance product innovations and risk management supported by artificial intelligence and big data technology.

In the future, we expect R&D expenses to increase as we continue to accelerate the development of new services and functions, in addition to enhancing and upgrading existing services and functions.

Environmental Matters

Due to the nature of our services, Zhibao’s PRC operating entities are not involved in the high-risk and heavy pollution industry. We are in strict compliance with the national and local environmental laws and regulations in China, and prioritize the environmental protection in our daily business operations.

As of the date of this prospectus, we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor have we been punished or can foresee any punishment to be made by any government authorities of China. If new services are developed in the future and environmental measures are needed according to law, we will take corresponding environmental protection measures according to relevant laws and regulations.

Our Competition

The insurance brokerage industry is an increasingly competitive segment. However, we believe that we can achieve long-term success by differentiating ourselves from our competitors through our ongoing innovations. We pioneered an innovative business model, the 2B2C embedded insurance model in 2016. According to the Frost & Sullivan Report, we rank number one in the 2B2C digital insurance brokerage service market in terms of revenue and market share in China. In addition, we have established the very first digital insurance brokerage platform powered by our proprietary PaaS in China. We believe that as the first mover, we are well positioned to capitalize on China’s fast-growing insurance market opportunity for our future business growth with our ever-upgrading technology, brand recognition, and sales and marketing resources.

We have the following direct and non-direct competitors:

(i)     Our direct competitors are those insurance brokerage firms which also engage in 2B2C insurance brokerage services. They are the later comers and are much smaller scale compared to us. They usually focus on one business area. For example, a small 2B2C insurance brokerage firm specializes on insurance services for short-term homestay rentals (similar to Airbnb). There are quite a number of such niche 2B2C insurance brokerage firms in China. However, some of them lack access to capital, technology, brand recognition and industry resources, and face significant headwinds to scale up their operations. We view these small and specialized players as M&A targets for us in the near future. According to the Frost & Sullivan Report, the top three 2B2C insurance brokerage firms in China are:

1.      Zhibao

2022 market share 17.4%

2.      Zhongce Insurance Broker Co. Ltd.

2022 market share 9.6%

3.      Guangrun Insurance Broker Co. Ltd.

2022 market share 7.4%

(ii)    In-house brokerage firms of internet companies are our non-direct competitors. These firms are usually fully owned subsidiaries of large internet companies. As such they are not independent brokers, their coverage is usually limited to the industry and end customer base of their parent company. Compared to them, we can directly and independently provide brokerage services to a wide variety of industries and end customers. We view these in-house brokerage firms as potential partners of our PaaS and digital insurance solutions.

(iii)   Other independent digital insurance brokerage firms are our non-direct competitors. They have different business models from ours. They source and acquire end customers through capital-intensive direct marketing, advertising and acquisition. We believe that our 2B2C model is a superior one and can generate higher economic efficiency and capital return.

Our competitors, especially those focusing on traditional 2B business, may have stronger financial foundations, more established brand recognition, and/or longer standing relationships with their clients. However, we believe we can effectively compete in the industry based on our following principal competitive edges:

•        Innovative 2B2C embedded insurance brokerage service business model with a stable source of end customers and minimal customer acquisition costs;

•        Focus on Individual and SME business, a major driver of future growth in the Chinese insurance market;

•        Innovative, diversified, and highly customized digital insurance solutions;

•        Powerful technology platform;

•        Brand equity and stable relationships with B channels and end customers;

•        Diversified business portfolio and effective sales and marketing management system;

•        Technology innovations and strong R&D capabilities.

Impact of COVID-19

In December 2019, coronavirus disease 2019 (COVID-19) was first reported to have surfaced in Wuhan, China. COVID-19 has spread rapidly to many parts of the PRC and other parts of the world in the first half of 2020, which has caused significant volatility in the PRC and international markets.

From 2020 to 2021, a COVID-19 vaccination program had been greatly promoted around the globe. However, several types of COVID-19 variants emerged in different parts of the world. The Company’s business operations in China continued to be affected by government actions relating to COVID-19 and COVID-19 variants.

In March 2022, a new COVID-19 subvariant (omicron) outbreak hit China, and spread faster and more easily than previous viruses. As a result, a new round of lockdown, quarantines or travel restrictions has been imposed to date upon different provinces or cities in China by the relevant local government authorities. We temporarily closed our Shanghai office and suspended our offline marketing activities from April 1 to June 1, 2022 as required by the local authorities in Shanghai, and had our employees located in Shanghai work remotely. All marketing activities in

Shanghai were accordingly changed to online meetings. Starting from June 1, 2022, as the quarantine in Shanghai was lifted, we reopened our Shanghai office and resumed our offline marketing activities. Notwithstanding the foregoing, the lockdown in Shanghai from April to June 2022 did not have a material adverse impact on our results of operations although our business development and offline activities in Shanghai were restricted in the lockdown period. In December 2022, China lifted most of its travel restrictions and quarantine requirements nationwide, and there were surges of cases in many cities in the fourth quarter of 2022, which did not cause material disruption to our operations. However, there remains uncertainty as to the future impact of the virus, especially in light of this change in policy. By implementing various management strategies, such as switching to online working mode, implementing cost by reducing rent costs, freezing recruitment, and adjusting salary structure, and strengthening cash flow management by collecting receivables, negotiating deferred payments and minimizing spending, we navigated the challenges posed by COVID-19 and still achieved growth in revenue and profits in 2022.

Furthermore, the overall impact of COVID-19 on our business has not been significant. As we primarily offer digital insurance services, our operations have not been directly impacted by the offline lockdowns caused by the pandemic. Instead, due to offline closures and increased awareness of insurance, it has driven a shift in customer behavior towards online transactions. For the fiscal years ended June 30, 2022 and 2023, COVID-19 did not have a material impact on our financial positions and operating results. Our revenue reached approximately RMB 142.1 million (US$19.6 million) for the fiscal year ended June 30, 2023, representing an increase of approximately RMB 33.9 million (US$4.7 million), or 31%, from approximately RMB 108.2 million (US$16.2 million) for the fiscal year ended June 30, 2022.

On May 5, 2023, WHO declared that COVID-19 is now an established and ongoing health issue which no longer constitutes a public health emergency of international concern. However, the extent of the impact of COVID-19 on the Company’s future financial results will be dependent on future developments such as the length and severity of COVID-19, the potential resurgence of COVID-19, future government actions in response to COVID-19 and the overall impact of COVID-19 on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of COVID-19 on its future operations, financial condition, liquidity and results of operations if the current situation continues. See “Risk Factors — Risks Related to Our Business and Industry — The ongoing COVID-19 has had an adverse impact on our business, results of operations and financial condition. Other epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could also disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.”

Material Contracts

Set forth below is a summary of all material agreements to which we are a party.

Cooperation Agreement with Key Insurer A

On December 27, 2019, Zhibao China entered into a cooperation agreement with Key Insurer A for a term of two years commencing from January 1, 2020, ending on December 31, 2021, which was automatically renewed for an additional 12 months. On February 10, 2023, Zhibao China signed a new cooperation agreement with Key Insurer A, effective from January 1, 2023 to December 31, 2024, under similar terms and conditions.

Pursuant to those agreements, Zhibao China agreed to provide Key Insurer A with MGU services for its insurance products, including but not limited to insurance product design, assistance in sales and trainings, quotation management, assistance in enrollment and claims, risk management, customer services, and value-added services such as clinic appointments and scheduling. Key Insurer A provides our end customers with a variety of insurance products, among others, the Group Global Medical Insurance, Personal Global Medical Insurance, Group Disability Insurance, Global Cancer Medical Insurance, and Life Insurance.

In return for our MGU services, Key Insurer A pays us certain MGU Service Fees. In terms of the sales of its insurance products through its own sales team, Key Insurer A agreed to pay Zhibao China 14% of the premium of each insurance policy for managing Group Global Medical Insurance, Personal Global Medical Insurance, and Global Cancer Medical Insurance, and 18.21% of the premium of each insurance policy for managing Group Disability Insurance and Life Insurance. In terms of the sales of insurance products through the assistance of Zhibao China or with the assistance of “a third party” introduced by Zhibao China, Key Insurer A agreed to pay Zhibao China the difference between the maximum sales expense rate as stipulated in those agreements and the actual sales expense rate paid by Key Insurer A to the third party, at an average rate of approximately 15% in the practice.

Those agreements may be terminated immediately if (i) either party files for, or is in the proceeding of, bankruptcy, (ii) either party has sold, or intends to sell, 50% or more of its business without providing a written notice to the other party, and (iii) either party breaches the obligations as stipulated in those agreements and fails to cure the breach within 60 days after the receipt of the other party’s written request to cure.

As of the date of this prospectus, Zhibao China is current with its obligations under those agreements.

Shareholder Agreements between Zhibao China and Certain Investors

Between September 2016 and March 2021, Zhibao China completed several rounds of equity financing by entering into a series of shareholder agreements (the “Shareholder Agreements”) with certain investors, including four venture capital investors (“preferred shareholders”) to raise three rounds of capital. Pursuant to the Shareholder Agreements, Zhibao China received gross proceeds of an aggregate of RMB 60 million in return for the issuance of an aggregate of 18,745,463 redeemable preferred shares of Zhibao China to such four preferred shareholders.

Under the Shareholder Agreements, the investors have pre-emptive rights to subscribe for new shares of Zhibao China in accordance with its percentage shareholdings in Zhibao China. In addition, their shares are subject to price based anti-dilution provisions, pursuant to which, if Zhibao China increases its registered capital or issues any new securities at a price lower than the respective price paid by the preferred shareholders, the preferred shareholders would be entitled to adjust their equity ratio in Zhibao China based on any subsequent lower price to avoid dilution. The preferred shareholders cannot create any encumbrance on the shares. Additionally, if (1) Zhibao China or any of the investors breaches its obligations under the Shareholder Agreements; (2) Zhibao China transfers or ceases its existing business; (3) Zhibao China has outstanding debt of certain amount specified in the Shareholder Agreements or more that cannot be paid off within certain time specified in the Shareholder Agreements; (4) Zhibao fails to complete its initial public offering on or before certain date agreed by and between such investors and Zhibao China; or (5) there is any inappropriate performance or nonperformance of Zhibao China or its subsidiaries, director, officer or other employees, or its auditors, which causes the investors to have reasonable doubts on the book or other accounting records of Zhibao China and its subsidiaries, then certain applicable investors, as specified in the Shareholder Agreements, have the right to sell their shares back to Zhibao China.

The Shareholder Agreements are governed by the laws of People’s Republic of China. In the event that any conflict or dispute arises, Zhibao China and the investors agree to bring legal action through China International Economic and Trade Arbitration Commission Shanghai Branch, from which the results shall be final and binding on all parties to the dispute.

As of the date of this prospectus, the Shareholder Agreements between Zhibao China and the preferred shareholders were no longer in effect as a result of the entry of the Share Surrender Agreements, as described below.

Share Surrender Agreements between Zhibao China and Its Shareholders

On February 16, 2023, Zhibao China entered into share surrender agreements (“Share Surrender Agreements”) with the above-mentioned four preferred shareholders, pursuant to which the four preferred shareholders agreed to withdraw and transfer their shares of Zhibao China, representing an aggregate of approximately 35.08% of the total shares of Zhibao China, to Zhibao HK, our Hong Kong subsidiary.

Pursuant to the Share Surrender Agreements, all rights associated with such shares, including the pre-emptive rights and the anti-dilution rights, are simultaneously transferred to Zhibao HK. The preferred shareholders guarantees that all shares they transferred are free of any encumbrances and claims from any third parties.

On September 8, 2023, Zhibao HK made a declaration declaring that they renounced the pre-emptive rights and the anti-dilution rights so granted to them under the Share Surrender Agreement.

As of the date of this prospectus, the preemptive rights and anti-dilution rights have never been exercised.

Share Subscription Agreement between Zhibao and Certain Purchasers

On April 10, 2023, Zhibao entered into a share subscription agreement (“Share Subscription Agreement”) with four purchasers, including three of the above-mentioned four preferred shareholders. On September 26, 2023, the four purchasers made an application for ordinary shares of the Company (“Application for Shares”). Pursuant to the Share Subscription Agreement and Application for Shares, the three preferred shareholders agreed to subscribe an aggregate of 2,287,360 ordinary shares of the Company, and the fourth purchaser agreed to subscribe 1,220,374 ordinary shares of the Company. These shares were reclassified as Class A ordinary shares as of December 12, 2023.

There are no warrants, derivatives, or other share classes associated with this transaction. Further, there are no restrictions on future financings and there are no financial covenants, participation rights, anti-dilution rights, rights of first refusal, or penalties in the Share Subscription Agreement entered into in connection with this transaction.

In May 2023, Zhibao issued an aggregate of 2,287,360 ordinary shares (which was later reclassified as Class A ordinary shares) of the Company to the three preferred shareholders.

Seasonality

We have not experienced any seasonality in our business.

Cybersecurity

Various laws and regulations, such as the PRC Cybersecurity Law, govern the collection, use, retention, sharing, and security of the personal data we receive from and about our end customers. Privacy groups and government bodies have increasingly scrutinized the ways in which companies link personal identities and data associated with particular users with data collected through the internet, and we expect such scrutiny to continue to increase. We have adopted policies, procedures and guidelines to comply with these laws and regulations and protect the personal privacy of our end customers and the security of their data. Our board of directors has general oversight power over cybersecurity issues and delegates the daily supervision responsibility to our Chief Executive Officer, Mr. Botao Ma. The head of our IT department directly reports cybersecurity status to Mr. Botao Ma, and in case of a cybersecurity incident, Mr. Botao Ma will report the incident to our board of directors to take appropriate and timely measures in response to the incident. See “Risk Factors — Risks Related to Our Business and Industry — We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.” See “Risk Factors — Risks Related to Our Business and Industry — We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.”

On December 28, 2021, the Cybersecurity Review Measures (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” possessing personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC requires that under the new rules, companies possessing personal information of more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures (2021 version).

Intellectual Property

Our business is dependent on a combination of trademarks, copyrights, domain names, trade secrets and other proprietary rights in order to protect our intellectual property rights.

As of the date of this prospectus, the PRC Subsidiaries have 18 registered trademarks, 35 registered copyrights, including 32 registered computer software copyrights and three artwork copyrights, and 12 domain names in China.

We enter into agreements with our employees and consultants who may have access to our proprietary information upon the commencement of an employment or service engagement. These agreements generally provide that all inventions, ideas, discoveries, improvements and copyrightable material made or conceived by the individual arising out of the employment or consulting relationship and all confidential information developed or made known to such individuals during the term of the relationship are our exclusive property.

Insurance

Zhibao’s PRC Subsidiaries currently maintain group insurance for certain employees. The group insurance includes but is not limited to group accidental injury, medical, major disease and death insurance. We provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. We do not carry any key-man life insurance and professional liability insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against professional liability claims. We have not purchased any property insurance or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in China.

Properties

Our headquarters and administrative offices are currently located in Shanghai, China.

The following table sets forth certain information relating to the primary leased offices of Zhibao’s PRC Subsidiaries in China as of the date of this prospectus.

Property User	Location	Size (Square Meters)	Term	Primary Use
Zhibao China	Floor 3, Building 6, Wuxing Road, Lane 727, Pudong New Area, Shanghai	1,143.32	October 1, 2019 to October 31, 2025	Office
Sunshine Insurance Brokers	Room 311, Building D, Floor 3 Fengxian Center, Lingang District, Shanghai	198	October 1, 2022 to September 30, 2024	Office
Shanghai Anyi	Floor 3, Building 6, Wuxing Road, Lane 727, Room 307 Pudong New Area, Shanghai	150	November 1, 2019 to October 31, 2025	Office

In addition to the above-mentioned primary leases, one of Zhibao’s PRC Subsidiaries, Sunshine Insurance Brokers also leases offices for its branches located in Beijing, Guangzhou, Harbin, Nanjing, Hangzhou, Jinan, Linyi, Qingdao, Shenzhen and Kunming for office uses.

We believe the above offices and facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of our operations.

Employees

As of June 30, 2021, 2022 and 2023, we had 105, 120, and 148 full-time employees, respectively. We currently do not have dispatched workers or part-time employees. The following table provides a breakdown of our employees by function as of January 31, 2024.

Functions	Number	Percentage
Sales and marketing(1)	82	46.07%
Technology and R&D(2)	32	17.98%
Customer AARRR Operation(3)	49	27.53%
Back Office (including human resources, accounting, compliance, administration and management)	15	8.43%
Total	178	100.00%

____________

(1)      There was an increase of headcounts for a total of 15 employees, or approximately 25.9% of the total sales and marketing personnel in the sales and marketing department for the fiscal year ended June 30, 2022 compared to the same period in 2021. In 2023, we recruited additional 24 sales and marketing employees, accounting for approximately 29.3% of the total sales and marketing personnel in the sales and marketing department. The above-mentioned increases were primarily due to the expansion of our business leading to the increased need for marketing and sales personnel.

(2)      There was a decrease of headcounts for a total of eight R&D employees, or approximately 22.9% of the total R&D personnel, in the R&D department, for the fiscal year ended June 30, 2022 compared to the same period in 2021, primarily due to optimization of R&D expense. In 2023, we recruited additional five Technology and R&D employees, accounting for approximately 15.6% of the total personnel in Technology and R&D department. The above-mentioned increases were primarily due to the increased investment in technology and R&D.

(3)      There was an increase of headcounts for a total of eight employees, or approximately 61.5% of the total Customer AARRR Operation personnel, in the Customer AARRR Operation department, for the fiscal year ended June 30, 2022 compared to the same period in 2021. In 2023, we recruited additional 23 AARRR Operation personnel, accounting for approximately 46.9% of the total AARRR Operation personnel in the Customer AARRR Operation department, The increase was primarily due to the increased investment in end customer conversions leading to the increased need for customer operation personnel.

Our success depends on our ability to attract, motivate, train and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team.

As required by regulations in China, we participate in various mandatory employee social security plans that are organized by local governments, including social insurance, pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and to date, we have not experienced any significant labor disputes.

Legal Proceedings

As of the date of this prospectus, the Company has the following legal proceeding:

On November 29, 2022, Sunshine Insurance Brokers filed a lawsuit at Shanghai Pudong New Area People’s Court against Hengbang Property Insurance Holding Co., Ltd Suzhou Branch (“Hengbang”) in connection with the Insurance Brokerage Business Cooperation Agreement executed in February 2022 by and between Sunshine Insurance Brokers and Hengbang. In this lawsuit, Sunshine Insurance Brokers requested Hengbang to repay insurance brokerage commission fees of approximately RMB 1.62 million, together with a penalty of RMB 67,084 pursuant to such cooperation agreement. On January 3, 2024, the court ruled in favor of Sunshine Insurance Brokers, ordering Hengbang to reimburse insurance brokerage commission fees totaling approximately RMB 1.62 million along with the corresponding penalty.

On March 9, 2023, Wuhan Wubao Technology Co., Ltd. (“Wubao Technology”), the plaintiff, filed a lawsuit at Shanghai Pudong New Area People’s Court against Sunshine Insurance Brokers and Mr. Jian Liu, a business partner of Sunshine Insurance Brokers, in connection with copyright infringement and unfair competition. In this lawsuit, Wubao Technology requested Sunshine Insurance Brokers and Liu Jian to repay its loss of RMB 970,000, together with a reasonable expense incurred in terminating the infringement of RMB 20,000. The parties reached a settlement and the court dismissed the plaintiff’s lawsuit on September 12, 2023.

Except as disclosed above, the Company knows of no material, active, pending or threatened proceeding against itself or its subsidiaries, including the PRC Subsidiaries, nor is the Company, or its subsidiaries, including the PRC Subsidiaries, involved as a plaintiff or defendant in any material proceeding or pending litigation.

The Company and its subsidiaries, including the PRC Subsidiaries, may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of the Company’s resources, including the Company’s management’s time and attention.

prc REGULATION

We operate our business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the SAFE, the MOFCOM, the National Development and Reform Commission, or NDRC, the SAMR, formerly known as SAIC, the Ministry of Civil Affairs, or MCA, and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Insurance Industry

The insurance industry in the PRC is highly regulated. Between 1998 and March 2018, the China Insurance Regulatory Commission (“CIRC”), was the regulatory authority responsible for the supervision of the Chinese insurance industry. In March 2018, the CBIRC was established as the result of the merger between the CIRC and the China Banking Regulatory Commission (“CBRC”), replacing CIRC as the regulatory authority for the supervision of the Chinese insurance industry. On May 18, 2023, National Financial Regulatory Administration was established as due to institutional reform, replacing the CBIRC as the regulatory authority responsible for overseeing the Chinese insurance industry. Insurance activities within the PRC are primarily governed by the Insurance Law and the related rules and regulations.

Initial Development of Regulatory Framework

The Chinese Insurance Law was enacted in 1995. The original insurance law, which we refer to as the 1995 Insurance Law, provided the initial framework for regulating the domestic insurance industry. Among the steps taken under the 1995 Insurance Law were the following:

•        Licensing of insurance companies and insurance intermediaries, such as agencies and brokers. The 1995 Insurance Law established requirements for minimum registered capital levels, form of organization, qualification of senior management and adequacy of the information systems for insurance companies and insurance agencies and brokers.

•        Separation of property and casualty insurance businesses and life insurance businesses. The 1995 Insurance Law classified insurance between property, casualty, liability and credit insurance businesses, on the one hand, and life, accidental and health insurance businesses on the other, and prohibited insurance companies from engaging in both types of businesses.

•        Regulation of market conduct by participants. The 1995 Insurance Law prohibited fraudulent and other unlawful conduct by insurance companies, agencies and brokers.

•        Substantive regulation of insurance products. The 1995 Insurance Law gave insurance regulators the authority to approve the basic policy terms and premium rates for major insurance products.

•        Financial condition and performance of insurance companies. The 1995 Insurance Law established reserve and solvency standards for insurance companies, imposed restrictions on investment powers and established mandatory reinsurance requirements, and put in place a reporting regime to facilitate monitoring by insurance regulators.

•        Supervisory and enforcement powers of the principal regulatory authority. The principal regulatory authority, then the PBOC, was given broad powers under the 1995 Insurance Law to regulate the insurance industry.

Establishment of The CIRC and 2002 Amendments to The Insurance Law

China’s insurance regulatory regime was further strengthened with the establishment of the CIRC in 1998. The CIRC was given the mandate to implement reform in the insurance industry, minimize insolvency risk for Chinese insurers and promote the development of the insurance market. The 1995 Insurance Law was amended in 2002 and the amended insurance law, which we refer to as the 2002 Insurance Law, became effective on January 1, 2003. The major amendments to the 1995 Insurance Law include:

•        Authorizing the CIRC to be the insurance supervisory and regulatory body nationwide. The 2002 Insurance Law expressly grants the CIRC the authority to supervise and administer the insurance industry nationwide.

•        Expanding the permitted scope of business of property and casualty insurers. Under the 2002 Insurance Law, property and casualty insurance companies may engage in the short-term health insurance and accidental insurance businesses upon the CIRC’s approval.

•        Providing additional guidelines for the relationship between insurance companies and insurance agents. The 2002 Insurance Law requires an insurance company to enter into an agent agreement with each insurance agent that will act as an agent for that insurance company. The agent agreement sets forth the rights and obligations of the parties to the agreement as well as other matters pursuant to law. An insurance company is responsible for the acts of its agents when the acts are within the scope authorized by the insurance company.

•        Relaxing restrictions on the use of funds by insurance companies. Under the 2002 Insurance Law, an insurance company may use its funds to make equity investments in insurance-related enterprises, such as asset management companies.

•        Allowing greater freedom for insurance companies to develop insurance products. The 2002 Insurance Law allowed insurance companies to set their own policy terms and premium rates, subject to the approval of, or a filing with, the CIRC.

2009 Amendments to The Insurance Law

The 2002 Insurance Law was amended again in 2009 and the amended insurance law, which we refer to as the 2009 Insurance Law, became effective on October 1, 2009. The major amendments to the 2009 Insurance Law include:

•        Strengthening protection of the insured’s interests. The 2009 Insurance Law added a variety of clauses such as incontestable clause, abstained and estoppels clause, common disaster clause and amending immunity clause, claims-settlement prescription clause, reasons for claims rejection and contract modification clause.

•        Strengthening supervision on the qualification of the shareholders of the insurance companies and setting forth specific qualification requirements for the major shareholders, directors, supervisors and senior managers of insurance companies.

•        Expanding the business scope of insurers and further relaxing restriction on the use of fund by insurers.

•        Strengthening supervision on solvency of insurers with stricter measures.

•        Tightening regulations governing the administration of insurance intermediary companies, especially those relating to behaviors of insurance agents.

According to the 2009 Insurance Law, the minimum registered capital required to establish an insurance agency or insurance broker as a company must comply with the PRC Company Law. The registered capital or the capital contribution of insurance agencies or insurance brokers must be paid-up capital in cash. The 2009 Insurance Law also sets forth some specific qualification requirements for insurance agency and brokerage practitioners. The senior managers of insurance agencies or insurance brokers must meet specific qualification requirements, and their appointments are subject to approval of the CIRC. Personnel of an insurance agency or insurance broker engaging in the sales of insurance products must meet the qualification requirements set by the CIRC and obtain a qualification certificate issued by the CIRC. Under the 2009 Insurance Law, the parties to an insurance transaction may engage insurance adjusting firms or other independent appraisal firms that are established in accordance with applicable laws, or persons who possess the requisite professional expertise, to conduct assessment and adjustment of the insured subject matters. Additionally, the 2009 Insurance Law specifies additional legal obligations for insurance agencies and brokers.

2015 Amendments to The Insurance Law

However, the 2015 Insurance Law, effective on April 24, 2015, revised certain provisions in the previous versions of the Insurance Law, such as:

•        Eliminating the requirement for an insurance agent or broker to obtain a qualification certificate issued by the CIRC before providing any insurance agency or brokerage services.

•        Relaxing certain requirements for the establishment or other significant corporate events of an insurance agency or brokerage firm, including obtaining a business permit, the divesture or merger of insurance agencies or brokerage firms, the change of their organizational form, or the establishment or winding-up of a branch by an insurance agency or brokerage firm.

The CIRC, the CBIRC, and the NFRA

The CBIRC, the result of the merger of China Banking Regulatory Commission (“CBRC”) and CIRC in March, 2018, has the extensive authority to supervise insurance companies and insurance intermediaries operating in the PRC.

In May 2023, the NFRA was established due to institutional reform and replaced the CBIRC as the regulatory authority responsible for overseeing the Chinese financial industry, except for the securities sector, and received some of the functions from the PBOC and the CSRC. As a ministry-level institution, the NFRA has more extensive regulatory and enforcement authority compared to the CBIRC, including the power to supervise financial holding companies and other financial groups, and to promote the legislation and law enforcement against illegal financial activities that may arise across various financial sectors.

Regulations on Insurance Agents

The principal regulation governing insurance agents is the Provisions on the Supervision and Administration of Insurance Agents promulgated by the CBIRC on November 12, 2020 and effective on January 1, 2021.

Which the agent conducts insurance business should meet the conditions prescribed by the State Council’s Insurance Regulatory Department within the territory of the People’s Republic of China and obtain an insurance agent business permit.

To engage in insurance agency business within the territory of the PRC, an insurance agent shall satisfy the requirements prescribed by the CIRC and obtain an insurance brokerage business permit issued by the NFRA, after obtaining a business license. An insurance agency shall take any of the following organization forms: (i) a limited liability company; or (ii) a joint stock limited company, except as otherwise stipulated by the State Council’s insurance regulatory department.

The minimum registered capital of an insurance agent company whose business area is not limited to a province where it is formed, is RMB50 million while the minimum registered capital of an insurance agent whose business area is limited to the place of its formation is RMB20 million. The registered capital of an insurance agent company must be paid-in currency capital.

The name of an insurance agents shall include the words “insurance agent.” An insurance agent may conduct all or part of the following insurance agency businesses:

•        selling of insurance products as an agent;

•        collecting insurance premiums as an agent;

•        acting as an agent for the investigation and settlement of losses in the related insurance businesses; and

•        other relevant business activities as prescribed by the State Council’s insurance regulatory department.

An insurance agent shall submit a written report to the CIRC and make public disclosure within five days from the date of occurrence of any of the following matters: (i) change of name, domicile or business premises; (ii) change of shareholders, registered capital or form of organization; (iii) change of names of shareholders or capital contributions; (iv) amendment to the articles of association; (v) equity investment, establishment of offshore insurance related entities or non-operational organizations; (vi) division, merger and dissolution or termination of insurance agent business activities of its branches; (vii) change of the primary person in charge of its branches other than provincial branches; (viii) being a subject of administrative or criminal penalties, or under investigation for suspected involvement in any violation of law or a crime; and (x) other reportable events prescribed by the CIRC.

The insurance agent company shall purchase professional liability insurance or make a deposit the margin within 20 days from the date of obtaining the insurance agent business permit. The compensation limit of the professional liability insurance purchased by the insurance agent on an accident shall not be less than one (1) million RMB, the cumulative compensation limit of the one-year policy shall not be less than RMB10 million and shall not be less than that of the main business income of insurance agency of the previous year. The insurance agent shall deposit 5% of the registered capital as the cash deposit, and if an insurance agent company increases its registered capital, it shall increase the amount of the security deposit proportionally.

An insurance agency company may use the margin in one of the following circumstances: (i) The registered capital is reduced; (ii) The insurance agent business permit has been cancelled; (iii) Purchase qualified professional liability insurance; or (iv) Other circumstances specified by the insurance regulatory department of the State Council. We have obtained all of the necessary approval and licenses from the relevant PRC regulatory entities to operate our insurance agent business. In 2012, we increased our registered capital to RMB 50 million, meeting the regulatory requirements a national insurance agency.

Regulation of Internet Insurance

The principal regulation governing the operation of internet insurance business is the Measures for the Regulation of the Internet Insurance Business, or Regulation Measures, promulgated by the CBIRC on December 7, 2020 and effective on February 1, 2021. Under the Regulation Measures, the term of “internet insurance business” refers to the insurance business activities in which Insurance institutions conclude insurance contracts and provide insurance services by relying on the Internet.

Insurance institutions include insurance companies and insurance intermediary companies. Insurance intermediaries include insurance agents (excluding individual insurance agents), insurance brokers and insurance assessors; insurance agents (excluding individual insurance agents) include specialized insurance agencies, banking sideline insurance agencies and Internet enterprises that have obtained insurance agency business permits in accordance with the law; specialized insurance intermediaries include specialized insurance agencies, insurance brokers and insurance assessors. Specialized insurance agencies, insurance brokerage firms and insurance claims adjusting firms that can operate in the areas not limited to the provinces where they are registered. An insurance institution shall sell Internet insurance products or provide insurance brokerage and insurance assessment services through its self-run network platform or the self-run network platforms of other insurance institutions, and the insurance application pages must belong to the self-run network platform of the insurance institution, with the exception that government departments require insurance applicants to complete the entry of insurance application information on the online platform specified by the government for public interests.

To operate self-operated internet platforms, through which insurance institutions conduct internet insurance business, shall meet certain requirements such as obtaining ICP licenses or making ICP filing and maintaining sound internet operation system and information security system. We have made the required ICP filing with the relevant government agency. The Regulation Measures also specifies requirements on disclosure of information regarding insurance products sold on the internet and provides guidelines for the operations of the insurance institutions that engage in internet insurance business.

On April 2, 2019, the CBIRC promulgated the Circular of the General Office of the CBIRC on Issuing the 2019 Plan for the Rectification of Chaos in the Insurance Intermediary Market, or the Rectification Plan, aiming to further curb the chaos of violations of laws and regulations in the insurance intermediary market. The Rectification Plan mainly includes three key tasks: (i) to ascertain insurance companies’ responsibility for management and control of various intermediary channels; (ii) to strengthen internal control and management to prevent business; and (iii) to strengthen the rectification of insurance business of the third-party online platforms in cooperation with insurance institutions. Pursuant to the Rectification Plan, all insurance institutions (including insurance companies and insurance intermediaries) shall conduct internet insurance business, regulate the business cooperation with third-party online platforms, prohibit third-party platforms from illegally engaging in insurance intermediary business in accordance with the Interim Regulatory Measures for Internet Insurance Business and relevant regulations, and focus their rectification on the following: (i) whether the activities of any cooperative third-party online platform of the insurance institution and its employees are limited to providing sales support services such as insurance product display and description and web links, and whether it illegally engages in insurance sales, underwriting, settlement of claims, and surrender or other insurance business links; (ii) whether there is a cooperation between the insurance institution and any third- party online platform engaging in internet finance involving wealth management, peer-to-peer lending and finance lease, etc.; (iii) whether the insurance institution performs the primary responsibility for supervising and managing its cooperative third-party platforms as required; (iv) whether all cooperative third-party online platforms of the insurance institution conform to relevant provisions of the Interim Regulatory Measures for Internet Insurance Business; (v) whether the insurance institution owns the interfaces where customers purchase insurance policies on its cooperative third-party online platforms and bears the compliance responsibility, and whether any of its third-party platforms engages in the collection of insurance premiums on its behalf and transfer of payments; (vi) whether each cooperative third-party online platform of the insurance institution discloses the information of all its cooperative insurance institutions at an eye-catching position, and that of such third-party online platform disclosed on the information disclosure platform of the Insurance Association of China at an eye-catching position, and indicates that the insurance business is provided by insurance institutions; and (vii) whether any cooperative third-party online platform of the insurance institution restricts such insurance institutions from accessing relevant information of customers in a truthful, complete and timely manner.

On June 22, 2020, the CBIRC promulgated the Circular on Standardizing the Retrospective Administration of Online Insurance Sales Practices, which took effect on October 1, 2020, setting out requirements on various aspects of online sales by insurance institutions (including insurance companies and insurance intermediaries), including sales practices, record-keeping for backtracking sales, and disclosure requirements. The Circular on Regulating the Retrospective Management of Internet Insurance Sales Practices provides that, (i) online sales pages should be displayed only on insurance institutions’ self-operated online platforms and should be separated from non-sales pages; (ii) important insurance clauses should be presented on a separate page and be confirmed by policyholders or insureds; and (iii) insurance institutions should keep records for five years after the expiry of the policy for policies with a term of one year or less and for ten years for policies with a term longer than one year for purposes of backtracking sales.

Regulations on Further Standardize Internet Insurance Business

On December 7, 2020, the CBIRC published the Measures for the Regulation of Internet Insurance Business, which became effective on February 1, 2021. The purpose of the above is to further standardize the Internet insurance business, including:

•        clearly stipulate the main governing body of Internet insurance business;

•        specify the scope of Internet business services of insurance intermediaries;

•        require the information disclosure of insurance intermediaries to follow the online and offline principle consistently and refine the information disclosure standards and requirements;

•        require insurance intermediaries to keep complete records of Internet insurance business transaction information to ensure that the complete and accurate information storage;

•        require insurance intermediaries to establish and improve the customer identification system, strengthen the monitoring and reporting of large transactions and suspicious transactions, and strictly abide by the relevant provisions of anti-money laundering policy;

•        establish an Internet insurance business service evaluation system, which covers all business processes including sales, underwriting, preservation, claims settlement, consultation, return visits and complaints of insurance companies and insurance intermediaries.

Regulations Related to Corporation and Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2023, to be effective on July 1, 2024, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law (the “Implementing Rules”), to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and the Negative List shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the Negative List will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version) (the “2021 Negative List”, which is the latest version of the “Negative List”), promulgated by the NDRC and the MOFCOM, on December 27, 2021 and took effect on January 1, 2022, and the Encouraged Industry Catalogue for Foreign Investment (2022 version), or the 2022 Encouraged Industry Catalogue, promulgated by the MOFCOM on October 26, 2022 and will take effect on January 1, 2023. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws. The insurance brokerage industry is not on the 2021 Negative List and therefore we are not subject to any restriction or limitation on foreign ownership for engaging in the insurance brokerage industry.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the 2021 Negative List without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Our PRC Subsidiaries, including Zhibao China, our wholly foreign owned subsidiary, and its subsidiaries Shanghai Anyi, Sunshine Insurance Brokers, Zhibao Health, and our subsidiaries outside China, Zhibao BVI and Zhibao HK, as foreign investors, are required to comply with the information reporting requirements under the Foreign Investment Law, the Implementing Rules and the Information Reporting Measures for Foreign Investment and are in full compliance. As of the date of this prospectus, the businesses operated by our PRC Subsidiaries are not on the 2021 Negative List and we and our PRC Subsidiaries do not expect to engage in the businesses on the 2021 Negative List in the near future, and therefore, we and our PRC Subsidiaries are not subject to foreign investment restrictions required by law in China.

Measures for the Safety Examination of Foreign Investment

The Measures for the Safety Examination of Foreign Investment, which were promulgated by the NDRC and the MOFCOM on December 19, 2020, and came into force as of January 18, 2021. The term “Foreign Investment” as mentioned in these measures refers to investment activities carried out directly or indirectly by foreign investors within the territory of the People’s Republic of China, including the following situations:(1) the foreign investor alone or jointly with other investors, invests in a new project or establishes an enterprise in China; (2)The foreign investor acquires the equity or assets of the domestic enterprise through mergers and acquisitions; (3) the foreign investor invests in China by other means.

For Foreign Investment in the following areas, the foreign investor or the relevant domestic parties (hereinafter referred to as the parties) shall, on their own initiative, make a declaration to the office of the working mechanism, which was formed under the NDRC, prior to the implementation of the investment: (I) to invest in areas related to national defense and security, such as military industry and military industrial facilities, as well as in the surrounding areas of military facilities and military industrial facilities; (II) investment in important agricultural products, important energy and resources, manufacture of major equipment, important infrastructure, important transportation services, important cultural products and services, important information technology and internet products and services, important financial services, key technologies and other important areas of national security, and obtain the actual control of the invested enterprise.

The term “Acquisition of effective control of the invested enterprise” as mentioned in paragraph 2 of the preceding paragraph includes the following situations: Foreign investors hold more than 50% of the equity in the enterprise; Foreign investors hold less than 50% of the equity of the enterprise, but the voting rights they enjoy can have a significant impact on the resolutions of the board of directors, the shareholders’ meeting or the shareholders’ general meeting; other circumstances that result in the foreign investor being able to exert a significant influence on the business decision-making, personnel, finance, technology, etc. of the enterprise.

Regulations on Foreign Restriction on Insurance Brokerage

According to the Announcement of the CIRC on Permitting the Establishment of Wholly Foreign-invested Insurance Brokerage Companies by Foreign Insurance Brokerage Companies, which was promulgated by CIRC on December 11, 2006, and became effective on the same day, in five years following China’s accession into the WTO, the establishment of a wholly foreign owned enterprise to engage in insurance brokerage services shall be permitted. There shall be no other restrictions except those on the establishment conditions and business scopes. On April 27, 2018, the CBIRC promulgated the Notice on Relaxing Restrictions on the Business Scope of Foreign-Funded Insurance Brokerage Companies, which became effective on April 27, 2018. Pursuant to this notice, the foreign-funded insurance brokerage institutions that obtain insurance brokerage business permits upon approval by the insurance regulatory authority of the State Council may engage in the following insurance brokerage businesses within the PRC: (i) drafting insurance application proposals, selecting insurers, and undergoing the insurance application formalities for insurance applicants; (ii) assisting the insured parties or beneficiaries in claiming compensation; (iii) reinsurance brokerage business; (iv) providing disaster or loss prevention or risk evaluation and management advisory services; and (v) other businesses approved by the CBIRC.

The insurance brokerage business is not listed under the 2020 Negative List. However, according to the administrative guidelines published by the CBIRC on its official website in 2019, a foreign investor holding more than 25% of the shares in an insurance brokerage company must satisfy the following requirements before investing in the insurance brokerage industry: (i) it has engaged in insurance brokerage business for more than thirty years within the territories of World Trade Organization members; and (ii) its total assets shall be no less than US$200 million as of the end of the year prior to its application. On May 1, 2019, the CBIRC released a press indicating that it plans to further open up the insurance brokerage industry to foreign investors by abolishing some of the requirements aforesaid. The State Council also promulgated an Opinions on Further Proper Utilization of Foreign Investment on October 30, 2019 to abolish such aforesaid requirements regarding the track record and total assets; however, no particular laws or regulations have been issued so far.

Sunshine Insurance Brokerage, one of our PRC Subsidiaries, has obtained the license for conducting insurance brokerage business, which is current as of the date of this prospectus.

Regulation Related to Value-Added Telecommunications Services and Foreign Investment Restrictions

On September 25, 2000, the Telecommunications Regulations of the People’s Republic of China (the “Telecom Regulations”), the primary governing law on telecommunication services, were issued by the State Council. The Telecom Regulations were most recently amended and became effective on February 6, 2016. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to commencing operations. Any violation of the Telecom Regulations by conducting telecommunication services without first obtaining the operating licenses may be subject to suspension of business, shutting down of websites, confiscation of illegal income and fines.

The Telecom Regulations draw a distinction between “basic telecommunications services” and “value-added telecommunications services.” The Catalog of Telecommunications Business was issued as an attachment to the Telecom Regulations to categorize telecommunications services as basic or value-added. Information services via public communication networks, such as fixed networks, mobile networks and the internet, are classified as value-added telecommunications services.

On March 1, 2009, the MIIT issued the Administrative Measures for Telecommunications Business Operating Permit (the “Telecom Permit Measures”), which took effect on April 10, 2009. The Telecom Permit Measures were amended and became effective on September 1, 2017. The Telecom Permit Measures confirm that there are two types of telecom operating licenses for operators in China, namely, the VATS License. The operating scope of a license describes the permitted activities of the enterprise to which it is granted. An approved telecommunication services operator must conduct its business in accordance with the specifications listed in its VATS License.

On July 13, 2006, the MIIT issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business (the “MIIT Circular”), which requires foreign investors to set up foreign-invested enterprises and obtain a VATS License to conduct any value-added telecommunications business in China. Pursuant to the Provisions on Administration of Foreign Invested Telecommunications Enterprises promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, February 6, 2016 and March 29, 2022, respectively, and Notice of Removing the Restrictions on Foreign Equity Ratios in Online Data Processing and Transaction Processing (Operating E-commerce) Business promulgated by MIIT on June 19, 2015, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%, except for online data processing and transaction processing businesses (i.e., the e-commerce business) as a type of value-added telecommunications services, which has been allowed to be 100% owned by foreign investors. The 2021 Negative List also imposes the 50% restrictions on foreign ownership in value-added telecommunications business, except for operating e-commerce business, domestic multi-party communication, storage-forwarding, and call centers.

In light of the above restrictions and requirements, we operate our digital insurance brokerage business through one of the PRC Subsidiaries, Sunshine Insurance Brokerage. On June 2, 2021, Sunshine Insurance Brokerage made a filing on internet information service to comply with the related laws and regulations, and as of the date of this prospectus, we are current on this filing.

On June 28, 2016, the CAC promulgated the Administrative Provisions on Mobile Internet Applications Information Services (the “Former APP Provisions”), which became effective on August 1, 2016 and amended on June 14, 2022. On August 1, 2022, the CAC promulgated the Administrative Provisions on Mobile Internet Applications Information Services (the “APP Provisions”) and replaced the Former APP Provisions, which was terminated on August 1, 2022. Under the APP Provisions, mobile application providers are prohibited from engaging in any activity that may endanger national security, disturb the social order, or infringe the legal rights of third parties, and may not produce, copy, issue or disseminate through internet mobile applications any content prohibited by laws and regulations. The APP Provisions also require application providers to obtain relevant qualifications required by laws and regulations for providing services through such applications.

Furthermore, on December 16, 2016, the MIIT promulgated the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals, which took effect on July 1, 2017. It requires, among others, that internet information service providers should ensure that a mobile application, as well as its ancillary resource files, configuration files and user data can be uninstalled by a user on a convenient basis, unless it is a basic function software, which refers to a software that supports the normal functioning of hardware and operating system of a mobile smart device. The Measures for the Regulation of Internet Insurance Business, promulgated by the CBIRC on December 7, 2020 and implemented on February 1, 2021, requires Internet insurance institutions to complete the Internet information service filing procedures with the Internet industry management department for self-operated network platforms. According to which, whether our failure to obtain a value-added telecommunications business operation license constitutes a violation is subject to interpretation. If we are deemed to be required to obtain value-added telecommunications business operation license and, therefore, found to be in violation of the law, we might face consequences including confiscation of illegal gains, being subject to penalties, suspension of certain types of services, or orders to shut down relevant websites. Such consequences could negatively impact our net revenues and results of operations.

Regulations Related to Cybersecurity

Regulations on Information Security

The SCNPC promulgated the Cybersecurity Law on November 7, 2016, which became effective on June 1, 2017, to protect cyberspace security and order. Pursuant to the Cybersecurity Law, any individual or organization using the network must comply with the constitution and the applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests; incite subversion of state power; overthrow the socialist system; incite secession, undermining national unity, terrorism and extremism promotion, ethnic hatred and discrimination; spread violence and disseminate pornographic information, fabricating and spreading false information that disturbs economic and social order; or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. The Cybersecurity Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers,” including, among others, complying with a series of requirements of tiered cyber protection systems; verifying users’ real identity; localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the PRC; and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes.

To comply with these laws and regulations, we have adopted security policies and measures to protect our cyber system and customer information.

Regulations on Internet Privacy

Pursuant to the APP Provisions, an APP provider shall, when handling personal information, follow the principles of legality, legitimacy, necessity and integrity, have clear and reasonable purposes, disclose processing rules, comply with relevant provisions on the scope of necessary personal information, regulate personal information processing activities, and take necessary measures to protect the security of personal information, and shall not force users to agree on the processing of personal information for any reason or refuse users’ use of its basic functions and services due to users’ disagreement on providing non-essential personal information. In addition, the Cybersecurity Law also requires network operators to strictly keep confidential users’ personal information that they have collected and to establish and improve user information protective mechanism. On May 8, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate released the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, which became effective on June 1, 2017 and clarifies several concepts regarding the crime of “infringement of citizens’ personal information” stipulated by Article 253A of the Criminal Law of the People’s Republic of China, including “citizen’s personal information,” “provision” and “unlawful acquisition of citizens’ personal information.” Also, it specifies the standards for determining “serious circumstances” and “particularly serious circumstances” of this crime.

To comply with these laws and regulations, we have required our end customers to consent to our collecting and using their personal information, and established information security systems to protect customers’ privacy.

Regulations on Electronic Signature

The SCNPC enacted the Electronic Signature Law on August 28, 2004, which was amended on April 24, 2015 and April 23, 2019, respectively. The parties to a contract or other document, document or other document in a civil activity may agree to use or not use an electronic signature or data message. An instrument in which the parties agree to use an electronic signature or data message may not be denied legal effect merely because it is in the form of an electronic signature or data message. The preceding paragraph does not apply to the following instruments:(1) involving personal relations such as marriage, adoption or inheritance; (2) involving the discontinuation of public utility services such as water supply, heat supply and gas supply; (3) other circumstances under which the provisions of laws and administrative regulations do not apply to electronic documents. An electronic signature shall be deemed to be a reliable electronic signature if it simultaneously meets the following conditions: (i) when the data used for the creation of an electronic signature is used in an electronic signature, it shall be exclusive to the electronic signer; (ii) at the time of signature, the data relating to the creation of the electronic signature will be controlled only by the electronic signer; (iii) any alteration to the electronic signature after signature can be discovered; (iv) any alteration to the content and form of the data message after it has been signed can be discovered. A party may also choose to use an electronic signature that meets the conditions for reliability agreed upon by the party. A reliable electronic signature shall have the same legal effect as a handwritten signature or seal.

As of the date of this prospectus, the electronic signatures used by our PRC Subsidiaries comply with the Electronic Signature Law.

Regulations on Cybersecurity Review

On December 28, 2021, the CAC and certain other PRC regulatory authorities jointly issued the Cybersecurity Review Measures (2021 version) which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021 version), personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security as well as any online platform operators processing the personal information of more than one million users which seek to list on a foreign stock exchange shall file a cybersecurity review with the CRO.

Where an operator procures network products and services, it shall anticipate the possible national security risks that may be brought about by the use of such products and services. If it affects or is likely to affect national security, it shall report the cybersecurity review to the cybersecurity review office. The operators shall, through the procurement documents and agreements, request the suppliers of products and services to cooperate with the cybersecurity review for the procurement activities that have been declared for the cybersecurity review, These include a commitment not to use the facilities for the provision of products and services to illegally access user data, illegally control and manipulate user equipment, and not to disrupt the supply of products or necessary technical support services without just cause.

The cybersecurity review shall focus on the assessment of possible national security risks arising from the procurement of network products and services, taking into account the following factors:(I) the risk of illegal control, interference or destruction of critical information infrastructure and theft, leakage and destruction of critical data resulting from the use of products and services; (II) disruption of the supply of products and services to the business continuity of critical information infrastructure; (III) the security, openness, transparency and diversity of sources of products and services, the reliability of supply channels and the risk of supply disruptions due to political, diplomatic and trade factors; (IV) compliance by suppliers of products and services with the PRC laws, administrative regulations and departmental rules and regulations; (V) other factors that may jeopardize the security of critical information infrastructure and national security.

The operator of key information infrastructure in these measures refers to the operator identified by the department for the protection of key information infrastructure. “Network products and services” as mentioned in these measures mainly refer to core network equipment, high-performance computers and servers, large-capacity storage equipment, large-scale database and application software, cybersecurity equipment and cloud computing services, and other network products and services that have a significant impact on critical information infrastructure security.

As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures (2021 version). However, there remains uncertainty as to how the Cybersecurity Review Measures will be interpreted or implemented and how the PRC regulatory agencies, including the CAC or the NFRA, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. We cannot assure you that we and/or our PRC Subsidiaries will comply with such regulations in all respects and we and/or our PRC Subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We or our PRC Subsidiaries may not be able to pass such review in relation to this offering in a timely manner or at all. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which could materially and adversely affect our business and impede our ability to continue our operations.

Regulations on Data Security

The SCNPC issued the PRC Data Security Law on June 10, 2021, which took effect on September 1, 2021, to regulate data processing activities, safeguard data security, promote data development and utilization, protect the lawful rights and interests of individuals and organizations, and maintain national sovereignty, security, and development interests. Under the Data Security Law, “data” means any record of information in electronic or any other form. “Data processing” includes but is not limited to the collection, storage, use, processing, transmission, provision, and public disclosure of data. “Data security” means that necessary measures are taken to ensure the state of effective protection and lawful utilization of data and have the capability to safeguard the continuing state of security. When conducting data processing activities, one shall comply with laws and regulations, respect social norms and ethics, observe business and professional ethics, act in good faith, perform data security protection obligations, and undertake social responsibilities, and shall neither compromise national security and public interest nor harm the lawful rights and interests of any organization or individual.

Regulations Related to Personal Information Protection

The SCNPC promulgated the PIPL on August 20, 2021, which will take effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court. The PIPL elaborates the protection by law of personal information for natural persons and no entity or individual may infringe upon the rights and interests of the natural persons.

It clearly stipulates the rules for cross-border provision of personal information. Pursuant to the rules, personal information processors shall meet one of the conditions in order to provide personal information overseas for their business operations: (i) passing the security evaluation organized by the CAC; (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information, information reception procedures and other related information.

It further regulates that all personal information collected and produced in China by critical information infrastructure operators, and personal information processors holding the threshold users regulated by the CAC, shall be stored and saved in the territory of China. Provided that overseas provision of such personal information is required, unless laws and regulations regulate otherwise, it must pass the security evaluation organized by the CAC. Without the approval of the PRC competent authority, personal information processors are prohibited from providing personal information stored in the territory of China to foreign judicial or law enforcement agencies.

Regulations on Dividend Distributions

The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Furthermore, under the EIT Law, which became effective in January 2008 and amended in December 2018, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council on April 23, 2019. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Regulations Related to Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. If the lessor and lessee fail to complete the registration procedures, both lessor and lessee may be subject to fines ranging from RMB1,000 (approximately $155) to RMB10,000 (approximately $1,553). In addition, although the unregistered lease agreements are considered binding agreements, in practice, some of the remedies generally available to the registered lease agreements may not be fully applicable to the unregistered lease agreements, such as specific performance of lease agreement against new purchasers of the property.

According to the PRC Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease agreement if the lessee subleases the premises without the prior consent of the lessor.

Pursuant to the Administrative Measures for Commodity Housing Tenancy issued by the Ministry of Housing and Urban-Rural Development on December 1, 2010 and came into effect on February 1, 2011, both lessor and lessee shall go through the housing tenancy registration formalities with the competent construction (real estate) departments of the municipalities directly under the central government, cities and counties where the housing is located within 30 days after the housing tenancy contract is signed.

As of the date of this prospectus, our PRC Subsidiaries have a total of 25 lease agreements that have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, our PRC Subsidiaries may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, our PRC Subsidiaries may be subject to fines imposed by PRC government authorities ranging from RMB1,000 (approximately $155) to RMB10,000 (approximately $1,553) for each lease agreement that has not been registered with the relevant PRC governmental authorities.

Regulations Related to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China (the “Copyright Law”), effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010 and November 11, 2020, respectively. The Copyright Law revised in 2010 extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on June 4, 1991 and amended on December 20, 2001, January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the China National Intellectual Property Administration (the “CNIPA”) is responsible for the registration and administration of trademarks in China. The CNIPA under the SAMR has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China (the “Patent Law”) promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China (the “Implementation Rules of the Patent Law”) promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010 and December 11, 2023, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions”, “utility models” and “designs”. Invention patents are valid for twenty years, while utility model patents are valid for ten years and design patents are valid for fifteen years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

Domain names are protected under the Administrative Measures on the Internet Domain Names, which was promulgated by the MIIT in August 2017 and effective on November 1, 2017, and the Implementing Rules on Registration of National Top-level Domain Names, which was promulgated by China Internet Network Information Center in and came into effect in June 2019. The MIIT is the main regulatory body responsible for the administration of PRC internet domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The CNNIC issued the Measures of the China Internet Network Information Center for the Resolution of Country Code Top-Level Domain Name Disputes on September 9, 2014, which took effect on November 21, 2014, and was replaced by the Measures for the Resolution of National Top-level Domain Names Disputes issued by the CNNIC on June 18, 2019. Pursuant to the Measures for the Resolution of National Top-level Domain Names Disputes, domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

Regulations Related to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation, which was promulgated by the State Council on January 29, 1996, which became effective on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement,

Sales and Payment which was promulgated by the PBOC, on June 20, 1996 and became effective on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Foreign Exchange Administration of the People’s Republic of China, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, SAFE Circular 19, which took effect on June 1, 2015 and was amended on December 30, 2019. According to SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Policies for Reforming and Regulating the Control over Foreign Exchange Settlement under the Capital Account, SAFE Circular 16, which was amended on December 4, 2023. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Regulations Related to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which became effective on May 13, 2013, amended on October 10, 2018 and December 30, 2019, and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE.

In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC Subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC Subsidiaries.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control (“SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Related to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers.

Regulations Related to Taxation

Income Tax

According to the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in the PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which took effect on December 1, 2017. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc. of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income (the “Double Tax Avoidance Arrangement”), and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates (the “Circular 32”) according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since November 16, 2011, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax (the “VAT Pilot Plan”), which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2016. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017 and March 20, 2019, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, the MOF, the SAT and the GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations Related to Employment

The PRC Labor Law and the Labor Contract Law with its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations.

In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, which was promulgated by the SCNPC in October 2010 and came into effect in July 2011, and further amended in December 2018, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, which was promulgated by the State Council in April 1999 and amended in March 2002 and March 2019, respectively, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, an application may be made to a local court for compulsory enforcement.

On December 28, 2012, the Labor Contract Law was amended to impose more stringent requirements on labor dispatch which became effective on July 1, 2013. Pursuant to the amended Labor Contract Law, the outsourced contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of outsourced contract workers so that they do not exceed certain percentage of total number of employees. “Temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with a outsourced contract worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to the Labor Dispatch Interim Provisions, promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, outsourced workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use outsourced workers for temporary, auxiliary or substitutive positions, and the number of outsourced workers may not exceed 10% of the total number of employees. Any labor dispatching entity or employer in violation of the Labor Dispatch Interim Provisions shall be ordered by the labor administrative authorities to rectify the noncompliance within a prescribed time limit; and if such entity or employer fails to do so within the prescribed time limit, it may be subject to a fine from RMB5,000 to RMB10,000 for each noncompliance outsourced worker, and the labor dispatching entity is subject to revocation of its license for engaging in the labor dispatch business. Where the employer causes any damage to the outsourced worker, the labor dispatch entity and the employer shall assume joint and several liabilities.

Pursuant to the PRC Civil Code, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use outsourced labor shall bear tortious liability for any injury or damage caused to other people by outsourced personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

Regulations Related to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions on Foreign-funded Mergers and Acquisitions of Domestic Enterprises, or M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules; the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice of the General Office of State Council on Establishment of Security Review System Pertaining to Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued on February 3, 2011 and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the State Council and General Office of the CPC Central Committee issued the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On February 17, 2023, the CSRC released the New Overseas Listing Rules, which came into effect on March 31, 2023. According to the New Overseas Listing Rules, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should complete the filing procedure to the CSRC; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application with either the SEC or Nasdaq for initial public offering and listing in an overseas market, such designated domestic operating entity of the issuer shall submit filings with the CSRC within three business days after such application is submitted.

On the same day, the CSRC also held a press conference for the release of the New Overseas Listing Rules and issued the Overseas Listing Notice. Under the Overseas Listing Notice, a company that (i) has already completed overseas listing or (ii) has already obtained the approval for the offering or listing from overseas securities regulators or exchanges but has not completed such offering or listing before effective date of the New Overseas Listing Rules and also completes the offering or listing before September 30, 2023 will be considered as an existing listed company and is not required to make any filing until it conducts a new offering in the future. For the company that has already submitted offering and listing applications but not yet obtained the approvals from overseas securities regulators or exchanges shall choose to make its filing with the CSRC at a reasonable time but before the completion of the offering/listing. For the company that has already obtained CSRC approval, which was substituted by the filing requirements upon the effectiveness of the Trial Measures, for overseas listing or offering can continue its process during the valid term of the CSRC approval without additional filing and it shall make the CSRC filing pursuant to the New Overseas Listing Rules if it does not complete the offering or listing before the expiration of the original approval from CSRC.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations.

As of March 22, 2024, except for the filing with the CSRC and the cybersecurity review, and the licenses and permissions held by Zhibao’s PRC Subsidiaries under “Regulatory Permissions”, the Company believes it is not required to obtain permission or approval from any of the PRC state or local government and has not received any denial to list on the U.S. exchange. See “Business — Regulatory Permissions”. However, if any other filings, approval, review or other procedure is required, there is no assurance that we will be able to obtain such filings, approval or complete such review or other procedures timely or at all. For any approval or permission that we have received or may receive in future, it could nevertheless be revoked or cancelled, and the terms of its reissuance may impose restrictions on our operations and offerings relating to our securities.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Floor 3, Building 6, Wuxing Road, Lane 727, Pudong New Area, Shanghai, China, 201204.

Name	Age	Position with our Company
Botao Ma	58	Chief Executive Officer, Director and Chairman of the Board of Directors
Yuanwen Xia	40	Chief Financial Officer and director
Xiao Luo	37	Chief Operating Officer
Yugang Wang	46	Chief Technical Officer
Michael A. Lucki	67	Director

Botao Ma — Chief Executive Officer and Chairman of the Board of Directors

Mr. Botao Ma has served as Chairman of the board of directors and Chief Executive Officer of the Company since June 2023, and the chief executive officer and chairman of Zhibao China since April 2018. Mr. Ma has over 20 years of experience in the insurance industry and operations management. From June 2001 to November 2016, Mr. Ma served as chairman of the board of directors and general manager at Wills Insurance Brokers Co. Ltd (“Wills China”), a company engaged in insurance brokerage in Shanghai. From January 2000 to May 2001, Mr. Ma served as a director and associate general manager at Shanghai Dong Da Insurance Brokers Ltd., an insurance broker company based in Shanghai. From June 1998 to December 1999, Mr. Ma served as general manager of Everlasting Insurance Consulting Ltd., a company engaged in insurance consulting. Between July 1990 and June 1998, Mr. Ma worked at Ping An Property & Casualty Insurance Co of China Ltd (“Ping An”), a Chinese holding conglomerate whose subsidiaries provide insurance, banking, asset management, financial, healthcare services and other related services, where Mr. Ma first served as head of business development and then associate general manager of Ping An. Mr. Ma received a bachelor’s degree in International Shipping from Shanghai Maritime University in July 1987 and a master’s degree in Maritime Law from Shanghai Maritime University in July 1990.

Yuanwen Xia — Chief Financial Officer and Director

Mr. Yuanwen Xia has served as Chief Financial Officer of the Company since June 2023, and chief financial officer of Sunshine Insurance Brokers since January 2020. Mr. Xia has also served as our director since March 2024. Mr. Xia has over 16 years of experience in finance and investment. From July 2016 to December 2019, Mr. Xia served as investment manager at Chenhui Venture Partners, an early-stage venture capital firm based in Shanghai, China. Between June 2013 and June 2016, Mr. Xia worked as business control & planning manager at Louis Vuitton (China) Commerce Sales Co., Ltd, a subsidiary of French luxury fashion company located in Shanghai, China. From June 2011 to July 2013, Mr. Xia worked as a senior internal auditor at Coca-Cola Beverages (Shanghai) Company Limited, an American multinational beverage corporation. Between August 2006 and June 2011, Mr. Xia worked as a senior associate in PricewaterhouseCoopers Consultants (Shenzhen) Limited, an international professional services firm focusing on audit and consulting. Mr. Xia is a member of The Chinese Institute of Certified Public Accountants (CICPA), and a Certified Public Accountant in China, but currently in inactive status. He is also a Chartered Financial Analyst (CFA). Mr. Xia received a bachelor’s degree in Japanese from Shanghai Jiao Tong University in July 2006 and a master’s degree in Financial Management from Shanghai University of Finance and Economics in December 2012.

Xiao Luo — Chief Operating Officer

Mr. Xiao Luo has served as Chief Operating Officer of the Company since June 2023, deputy manager between April 2018 and January 2020 and general manager of Sunshine Insurance Brokers since April 2020. Mr. Luo has over 10 years of experience in the insurance industry and operations management. Between October 2015 and March 2018, Mr. Luo served as general manager of Shanghai Anyi. From July 2007 to September 2015, he worked as deputy managing director of risk management department at Wills China. Mr. Luo received a bachelor’s degree in Transportation and Math from Shanghai Jiao Tong University in July 2007 and a master’s degree in Business Administration in June 2015 from Shanghai Advanced Institute of Finance.

Yugang Wang — Chief Technology Officer

Mr. Yugang Wang has served as Chief Technology Officer of the Company since June 2023, and chief technology officer of Sunshine Insurance Brokers since January 2021. Prior to that, Mr. Wang worked at Shanghai Anyi, first as chief technology officer, then as managing director and general manager of Shanghai Anyi between January 2019 and February 2021. Mr. Wang has over 20 years of experience in the information technology industry and over 10 years of experience in the insurance industry. From December 2016 to January 2019, Mr. Wang served as IT head at Fosun United Health Insurance, a professional financial services institution that provides health insurance services. From October 2009 to December 2016, Mr. Wang worked as IT director at Allianz China Life Insurance Company, a joint venture life insurance company formed by Allianz SE, the German financial services conglomerate, and CITIC Trust. Between October 2001 and September 2009, Mr. Wang served as software development department head at eBaoTech Co. Ltd., a technology solution provider for global insurance industry in China. Between July 2000 and October 2001, Mr. Wang worked as a software engineer at several information technology companies. Mr. Wang received a bachelor’s degree in Chemical Engineering from Zhejiang University in 2000 and a minor degree in Computer Science and Application from Zhejiang University in 2000.

Michael A. Lucki — Director

Mr. Michael A. Lucki has served as our director since March 2024. Mr. Lucki has extensive experience in advising both public and private companies on finance, accounting, internal control, corporate governance and strategic planning matters. Since March 2014, Mr. Lucki has served as the Managing Member of Lucki Advisors LLC, an advisory company providing strategic advisory or merger and acquisition structuring services to management teams of strategic buyers and private equity firms in the engineering and construction industry. Prior to founding Lucki Advisors LLC, Mr. Lucki held several positions at CH2M Hill Companies Ltd (“CH2M”), a global company in major program management of infrastructure projects, consulting, engineering, construction, and operations. From May 2011 to February 2014, he served on the board of directors, and from October 2010 to February 2014, he was the executive vice president and chief financial officer, at CH2M. In these roles, he was responsible for all financial aspects of CH2M’s global operations, including corporate development, treasury, M&A, tax, finance and accounting, SEC reporting, Sarbanes-Oxley compliance, strategy, financial planning and forecasting, IT, surety, procurement, federal compliance, and internal audit. Before then, Mr. Lucki worked at Ernst & Young LLP (“EY”) from January 1979 to September 2010 with several roles including as an audit partner and global leader for the engineering and construction practice and senior partner and global leader of the infrastructure practice, where he worked with numerous multinational and domestic clients in the engineering and construction industry, aerospace and manufacturing and gained experience in financial reporting (including the SEC reporting), initial public offering, risk management practice, taxation and corporate finance issues, strategic planning, and capital market transactions. Mr. Lucki currently serves on the board of directors of several companies, including Balfour Beatty plc (from June 2017), Psomas (from January 2016), Bernards Holdings, Inc. (from March 2023), Walker Consultants, Inc. (from February 2022) and HMC Architects, Inc. (from May 2021), as either chairperson or member of the Audit Committee and/or Compensation Committee for each of these companies. Also, Mr. Lucki has served on the board of the Associated General Contractors (AGC) — National Financial Issues Committee since January 2001, and as a member of the President’s Advisory Board at California State University Los Angeles (CSULA) since May 2014, the California State University System (CSU System) Foundation Board since May 2006, and a committee member of the CSU System — Investment Advisory Committee since January 2017, and was a committee member of the American Institute of Certified Public Accountants (AICPA) Construction Conference Committee for 25 years. He is a Certified Public Accountant (CPA), but in inactive status, and a member of the AICPA since March 1981. Mr. Lucki received his Bachelor of Science degree in Business Administration and Accounting in December 1979 from California State University Los Angeles (CSULA) in the United States.

Director Independence

The Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have one “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. We plan to utilize the phase-in exemption under the Nasdaq rules and expect to have a majority of our Board of Directors to be independent within 12 months of the closing of this offering.

Our board has determined that Mr. Lucki is an independent director under applicable SEC and Nasdaq rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board of Directors and Committees

Our board of directors consists of three directors, and we plan to have five directors within 12 months of the closing of this offering, including two executive directors and three independent directors. We plan to utilize the phase-in exemption under the Nasdaq rules and expect to have a majority of our board of directors to be independent within 12 months of the closing of this offering. We have established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee under the board of directors. We have adopted a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below. We have also adopted an Executive Compensation Clawback Policy, for which our Compensation Committee’s decisions will be final, conclusive, and binding on all of our executive officers.

Audit Committee

Messrs. Lucki, Ma and Xia serve as members of our Audit Committee with Mr. Lucki serving as the chairman of the Audit Committee. We plan to utilize the phase-in exemption under Rule 10A-3 of the Exchange Act and the Nasdaq rules and expect that a majority of the members of our audit committee will satisfy the independence standards promulgated by the SEC and by Nasdaq within 90 days of the closing of this offering and all members of our audit committee will satisfy the independence standards promulgated by the SEC and by Nasdaq within 12 months of the closing of this offering. Our board of directors have determined that Mr. Lucki possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee performs several functions, including:

•        evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

•        approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

•        monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•        reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•        overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

•        reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

•        providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Messrs. Ma, Xia and Lucki serves as members of our Compensation Committee with Mr. Ma serving as the chairman of the Compensation Committee. We plan to utilize the phase-in exemption under Rule 10A-3 of the Exchange Act and the Nasdaq rules and expect that a majority of the members of our compensation committee will satisfy the independence standards promulgated by the SEC and by Nasdaq within 90 days of the closing of this offering and all members of our compensation committee will satisfy the independence standards promulgated by the SEC and by Nasdaq within 12 months of the closing of this offering. Our Compensation Committee is responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

We have adopted an Executive Compensation Clawback Policy. The recovery of incentive-based compensation from an executive officer as provided for in this policy shall apply only in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of Company with any financial reporting requirement under the United States securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period. Our Compensation Committee’s decisions with respect to this policy shall be final, conclusive, and binding on all of our executive officers.

Nominating and Corporate Governance Committee

Messrs. Ma, Xia and Lucki serves as members of our Nominating and Corporate Governance Committee, with Mr. Xia serving as the chairman of the Nominating and Corporate Governance Committee. We plan to utilize the phase-in exemption under Rule 10A-3 of the Exchange Act and the Nasdaq rules and expect that a majority of the members of our nominating and corporate governance committee will satisfy the independence standards promulgated by the SEC and by Nasdaq within 90 days of the closing of this offering and all members of our nominating and corporate governance committee will satisfy the independence standards promulgated by the SEC and by Nasdaq within 12 months of the closing of this offering. Our Nominating and Corporate Governance Committee is responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Board Oversight of Cybersecurity Risks

The management of the operation and the business affairs of a Cayman Islands company lies within the power of its board of directors. Directors of companies incorporated under the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) are subject to both statutory obligations under the Companies Act as well as fiduciary duties under the common law to the extent applicable to Cayman Islands companies. In addition to the statutory duties which include duties such as reporting obligations, the maintenance of internal company registers, accounting requirements, etc., directors of Cayman Islands companies owe fiduciary duties including the duty to act in good faith and in the best interests of the company as well as a duty to act with care, skill and diligence under English common law principles. Maintaining sufficient protection against the increasing risks associated with cybercrime is one of the key challenges to the commercial world and, the overseeing of cybersecurity risks falls within the duties of the Company’s board of directors, including its independent directors. The directors oversee cybersecurity risks as of the date of this prospectus.

Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each of the board’s committees, the board receives regular reports from our management on material cybersecurity risks and the degree of our exposure to those risks. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. Management also works with third party service providers, i.e. software companies who provide software and antivirus supports to the Company to ensure appropriate controls are in place and to regularly monitor network activities. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business, a copy of which has been filed as an exhibit to our registration statement on Form F-1 for this offering. You are able to review the code by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Duties of Directors

Under Cayman Islands law, the directors and officers both owe statutory duties under the Companies Act, common law duties and fiduciary duties to our company. Under common law, our directors and officers have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. The fiduciary duties which our directors and officers owe to our company are summarized as follows:

(i)     duty to act bona fide in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not properly fetter the discretion to act in the best interest of the Company; and

(iv)   duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the appointment of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

Our executive officers do not have a written employment agreement with the Company; however, each of our executive officers has a labor contract with our PRC Subsidiaries.

On April 1, 2018, Mr. Botao Ma and Zhibao China entered into a labor contract. Pursuant to the labor contract, Mr. Ma serves as chairman of the board of directors of Zhibao China for an indefinite term, commencing on April 1, 2018, subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. Mr. Ma is entitled to a fixed base salary in the amount of RMB30,000 ($4,300) per month plus bonus. Mr. Ma is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. This labor contract also contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment and non-solicitation within one year after the termination of the employment, confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, as well as certain liabilities due to his breach of contract.

On April 1, 2022, Mr. Xiao Luo and Sunshine Insurance Brokers entered into a labor contract. Pursuant to the labor contract, Mr. Luo serves as general manager of the Company for an indefinite term, commencing on April 1, 2022, subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. Mr. Luo is entitled to a fixed base salary in the amount of RMB45,000 ($6,400) per month plus subsidies and bonus. Mr. Luo is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. This labor contract also contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment and non-solicitation within one year after the termination of the employment, confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, as well as certain liabilities due to his breach of contract.

On January 7, 2020, Mr. Yuanwen Xia and Sunshine Insurance Brokers entered into a labor contract. Pursuant to the labor contract, Mr. Xia serves as chief financial officer of Sunshine Insurance Brokers for a term of three years commencing from January 2, 2020 to January 1, 2023, subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. Mr. Xia is entitled to a fixed base salary in the amount of RMB40,000 ($5,700) per year plus subsidies and bonus. Mr. Xia is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The labor contract also contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment and non-solicitation within one year after the termination of the employment, confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, as well as certain liabilities due to his breach of contract. On January 3, 2023, this labor contract was renewed for additional three years from January 2, 2023 to January 1, 2026 under similar terms.

On January 18, 2022, Mr. Yugang Wang and Sunshine Insurance Brokers entered into a labor contract. Pursuant to the labor contract, Mr. Wang serves as chief technology officer of Sunshine Insurance Brokers for an indefinite term, commencing on January 21, 2022, subject to certain conditions for termination and certain exceptions provided under the PRC Labor Contract Law. Mr. Xia is entitled to a fixed base salary in the amount of RMB55,000 ($7,900) per month plus subsidies and bonus. Mr. Xia is also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. This labor contract also contains customary restrictive covenants relating to non-competition for a period of two years from the date of termination of employment and non-solicitation within one year after the termination of the employment, confidentiality covenants restricting disclosures of the trade secrets and other confidential information until those information becomes public, as well as certain liabilities due to his breach of contract.

Compensation of Directors and Executive Officers

For the fiscal year ended June 30, 2023, our executive officers received an aggregate of approximately RMB2,220,000 (US$321,870) in compensation from the PRC Subsidiaries. Our PRC Subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. As of the date of this prospectus, the total amounts set aside or accrued by our PRC Subsidiaries to provide pension, retirement or similar benefits to our executive officers were approximately RMB 0.32 million (US$ 0.5 million), which were in compliance with all relevant laws and regulations regarding such benefits.

For the fiscal year ended June 30, 2023, no members of our board of directors received compensation in their capacity as directors. None of the directors are entitled to receive any compensation or benefits upon termination of their directorship with the Company except for those compensation that they have already earned for services so rendered. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A ordinary shares and Class B ordinary shares as of the date of this prospectus, with regard to (i) each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our Class A ordinary shares and Class B ordinary shares; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

As of the date of this prospectus, we had no shareholders of record in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

	Ordinary Shares Beneficially Owned Prior to Offering			Ordinary Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner(1)	Class A Ordinary Shares	Class B Ordinary Shares	Percentage of Total Voting Power(2)	Class A Ordinary Shares	Class B Ordinary Shares	Percentage of Total Voting Power(3)
5% or Greater Shareholders (Other Than Executive Officers and Directors):
Mavy Holdings Limited(4)	—	8,932,611	51.11%	—	8,932,611	50.90%
Shenbao Limited Partnership(5)	—	4,222,959	24.16%	—	4,222,959	24.06%
Beijing Koala Kunlu Internet Industry Investment Fund (Limited Partnership) (“Beijing Koala”)(6)	3,661,140	—	1.05%	3,661,140	—	1.04%
Shanghai Xinhui Investment Consulting Co., Ltd. (“Shanghai Xinhui”)(7)	—	3,661,122	20.95%	—	3,661,122	20.86%
Ningbo Pangu Chuangfu Hefu Equity Investment Partnership (Limited Partnership) (“Ningbo Pangu”)(9)	2,091,510	—	0.60%	2,091,510	—	0.60%
Executive Officers and Directors
Botao Ma(4)(5)(7)(8)	—	16,579,977	94.87%	—	16,579,977	94.47%
Yuanwen Xia	—	—	—	—	—	—
Xiao Luo(10)	156,108	—	* %	156,108	—	* %
Yugang Wang(11)	44,601	—	* %	44,601	—	* %
All directors and executive officers as a group (four individuals)	200,709	16,579,977	94.87%	200,709	16,579,977	94.52%

____________

*        Less than 1%.

(1)      Except as otherwise indicated below, the business address of our directors and executive officers is Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

(2)      Based on 30,000,000 ordinary shares issued and outstanding, consisting of (i) 13,183,308 Class A ordinary shares and (ii) 16,816,692 Class B ordinary shares prior to this offering.

(3)      Based on 31,500,000 ordinary shares issued and outstanding, consisting of (i) 14,683,308 Class A ordinary shares and (ii) 16,816,692 Class B ordinary shares immediately after the offering assuming that Mr. Ma does not purchase any shares in this offering and that the underwriters do not exercise its option to purchase additional Class A ordinary shares.

(4)      Represents 8,932,611 Class B ordinary shares held by Mavy Holdings Limited, a British Virgin Islands corporation. Stema Holdings Limited, Mawsix Holdings Limited and Maximum Global Holdings Limited, incorporated under the laws of British Virgin Islands, are members of Mavy Holdings Limited holding approximately 0.1%, 0.1% and 99.8% shares, respectively, and thus exercise approximately 0.1%, 0.1% and 99.8%, respectively, voting and dispositive power of our Class B ordinary shares held by Mavy Holdings Limited. The 99.8% shares of Mavy Holdings Limited are held by Maximum Global Holdings

Limited through Dedao Trust Limited on behalf of a trust (the “MAXIMUM TRUST”), with Mavy Holdings Limited as the settlor and Mr. Botao Ma as the sole contributor of the assets in the MAXIMUM TRUST and the ultimate beneficial owner of the settlor. Mr. Botao Ma and his close family members are the beneficiaries of the MAXIMUM TRUST. MAXIMUM TRUST is a trust established under the laws of Hong Kong and managed by Dedao Trust Limited as original trustee. Mr. Botao Ma, our Chief Executive Officer and Chairman of the board, as the sole member of Stema Holdings Limited and the ultimate beneficial owner of settlor, indirectly holds approximately 29.75% of our ordinary shares through Mavy Holdings Limited. The address of Mavy Holdings Limited is c/o Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

(5)      Represents 4,222,959 Class B ordinary shares held by Shenbao Limited Partnership, a British Virgin Islands partnership. Mavy Holdings Limited and Little Good Egg Holdings Limited are partners of Shenbao Limited Partnership holding approximately 99.04% and 0.96% partnership interest, respectively, and thus exercise approximately 99.04% and 0.96%, respectively, voting and dispositive power of our Class B ordinary shares held by Shenbao Limited Partnership. Mr. Botao Ma, our Chief Executive Officer and Chairman of the board, as the sole member of Stema Holdings Limited and the indirect majority member of Mavy Holdings Limited, indirectly holds approximately 13.93% of our ordinary shares through Shenbao Limited Partnership. The address of Shenbao Limited Partnership is c/o Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

(6)      Represents 3,661,140 Class A ordinary shares held by Beijing Koala, a limited partnership organized under the laws of the PRC. Beijing Koala currently has 17 partners unrelated to the Company and its subsidiaries, and the officers and directors of the Company, each of whom exercises the voting and dispositive power of our Class A ordinary shares held by Beijing Koala based on their capital subscription proportion. The address of Beijing Koala is c/o Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

(7)      Represents 3,661,122 Class B ordinary shares held by Shanghai Xinhui, a limited liability company organized under the laws of the PRC. Mr. Botao Ma, and Ms. Weihan Ma, the daughter of Mr. Botao Ma, are shareholders of Shanghai Xinhui holding 95% and 5%, respectively, equity interest of Shanghai Xinhui, and thus exercise 95% and 5%, respectively, voting and dispositive power of our Class B ordinary shares held by Shanghai Xinhui. Mr. Botao Ma, our Chief Executive Officer and Chairman of the board, as the majority shareholder of Shanghai Xinhui, indirectly holds approximately 11.59% of our ordinary shares through Shanghai Xinhui. The address of Shanghai Xinhui is c/o Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

(8)      Represents (i) approximately 8,923,677 Class B ordinary shares directly held by Mavy Holdings Limited, (ii) approximately 4,178,235 Class B ordinary shares indirectly held by Mavy Holdings Limited through its 99.04% partnership interest of Shenbao Limited Partnership, and (iii) approximately 3,478,065 Class B ordinary shares directly held by Shanghai Xinhui. Mr. Botao Ma, our Chief Executive Officer and Chairman of the board, as the sole shareholder of Stema Holdings Limited, through Mavy Holdings Limited and Shenbao Limited Partnership, and as the majority shareholder of Shanghai Xinhui, currently indirectly holds approximately 55.27% of our ordinary shares. Mr. Ma, as our major beneficial shareholder, has different voting rights from holders of Class A ordinary shares as he is entitled to twenty votes per Class B ordinary share he holds and each Class B ordinary share he holds can be convertible into one Class A ordinary share at his option at any time. Upon closing of this offering, Mr. Ma will be able to exercise approximately 94.47% of the total voting power of our issued and outstanding ordinary shares, assuming that Mr. Ma does not purchase any shares in this offering and that the underwriters do not exercise its option to purchase additional Class A ordinary shares. The address of Mr. Ma, Mavy Holdings Limited and Shenbao Limited Partnership is c/o Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

(9)      Represents 2,091,510 Class A ordinary shares held by Ningbo Pangu, a limited partnership organized under the laws of the PRC. Ningbo Pangu currently has nine partners unrelated to the Company and its subsidiaries, and the officers and directors of the Company, each of whom exercises the voting and dispositive power of our Class A ordinary shares held by Ningbo Pangu based on their capital subscription proportion. The address of Ningbo Pangu is c/o Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

(10)   Represents 156,108 Class A ordinary shares held by Tianze Zihan Holdings Limited (“Tianze”), a British Virgin Islands corporation. Mr. Xiao Luo, our Chief Operating Officer, is the sole shareholder of Tianze holding 100% shares, and thus exercise 100% voting and dispositive power of our Class A ordinary shares held by Tianze. The address of Tianze is c/o Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

(11)   Represents 44,601 Class A ordinary shares held by ElecJoys Holdings Limited (“ElecJoys”), a British Virgin Islands corporation. Mr. Yugang Wang, our Chief Technology Officer, is the sole shareholder of ElecJoys holding 100% shares, and thus exercise 100% voting and dispositive power of our Class A ordinary shares held by ElecJoys. The address of ElecJoys is c/o Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Compensation of Directors and Executive Officers,” we describe below the related party transactions of our Company and our PRC Subsidiaries that occurred during the past three fiscal years up to the date of this prospectus.

Transactions with a Related Party

Shanghai GBG Enterprise Management Consulting Co., Ltd.

We purchase certain services on insurance purchase and claim assistance from Shanghai GBG, a limited liability company organized under the laws of PRC and an affiliate of Mr. Botao Ma, our Chief Executive Officer. For the fiscal years ended June 30, 2022 and 2023, the purchase amount was approximately RMB11.3 million and RMB11.3 million, respectively, representing approximately 10% and 8%, respectively, of our total sales amount.

Borrowings from Related Parties.    For the fiscal year ended June 30, 2022, we borrowed approximately RMB 6.9 million, RMB 1.1 million and RMB 0.3 million, respectively, from Shanghai Xinhui, Mr Botao Ma and Mr. Yuanwen Xia, the Chief Executive Officer and Chief Financial Officer of the Company, respectively. For the fiscal year ended June 30, 2022, we repaid approximately RMB 7.5 million, RMB 0.3 million and RMB 0.1 million, respectively, to Shanghai Xinhui, Mr Botao Ma, and Mr. Yuanwen Xia. The borrowings were unsecured, interest free and due on demand.

For the fiscal year ended June 30, 2023, we borrowed RMB 0.2 million from Mr. Yuanwen Xia, unsecured, interest-free, and due on demand. For the fiscal year ended June 30, 2023, we repaid Mr. Yuanwen Xia in full.

Loans Made to Related Parties.    For the fiscal year ended June 30, 2022, we made loans of approximately RMB 0.4 million to Ningbo Shen’an, and we also collected approximately RMB 2.8 million from Mr. Botao Ma. All outstanding loans made to related parties have been fully repaid as of the date of this prospectus.

For the fiscal year ended June 30, 2023, we made loans of approximately RMB 15,500 to Ningbo Shen’an Enterprise Management Center LLP (“Ningbo Shen’an), a limited liability company organized under the laws of PRC and controlled by Mr. Botao Ma, and we also collected approximately RMB 0.7 million from Shanghai Shenbao Enterprise Management Center LLP (“Shanghai Shenbao”), a limited liability company organized under the laws of PRC and controlled by Mr. Botao Ma, and RMB30,000 from Ningbo Shen’an.

Payments on Behalf of a Related Party.    For the fiscal year ended June 30, 2022 and 2023, we made payments of RMB 5.4 million (US$0.8 million) and RMB nil (US$ nil), respectively, on behalf of Mr. Botao Ma.

For the fiscal year ended June 30, 2023, Botao Ma made repayments of RMB 15.0 million (US$2.1 million) to Zhibao China Group, and settled payable of RMB 0.8 million (US$0.1 million) with receivables. In addition, Xinhui settled payable of RMB 0.5 million (US$63,409) with receivables due from Botao Ma.

As of June 30, 2023, all outstanding balance due from Botao Ma was fully paid and settled.

Amount due from Related Parties.    As of June 30, 2022 and 2023, the total amount due from related parties, representing advances or loans to related parties, including Mr. Botao Ma, our Chief Executive Officer and Chairman, Shanghai GBG, Ningbo Shen’an, and Shanghai Shenbao, were approximately RMB22.8 million and RMB 8.5 million, respectively, with the breakdown as below:

	June 30, 2022	June 30, 2023
	RMB	RMB
Due from related parties
Botao Ma(a)	16,300,900	—
Shanghai GBG(b)	5,801,752	8,526,012
Ningbo Shen’an(c)	14,500	—
Shanghai Shenbao(c)	700,000	—
	22,817,152	8,526,012

____________

(a)      As of June 30, 2022, the balances due from Botao Ma represented outstanding fees to subscribe for restricted shares transferred from certain employees (Note 9). As of June 30, 2023, Mr. Ma settled the outstanding balances to the Company and no balance due to the Company.

(b)      As of June 30, 2022 and 2023, the balances due from Shanghai GBG represented advances to the related party to support its operations. The related party would settle the outstanding balances by providing MGU services to the Company.

(c)      As of June 30, 2022, the balances due from Ningbo Shen’an and Shanghai Shenbao represented loans to the related parties. The loans were unsecured, interest free and due on demand. During the year ended June 30, 2023, the related parties repaid the outstanding balances to the Company in full.

Amount due to Related Parties.    As of June 30, 2022 and 2023, the total amount due to related parties, representing borrowings from related parties, including Mr. Botao Ma, our Chief Executive Officer and Chairman, Mr. Yuanwen Xia, our Chief Financial Officer, and Shanghai Xinhui, a limited liability company organized under the laws of PRC and controlled by Mr. Botao Ma, were approximately RMB 1.75 million and RMB 0.3 million, respectively. All of the loans were unsecured, interest-free, and due on demand.

Share Issuances

See “History of Securities Issuances.”

On December 12, 2023, our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company. Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of our company. The issued and outstanding ordinary shares then held beneficially by Mr. Botao Ma, our Chairman and Chief Executive Officer were reclassified as Class B ordinary shares. All other ordinary shares then issued and outstanding were reclassified as Class A ordinary shares. On the same date, we amended and restated our then effective memorandum of association and articles of association in their entirety and adopted our amended and restated memorandum and articles of association which reflect, among other things, the changes to our capital structure. As a result of such changes, Mr. Botao Ma held approximately 94.87% of our outstanding voting power.

On February 4, 2024, our shareholders and our director approved, among other things, to adjust our authorized share capital whereby we reclassified 44,394,436 Class A ordinary shares as 44,394,436 Class B ordinary shares and amended our authorized share capital to reflect (i) 450,000,000 Class A ordinary shares with a par value of US$0.0001 each and 50,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (ii) the issuance of an aggregate of 20,000,000 ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. On the same date, we amended and restated our then effective amended and restated memorandum of association and articles of association in their entirety and adopted our amended and restated memorandum and articles of association which reflect, among other things, the changes to our capital structure. As a result of such changes, Mr. Botao Ma holds approximately 94.87% of our outstanding voting power as of the date of this prospectus.

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association, as amended from time to time (which we refer to as the Articles below), are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association, as amended from time to time, the Companies Act (Revised) of the Cayman Islands (which we refer to as the Companies Act below) and the common law of the Cayman Islands.

The previous authorized share capital of the Company was $50,000 divided into 500,000,000 ordinary shares of par value $0.0001 each. On December 12, 2023, our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure through reclassification of our ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company. Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of our company. On the same date, we amended and restated our then effective memorandum of association and articles of association in their entirety and adopted our amended and restated memorandum and articles of association which reflect, among other things, the changes to our capital structure. As a result of the share reclassification, our authorized share capital consisting of 500,000,000 ordinary shares, par value $0.0001 per share, was thus reclassified into (i) 494,394,436 Class A ordinary shares with a par value of $0.0001 per share; and (ii) 5,605,564 Class B ordinary shares with a par value of $0.0001 per share.

On February 4, 2024, our shareholders and our director approved, among other things, to adjust our authorized share capital whereby we reclassified 44,394,436 Class A ordinary shares as 44,394,436 Class B ordinary shares and amended our authorized share capital to reflect (i) 450,000,000 Class A ordinary shares with a par value of US$0.0001 each and 50,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (ii) the issuance of an aggregate of 20,000,000 ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. On the same date, we amended and restated our then effective amended and restated memorandum of association and articles of association in their entirety and adopted our amended and restated memorandum and articles of association which reflect, among other things, the changes to our capital structure. As a result of the changes, our authorized share capital consisting of 500,000,000 ordinary shares, par value $0.0001 per share, was thus reclassified into (i) 450,000,000 Class A ordinary shares with a par value of $0.0001 per share; and (ii) 50,000,000 Class B ordinary shares with a par value of $0.0001 per share.

As of the date of this prospectus, 30,000,000 ordinary shares were issued and outstanding, of which 16,816,692 were Class B ordinary shares and 13,183,308 were Class A ordinary shares.

We were incorporated as an exempted company with limited liability under the Companies Act on January 11, 2023. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary Shares

Under our Articles, the holders of Class A ordinary shares are entitled to one (1) vote for each Class A ordinary share held of record and the holders of Class B ordinary shares are entitled to twenty (20) votes for each Class B ordinary share held of record on all matters submitted to a vote of the shareholders.

Dividends.    Subject to the provisions of the Companies Act and any rights and restrictions attaching to any class or series of shares under and in accordance with our articles of association, as amended from time to time:

(a)     our board of directors may, from time to time, declare dividends or distributions out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

•        profits; or

•        “share premium account,” which represents the excess of the price paid to our company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

(b)    our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the board of directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

However, no dividend shall bear interest against our company.

Voting Rights.    Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Holders of Class A ordinary shares have the right to one (1) vote per Class A ordinary share and holders of Class B ordinary shares have the right to twenty (20) votes per Class B ordinary share held on any resolution of members. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company; and (ii) a special resolution requires the affirmative vote of a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of the shareholders being entitled to attend and vote at a general meeting of the company, or by unanimous written consent of shareholders entitled to vote at a general meeting. The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Under our amended and restated articles of association an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent documents of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Winding Up; Liquidation.    Under Cayman Islands law and our amended and restated articles of association, the company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of a property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 days’ written notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)    either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)   whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the amended and restated articles of association.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the amended and restated articles of association) and, within 14 days of the date on which the notice is deemed to be given under the amended and restated articles of association, such notice has not been complied with.

Redemption of Ordinary Shares.    We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights.    Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares.    If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Rights Attaching to Class A Ordinary Shares.    Each Class A ordinary share confers on the holder: (a) the right to one (1) vote on any resolution of shareholders; (b) the right to an equal share in any dividend paid by the Company in accordance with the Act; and (c)the right to an equal share in the distribution of the surplus assets of the Company.

Rights Attaching to Class B Ordinary Shares.    Each Class B ordinary share confers on the holder: (a) the right to twenty (20) votes on any resolution of shareholders; (b) the right to an equal share in any dividend paid by the Company in accordance with the Act; (c) the right to an equal share in the distribution of the surplus assets of the Company; and (d) the conversion rights.

Each Class B ordinary share is convertible into one Class A ordinary share at the option of the holder of such Class B ordinary share at any time, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. Where the Class B ordinary share concerned was fully paid and non-assessable, the Class A ordinary share into which it converted shall be fully paid and non-assessable. A written notice to the Company may specify that the intended conversion shall take effect subject to and with effect from a transfer of the Class B ordinary share concerned, in which case any conversion of such Class B ordinary share shall take effect concurrent with the transfer of the Class B ordinary share.

Alteration of Share Capital.    Subject to the Companies Act, we may, by ordinary resolution:

(a)     increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)    sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)     cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Conversion Rights.    Each Class B ordinary share of the Company is convertible into one (1) Class A ordinary share, at the option of the holder of such Class B ordinary share, at any time, upon written notice to the Company, but Class A ordinary shares is not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

Transfer of Class A Ordinary Shares.    Provided that a transfer of Class A ordinary shares complies with applicable rules of the Nasdaq Capital Market, a Class A shareholder may transfer ordinary shares to another person by completing an instrument of transfer in the usual or common form, with respect to Class A ordinary shares, or in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)     where the Class A ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)    where the Class A ordinary shares are nil or partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A ordinary share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Class A ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Class A ordinary share unless:

(a)     the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)    the instrument of transfer is in respect of only one class of shares;

(c)     the instrument of transfer is properly stamped, if required;

(d)    the Class A ordinary share transferred is fully paid and free of any lien in favor of us;

(e)     any fee related to the transfer has been paid to us; and

(f)     in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Class A ordinary shares purchased by investors in the public offering. Once the Class A ordinary shares have been listed, the legal title to such Class A ordinary shares and the registration details of those Class A ordinary shares in our register of members will remain with DTC. All market transactions with respect to those Class A ordinary shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may be suspended at such times and for such periods as our board of directors may, from time to time determine, provided always that such registration of transfers shall not be suspended for more than 45 days in any year.

Anti-Takeover Provisions.    Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands (the Registrar);

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members.    Under the Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of the members of the Company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by the company should be rectified, where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands courts.

Preference Shares

The board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Representative’s Warrants

We have agreed to issue to the Representative warrants to purchase up to a total of 75,000 Class A ordinary shares (5% of the Class A ordinary shares sold in this offering, excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants are exercisable at a per share price equal to 110% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England and Wales. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction). For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated combined company and the vesting of the undertaking, property and liabilities of such companies into the consolidated company.

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company, and (unless the surviving or consolidated company is to be a non-Cayman Islands company) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares entitled to vote of each class in a subsidiary company) and its subsidiary company, provided that a copy of the plan of merger is given to every member of each subsidiary company to be merged unless the member agrees otherwise.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree on the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that a business person would reasonably approve by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

The Companies Act contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

Ogier (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority and is therefore incapable of ratification by the shareholders;

•        an irregularity in the passing of a resolution which requires a qualified majority;

•        an act purporting to abridge or abolish the individual rights of a member; and

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or wilful default. Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

Our amended and restated memorandum and articles of association, as amended from time to time, permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association, as amended from time to time.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association expected to be amended and effective on or before the completion of this offering. We have the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of the Company and mortgaging the property of the Company; and

•        maintaining or registering a register of mortgages, charges, or other encumbrances of the Company.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Our amended and restated articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the amended and restated articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within 30 days after the end of such period of 21 days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our amended and restated articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our amended and restated articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law and our amended and restated articles of association, the company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering and terrorist financing, we are required to adopt and maintain anti-money laundering procedures and will require subscribers to provide information and evidence to verify their identity, address and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information and evidence as is necessary to verify the identity, address and source of funds of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. We will not be liable for any loss suffered by a subscriber arising as a result of a refusal of, or delay in processing, an application from a subscriber if such information and documentation requested has not been provided by the subscriber in a timely manner.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

Economic Substance Legislation of The Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities”). As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. It is anticipated that our company will not be engaging in any “relevant activities” and will therefore not be required to meet the economic substance requirements tests or will otherwise be subject to more limited substance requirements. However, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this privacy notice, “you” or “your” shall mean the subscriber and shall also include any individual connected to the subscriber.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should transmit this document to those individuals for their awareness and consideration.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you do not wish to provide us with requested personal data or subsequently withdraw your consent, you may not be able to invest in the Company or remain invested in the Company as it will affect the Company’ ability to manage your investment.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website at ombudsman.ky.

History of Securities Issuances

The Company’s previous authorized share capital was 500,000,000 ordinary shares of a nominal or par value of $0.0001 per share. On January 11, 2023, the Company issued 6,492,266 ordinary shares, at par value of $0.0001, to all then existing shareholders. All shareholders were BVI incorporated entities.

Initially one ordinary share was issued to Sertus Nominees (Cayman) Limited, and then transferred to Mavy Holdings Limited on January 11, 2023. At that time Mavy Holdings Limited held 3,277,537 ordinary shares which comprised of 32.7754% of the shareholding of the Company. On June 26, 2023, Mavy Holdings Limited transferred 300,000 ordinary shares to Mangosteen International Consulting PTE. Ltd. As a result Mavy Holdings Limited currently holds 2,977,537 ordinary shares (29.7754% shareholding) and Mangosteen International Consulting PTE. Ltd holds 300,000 ordinary shares which is a 3% shareholding.

Carp International Holdings Limited holds 81,770 ordinary shares (0.8177% shareholding), Talent Fuhwa Holdings Limited holds 148,673 ordinary shares (1.4867% shareholding). Liji Holdings Limited, Tecool Holdings Limited and Tomy Holdings Limited each hold 44,602 ordinary shares (0.4460% shareholding each). Feix Holdings Limited holds 178,408 ordinary shares (1.7841% shareholding) and HMcQ Holdings Limited holds 22,301 ordinary shares (0.2230% shareholding).

ElecJoys Holdings Limited holds 14,867 ordinary shares (0.1487% shareholding), Black Tide International Holdings Limited holds 85,472 ordinary shares (0.8547% shareholding), Fanyi Holdings Limited holds 56,981 ordinary shares (0.5698% shareholding), Sam Stone Holdings Limited holds 187,125 ordinary shares (1.8713% shareholding) and Boran Holdings Limited holds 81,359 ordinary shares (0.8136% shareholding). Changjiang Ming Holdings Limited holds 374,249 ordinary shares (3.7425% shareholding) and Shenbao Limited Partnership holds 1,407,653 ordinary shares (14.0765% shareholding).

On May 24, 2023, the Company issued 1,220,380 ordinary shares to Beijing Koala Kunlu Internet Industry Investment Fund (Limited Partnership) (12.2038% shareholding), 1,220,374 ordinary shares to Shanghai Xinhui Investment Consulting Co., Ltd. (12.2037% shareholding), 369,810 ordinary shares to Beijing 1898 Youchuang Investment Center (Limited Partnership) (3.6981% shareholding) and 697,170 ordinary shares to Ningbo Pangu Chuangfu Hefu Equity Investment Partnership (Limited Partnership) (6.9717% shareholding).

On December 12, 2023, our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure through reclassification of our ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company. Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of our company. As a result of the share reclassification, the Company’s authorized share capital consisting of 500,000,000 ordinary shares, par value $0.0001 per share, was thus reclassified into (i) 494,394,436 Class A ordinary shares with a par value of $0.0001 per share; and (ii) 5,605,564 Class B ordinary shares with a par value of $0.0001 per share, with details as below:

(i)     2,977,537 ordinary shares in the Company held by Mavy Holdings Limited were reclassified as 2,977,537 Class B ordinary shares;

(ii)    1,407,653 ordinary shares in the Company held by Shenbao Limited Partnership were reclassified as 1,407, 653 Class B ordinary shares;

(iii)   1,220,374 ordinary shares in the Company held by Shanghai Xinhui Investment Consulting Co., Ltd. were reclassified as 1,220,374 Class B ordinary shares; and

(iv)   the remaining ordinary shares held by the other shareholders of the Company were reclassified as Class A ordinary shares.

On February 4, 2024, our shareholders and our director approved, among other things, to adjust our authorized share capital whereby we reclassified 44,394,436 Class A ordinary shares as 44,394,436 Class B ordinary shares and amended our authorized share capital to reflect (i) 450,000,000 Class A ordinary shares with a par value of US$0.0001 each and 50,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (ii) the issuance of an aggregate of 20,000,000 ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis.

As of the date of this prospectus, 30,000,000 ordinary shares were issued and outstanding, of which 16,816,692 were Class B ordinary shares and 13,183,308 were Class A ordinary shares, as shown in below table:

Shareholder	Current Holding*		Percentage of Ownership
Mavy Holdings Limited	8,932,611 Class B ordinary shares		29.7754%
Dragon Lee Holdings Limited	768,669 Class A ordinary shares		2.5622%
Tianze Zihan Holdings Limited	156,108 Class A ordinary shares		0.5204%
Bridge & Book Holdings Limited	200,709 Class A ordinary shares		0.6690%
Cuicui Holdings Limited	200,709 Class A ordinary shares		0.6690%
Carp International Holdings Limited	245,310 Class A ordinary shares		0.8177%
Talent Fuhwa Holdings Limited	446,019 Class A ordinary shares		1.4867%
Liji Holdings Limited	133,806 Class A ordinary shares		0.4460%
Feix Holdings Limited	535,224 Class A ordinary shares		1.7841%
HMcQ Holdings Limited	66,903 Class A ordinary shares		0.2230%
Tecool Holdings Limited	133,806 Class A ordinary shares		0.4460%
Tomy Holdings Limited	133,806 Class A ordinary shares		0.4460%
ElecJoys Holdings Limited	44,601 Class A ordinary shares		0.1487%
Black Tide International Holdings Limited	256,416 Class A ordinary shares		0.8547%
Fanyi Holdings Limited	170,943 Class A ordinary shares		0.5698%
Sam Stone Holdings Limited	561,375 Class A ordinary shares		1.8713%
Boran Holdings Limited	244,077 Class A ordinary shares		0.8136%
Changjiang Ming Holdings Limited	1,122,747 Class A ordinary shares		3.7425%
Shenbao Limited Partnership	4,222,959 Class B ordinary shares	*	14.0765%
Beijing Koala Kunlu Internet Industry Investment Fund (Limited Partnership)	3,661,140 Class A ordinary shares		12.2038%
Shanghai Xinhui Investment Consulting Co., Ltd.	3,661,122 Class B ordinary shares	*	12.2037%
Beijing 1898 Youchuang Investment Center (Limited Partnership)	1,109,430 Class A ordinary shares		3.6981%
Ningbo Pangu Chuangfu Hefu Equity Investment Partnership (Limited Partnership)	2,091,510 Class A ordinary shares		6.9717%
Mangosteen International Consulting PTE. LTD.	900,000 Class A ordinary shares		3%
Total Shareholding	30,000,000 ordinary shares		100.0000%

____________

*        Each Class B ordinary share has a voting power of twenty (20) votes. Each Class A ordinary share has a voting power of one vote.

Listing

Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “ZBAO.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, 30th floor, New York, NY 10004.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have Class A ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares. All of the Class A ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect prevailing market prices of our Class A ordinary shares. Prior to this offering, there has been no public market for our Class A ordinary shares. Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop.

Lock-up Agreements

We have agreed not to, for a period of 180 days from the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and shareholders of 5% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding ordinary shares which will equal 315,000 ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

•        the average weekly trading volume of our ordinary shares on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier (Cayman) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of AllBright Law Offices, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Class A ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the Shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, we have obtained an undertaking from the Financial Secretary of the Cayman Islands on March 23, 2023 in the following form:

The Tax Concessions Act (Revised)
Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (Revised), the following undertaking is hereby given to Zhibao:

(a)     that no Act which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)    in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     on or in respect of the shares, debentures or other obligations of the Company; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act.

These concessions shall be for a period of twenty years from March 23, 2023.

People’s Republic of China Taxation

Income Tax and Withholding Tax

Under the EIT Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters.

We believe that the Cayman Islands holding company, Zhibao Technology Inc., is not a PRC resident enterprise for PRC tax purposes. Zhibao Technology Inc. is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with our position and there is a risk that the PRC tax authorities may deem our company as a PRC resident enterprise since a substantial majority of the members of our management team are located in China, in which case we would be subject to the EIT at the rate of 25% on worldwide income. If the PRC tax authorities determine that the Cayman Islands holding company is a “resident enterprise” for EIT purposes, a number of unfavorable PRC tax consequences could follow.

One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which became effective on January 1, 2008. On October 17, 2017, the SAT issued the SAT Circular 37, which became effective on December 1, 2017 and was amended on June 15, 2018. By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Tax Arrangement”), where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties (the “Administrative Measures”), which became effective in January 2020, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, Zhibao may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Value-added Tax

Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business (“Circular 36”), which was promulgated by the Ministry of Finance and the SAT on March 23, 2016 and became effective on May 1, 2016, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of the PRC are required to pay value added tax, or VAT, instead of business tax.

According to Circular 36, the PRC subsidiaries are subject to VAT, at a rate of 6% to 17% on proceeds received from customers.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% tax rates are lowered to 16%.

According to the Circular on Policies to Deepen Value-added Tax Reform, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our Class A ordinary shares in this offering and holds our Class A ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting Class A ordinary shares, investors that hold their Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), investors that are subject to the applicable financial statement accounting rules under Section 451 of the Code, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below for whom EF Hutton LLC is acting as the representative (the “Representative”) have severally agreed to purchase from us on a firm commitment basis the following respective number of Class A ordinary shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriters	Number of Ordinary Shares
EF Hutton LLC	1,495,000
WestPark Capital, Inc.	5,000
Total	1,500,000

The underwriters are offering the Class A ordinary shares subject to their acceptance of the Class A ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to take and pay for all of the Class A ordinary shares offered by this offering (other than those covered by the over-allotment option described below) if any of the Class A ordinary shares are taken by them.

Class A ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any Class A ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.14 per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more Class A ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 45 days from the closing of this offering, to purchase up to 225,000 additional Class A ordinary shares at the initial public offering price less the underwriting discount, based on the initial public offering price of $4.00 per Class A ordinary share. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any Class A ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Class A ordinary shares that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A ordinary shares. They may also cause the price of the Class A ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Total With Exercise of Over-Allotment Option	Total Without Exercise of Over-Allotment Option
Public offering price	$4.00	$6,900,000	$6,000,000
Underwriting discounts(1)(2)	$0.28	$483,000	$420,000

____________

(1)      Represents underwriting discounts equal to seven percent (7%) per share (or $0.28 per share).

(2)      Does not include (i) a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of our Class A ordinary shares in the offering, including any shares sold as result of the exercise by the representative of the underwriters’ over-allotment option, or (ii) the reimbursement of certain expenses of the underwriters.

We have agreed to pay the underwriters a non-accountable expense, equal to one percent (1%) of the gross proceeds received by us from the sale of our Class A ordinary shares, including any shares sold as result of the exercise by the Representative of the underwriters’ over-allotment option.

In addition, we have also agreed to pay the following expenses: (a) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such stats and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the Representative’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (c) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Representative; (d) up to $20,000 of the Representative’s actual accountable road show expenses for the offering; (e) the $29,500 cost associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; and (f) the fees for the Representative’s legal counsel, in an amount not to exceed $150,000 and for the Representative’s PRC legal counsel, in an amount not to exceed RMB350,000. In addition, the Company will at its own expense conduct background checks on the Company’s directors and officers. The Company shall be responsible for the Representative’s external counsel legal costs irrespective of whether the offering is consummated or not, subject to a cap of $80,000 if there is not a closing. We have provided an advance against out-of-pocket expenses to the Representative in the amount of $30,000 upon the execution of our engagement agreement with the Representative. The advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the advances shall be returned back to us to the extent not actually incurred.

Listing

Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “ZBAO”.

Representative’s Warrants

We have agreed to issue to the Representative warrants to purchase up to a total of 75,000 Class A ordinary shares (5% of the Class A ordinary shares sold in this offering, excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants are exercisable at a per share price equal to 110% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of twelve (12) months from the closing of the offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, subject to certain exceptions (each being referred to as a subject transaction), during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such subject transactions.

Tail Financing

The Representative shall be entitled to a cash fee equal to eight percent (8%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to the Company, which the Company has direct knowledge of such investor’s participation (excluding any existing investor of the Company or its subsidiaries or affiliates, provided that the Company provides a list of its existing shareholders), in connection with any public or private financing or capital raise (each, a “Tail Financing”), and such Tail Financing is consummated within the twelve (12) month period following the closing of this offering.

Lock-Up Agreements

We, each of our directors and officers and holders of 3% or more of Class A ordinary shares on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 180 days from the date of this prospectus, without the prior written consent of the underwriters not to directly or indirectly:

•        issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our Class A ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for our Class A ordinary share or other capital stock;

•        in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of Class A ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for Class A ordinary share or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

•        enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our Class A ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for Class A ordinary share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our Class A ordinary share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Pricing of this Offering

Prior to this offering, there has been no public market for our Class A ordinary shares. The initial public offering price of our Class A ordinary shares has been, and the exercise price of the Representative’s Warrants will be, determined through negotiations between us and the Representative. The factors to be considered in these negotiations include prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Class A ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our Company.

Based on the above valuation factors and the number of Class A ordinary shares outstanding, our initial public offering price is $4.00 per Class A ordinary share for this offering.

An active trading market for our Class A ordinary shares may not develop. It is possible that after this offering the Class A ordinary shares will not trade in the public market at or above the initial public offering price.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A ordinary shares during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our Class A ordinary shares for their own account by selling more Class A ordinary shares than we have sold to the underwriters. The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our Class A ordinary shares by bidding for or purchasing shares or warrants in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker- dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our Class A ordinary shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Class A ordinary shares to the extent that it discourages resales of our Class A ordinary shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A ordinary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A ordinary shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A ordinary shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Affiliations

Each underwriter and its respective affiliates are a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors. In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$1,281
Nasdaq Listing Fee	50,000
FINRA Filing Fee	1,950
Legal Fees and Expenses	456,118
Accounting Fees and Expenses	493,060
Printing and Engraving Expenses	11,827
Miscellaneous Expenses	272,668
Total	$1,286,904

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Loeb & Loeb LLP. with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in this offering will be passed upon for us by Ogier (Cayman) LLP. Certain legal matters as to PRC law will be passed upon for us by AllBright Law Offices and Shanghai Riying Law Firm. Ellenoff Grossman & Schole LLP may rely upon Ogier (Cayman) LLP with respect to matters governed by Cayman Islands law, AllBright Law Offices and Shanghai Riying Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of June 30, 2022 and 2023, and for each of the years in the period then ended included in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of Marcum Asia CPAs LLP is located at Seven Penn Plaza, Suite 830, New York, NY 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1, including relevant exhibits, with the SEC under the Securities Act with respect to the Class A ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Class A ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204., or call us at +86 (21)-5089-6502. We also maintain a website at https://www.zhibao-tech.com/, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Zhibao Technology Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zhibao Technology Inc. (the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the two years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022.

New York, NY
December 21, 2023, except for the Note 17, as to which the date is February 7, 2024.

ZHIBAO TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS

(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”), except for share and per share data)

	As of June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
ASSETS
Current Assets
Cash and cash equivalents	2,593,997	9,873,678	1,361,642
Restricted cash	3,980,192	4,999,974	689,528
Accounts receivable, net	49,797,570	77,750,249	10,722,250
Due from related parties	22,817,152	8,526,012	1,175,791
Deferred offering cost	—	4,223,769	582,484
Prepaid expenses and other current assets, net	5,022,627	8,332,330	1,149,081
Total Current Assets	84,211,538	113,706,012	15,680,776

Property and equipment, net	34,226	2,516	347
Intangible assets, net	1,865,157	2,183,677	301,143
Operating lease right of use assets	1,857,577	4,327,705	596,818
Restricted cash, noncurrent	5,000,000	5,000,000	689,532
Deferred tax assets	2,110,635	1,604,757	221,306
Other non-current assets	818,397	1,211,500	167,073
Total Non-Current Assets	11,685,992	14,330,155	1,976,219
Total Assets	95,897,530	128,036,167	17,656,995

LIABILITIES, AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	28,000,000	27,267,797	3,760,401
Accounts payable	21,388,964	31,436,527	4,335,295
Insurance premium payable	3,445,253	3,553,377	490,033
Income tax payable	—	28,343	3,909
Due to related parties	1,750,000	290,200	40,020
Operating lease liabilities, current	856,569	2,009,034	277,058
Accrued expenses and other liabilities	6,023,246	14,714,898	2,029,278
Subscription fees advanced from shareholders	15,000,000	15,000,000	2,068,595
Total Current Liabilities	76,464,032	94,300,176	13,004,589

Operating lease liabilities, noncurrent	750,707	2,273,154	313,482
Deferred tax liabilities	—	7,698	1,062
Total Liabilities	77,214,739	96,581,028	13,319,133

Commitments and contingencies

Shareholders’ Equity
Class A ordinary shares (par value $0.0001 per share, 450,000,000 shares authorized, 13,183,308 and 13,183,308 shares issued and outstanding as of June 30, 2022 and 2023, respectively)*	8,820	8,820	1,318
Class B ordinary shares (par value $0.0001 per share, 50,000,000 shares authorized, 13,155,570 and 16,816,692 shares issued and outstanding as of June 30, 2022 and 2023, respectively)*	8,817	12,204	1,682
Additional paid-in capital	113,111,157	168,973,780	23,302,449
Accumulated deficit	(94,446,003)	(137,544,783)	(18,968,293)
Accumulated other comprehensive income	—	5,118	706
Total Shareholders’ Equity	18,682,791	31,455,139	4,337,862
Total Liabilities and Shareholders’ Equity	95,897,530	128,036,167	17,656,995

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization and reclassification of Class A and Class B ordinary shares (Note 1 and Note 11).

The accompanying notes are an integral part of the consolidated financial statements.

ZHIBAO TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”), except for share and per share data)

	For the Year Ended June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
Revenues	108,224,804	142,102,834	19,596,877
Cost of revenues	(61,051,878)	(83,485,203)	(11,513,136)
Gross profit	47,172,926	58,617,631	8,083,741

Operating expenses
Selling and marketing expenses	(12,728,488)	(22,495,891)	(3,102,325)
General and administrative expenses	(14,059,968)	(70,991,876)	(9,790,227)
Research and development expenses	(7,743,121)	(9,682,605)	(1,335,292)
Total operating expenses	(34,531,577)	(103,170,372)	(14,227,844)

Income (loss) from operations	12,641,349	(44,552,741)	(6,144,103)

Interest expense, net	(1,165,915)	(912,397)	(125,825)
Other income, net	673,337	2,907,818	401,006
Income (Loss) Before Income Taxes	12,148,771	(42,557,320)	(5,868,922)

Income tax benefits (expenses)	2,110,635	(541,460)	(74,671)
Net Income (Loss)	14,259,406	(43,098,780)	(5,943,593)

Other comprehensive income (loss)
Foreign currency translation adjustments	—	5,118	706
Comprehensive income (loss)	14,259,406	(43,093,662)	(5,942,887)

Weighted average number of ordinary share outstanding
Basic*	26,338,878	26,710,005	26,710,005
Diluted*	26,338,878	26,710,005	26,710,005
Earnings (loss) per share
Basic*	0.54	(1.61)	(0.22)
Diluted*	0.54	(1.61)	(0.22)

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization and reclassification of Class A and Class B ordinary shares (Note 1 and Note 11).

The accompanying notes are an integral part of the consolidated financial statements.

ZHIBAO TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICITS) EQUITY
FOR THE YEARS ENDED JUNE 30, 2022 and 2023
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”), except for share and per share data)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained earnings (Accumulated Deficits)	Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount
		RMB		RMB	RMB	RMB	RMB	RMB
As of June 30, 2021	13,183,308	8,820	13,155,570	8,817	106,375,303	(108,705,409)	—	(2,312,469)
Contribution from shareholders	—	—	—	—	6,200,000	—	—	6,200,000
Share based compensation	—	—	—	—	535,854	—	—	535,854
Net income	—	—	—	—	—	14,259,406	—	14,259,406
As of June 30, 2022	13,183,308	8,820	13,155,570	8,817	113,111,157	(94,446,003)	—	18,682,791

Contribution from shareholders	—	—	—	—	600,000	—	—	600,000
Share based compensation	—	—	3,661,122	3,387	55,262,623	—	—	55,266,010
Net loss	—	—	—	—	—	(43,098,780)	—	(43,098,780)
Foreign exchange adjustments	—	—	—	—	—	—	5,118	5,118
As of June 30, 2023	13,183,308	8,820	16,816,692	12,204	168,973,780	(137,544,783)	5,118	31,455,139

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization and reclassification of Class A and Class B ordinary shares (Note 1 and Note 11).

The accompanying notes are an integral part of the consolidated financial statements.

ZHIBAO TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”))

	For the Year Ended June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
Cash Flows From Operating Activities:
Net income (loss)	14,259,406	(43,098,780)	(5,943,593)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expenses	710,708	928,385	128,030
Amortization of operating lease right-of-use assets	2,681,530	2,407,047	331,947
Gain from early termination of right-of-use assets	(108,372)	(58,092)	(8,011)
Loss from disposal of property and equipment	—	13,223	1,824
Share-based compensation expenses	535,854	55,266,010	7,621,531
Provision for doubtful receivables	—	1,854,686	255,773
Deferred income tax (benefits) expenses	(2,110,635)	513,577	70,825
Changes in operating assets and liabilities:
Accounts receivable	(28,627,309)	(29,805,495)	(4,110,366)
Due from related parties	1,018,920	(2,724,260)	(375,693)
Prepaid expenses and other current assets	(520,757)	(3,311,573)	(456,687)
Other non-current assets	(220,001)	159,865	22,046
Accounts payable	17,276,935	10,047,563	1,385,622
Insurance premium payable	1,497,478	108,124	14,911
Income tax payable		28,343	3,909
Operating lease liabilities	(2,686,731)	(2,144,171)	(295,695)
Accrued expenses and other liabilities	(4,696,230)	8,691,653	1,198,634
Net cash used in operating activities	(989,204)	(1,123,895)	(154,993)

Cash Flows From Investing Activities
Loans made to related parties	(400,000)	(15,500)	(2,138)
Repayment of loans from related parties	2,750,000	15,771,100	2,174,934
Proceeds from disposal of property and equipment	—	10,520	1,451
Payments on behalf of a related party	(5,356,673)	—	—
Prepayments for intangible assets	(187,188)	(1,791,906)	(247,115)
Net cash (used in) provided by investing activities	(3,193,861)	13,974,214	1,927,132

Cash Flows From Financing Activities
Capital contribution from shareholders	6,200,000	600,000	82,744
Proceeds from short-term bank borrowings	26,000,000	30,200,000	4,164,770
Repayment of short-term bank borrowings	(26,000,000)	(30,932,203)	(4,265,746)
Borrowings from related parties	8,300,000	237,000	32,684
Repayment of borrowings to related parties	(7,850,000)	(437,000)	(60,265)
Payment of offering cost	—	(4,223,769)	(582,484)
Net cash provided by (used in) financing activities	6,650,000	(4,555,972)	(628,297)

Effect of exchange rate changes on cash and cash equivalents	—	5,116	706

Net increase in cash, cash equivalents and restricted cash	2,466,935	8,229,463	1,144,548
Cash, cash equivalents and restricted cash at beginning of the year	9,107,254	11,574,189	1,596,154
Cash, cash equivalents and restricted cash at end of the year	11,574,189	19,873,652	2,740,702

ZHIBAO TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Amounts in Renminbi (“RMB”) and U.S. dollars (“US$”))

	For the Year Ended June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
Supplemental Cash Flow Information
Cash paid for interest expense	1,459,818	1,241,082	171,153
Cash paid for income tax	—	—	—

Non-cash Investing and Financing activities
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	558,752	6,609,590	911,504
Disposal of operating lease right-of-use assets	6,806,923	1,922,624	265,142

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
	As of June 30,
	2022	2023	2023
	RMB	RMB	USD
Cash and cash equivalents	2,593,997	9,873,678	1,361,642
Restricted cash	3,980,192	4,999,974	689,528
Restricted cash, noncurrent	5,000,000	5,000,000	689,532
	11,574,189	19,873,652	2,740,702

The accompanying notes are an integral part of the consolidated financial statements.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF THE ORGANIZATION AND BUSINESS

Zhibao Technology Inc. (the “Company” or “Zhibao”) was incorporated on January 11, 2023, under the laws of the Cayman Islands as an exempted company with limited liability. The Company commenced operations in November 2015, through its a wholly owned subsidiary Zhibao Technology Co., Ltd., (“Zhibao China”), which is a limited liability company established under the laws of the PRC. Zhibao China and its subsidiaries (collectively known as “Zhibao China Group”) are primarily engaged providing in digital insurance brokerage services to end customers.

The accompanying consolidated financial statements reflect the activities of Zhibao and each of the following entities:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Parent company:
Zhibao	January 11, 2023	Cayman Islands	Parent	Investment holding
Wholly owned subsidiaries of Zhibao
Zhibao Technology Holdings Limited (“Zhibao BVI”)	January 12, 2023	British Virgin Islands	100	Investment holding
Zhibao Technology Limited (“Zhibao HK”)	January 19, 2023	Hong Kong	100	Investment holding
Zhibao China	November 24, 2015	PRC	100	Managing general underwriter (“MGU”) services
Shanghai Anyi Network Technology Co., Ltd. (“Shanghai Anyi”)	September 18, 2015	PRC	100	R&D services
Sunshine Insurance Brokerss (Shanghai) Co., Ltd. (“Sunshine Insurance Brokers”)	November 17, 2011	PRC	100	Digital insurance brokerage services and offline insurance brokerage consulting services
Shanghai Zhibao Health Management Co., Ltd. (“Zhibao Health”)	November 16, 2022	PRC	100	Healthcare services

Reorganization

On February 16, 2023, Zhibao entered into an equity transfer agreement with Zhibao China and the shareholders of Zhibao China. Pursuant to the equity transfer agreement, each of the shareholders of Zhibao China transferred to Zhibao their respective equity interests in Zhibao China (“Equity Transfer”). Because the shareholders of Zhibao and Zhibao China are of the same group, the Equity Transfer was agreed at nil consideration. Upon completion of the Equity Transfer, Zhibao China became a direct wholly-owned subsidiary of Zhibao.

On March 10, 2023, Zhibao completed the reorganization of entities under common control of its then existing shareholders, who collectively owned 100% of the equity interests of Zhibao China prior to the reorganization. Zhibao, Zhibao BVI, Zhibao HK were established as holding companies of Zhibao China and its subsidiaries, and all of these entities are under common control which results in the consolidation of Zhibao China and its subsidiaries, which have been accounted for as a reorganization of entities under common control at carrying value.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

In March 2023, four preferred shareholders of Zhibao China surrendered their equity interest in Zhibao China. In April 2023, three of the four preferred shareholders determined to contribute the cash consideration to be received from Zhibao China in return for their equity surrender to Zhibao directly. In May 2023, Zhibao issued an aggregate of 2,287,360 ordinary shares to the three investors.

Reclassification of Class A and Class B ordinary Shares

On December 12, 2023, the shareholders of the Company passed a resolution to reclassify 5,605,564 ordinary shares held by three shareholders into Class B ordinary shares, with remaining ordinary shares as Class A ordinary shares. All of the Class B shareholders are controlled by Mr. Botao Ma, the founder and Chief Executive Officer of the Company.

Each of the Class A ordinary shares and Class B ordinary shares has the right to an equal share in any dividend paid by the Company and the right to an equal share in the distribution of the surplus assets of the Company. However Each Class A ordinary share has the right to one vote on any resolution, and each Class B ordinary share has the right to twenty (20) votes on any resolutions.

The Company believed that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively adjusted all share and per share data for all periods presented.

The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first year presented in the consolidated financial statements.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

All intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for doubtful accounts, valuation of deferred tax assets, and other provisions and contingencies.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 —	inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments of the Company primarily comprised current assets and current liabilities including cash and cash equivalents, restricted cash, accounts receivable, due from related parties, short-term borrowings, accounts payable, insurance premium payables, other payables, and due to related parties. The Company’s financial instruments approximate their fair values because of the short-term nature of these instruments.

Convenience translation

Translations of balances in the Group’s consolidated balance sheets, consolidated statements of comprehensive income (loss)/(loss) and consolidated statements of cash flows from RMB into US$ as of and for year ended June 30, 2023 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB 7.2513, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on June 30, 2023. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2023 or at any other rate.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank deposits, as well as highly liquid investments with original maturities less than three months, which are unrestricted as to withdrawal or use.

Restricted Cash

In its capacity as an insurance broker, Sunshine Insurance Brokers collects “premiums” (unremitted insurance premiums) from certain insureds and remits the “premiums” to the appropriate insurance companies. Unremitted insurance premiums are held in custody until disbursed by Sunshine Insurance Brokers. The Company reports such amounts as current restricted cash in the consolidated balance sheets.

In addition, as of June 30, 2023, the restricted cash was also comprised of RMB 990,000 due to the lawsuit that filed by Wuhan Wubao Technology Co., Ltd. on May 9, 2023 against Sunshine Insurance Brokers as a result of disputes in copyrights. Both parties subsequently reached an amicable settlement on September 11, 2023 and the court released the restriction on the cash on September 12, 2023.

Restricted cash, noncurrent represented guarantee deposits are required by China Banking and Insurance Regulatory Commission (“CBIRC”) in order to protect insurance premium appropriation by insurance broker.

Accounts Receivable, Net

Accounts receivable are recorded at the gross amount less an allowance for any uncollectible accounts and do not bear interest. Accounts receivable represented brokerage fees receivable from insurer suppliers. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Based on our credit term granted to insurance suppliers, accounts older than 60 days are considered past due. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Account balances are charged off against

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the allowance in the event that the insurance suppliers file for bankruptcy or liquidation with the local court in China under which circumstance the potential for recovery is considered remote. As of June 30, 2022 and 2023, allowance of RMB 303,038 and RMB 1,852,816 was recorded against accounts receivable, respectively.

Deferred offering cost

In the event of offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the balance sheet as deferred offering costs which will be later deducted against additional paid-in capital upon completion of offering of equity securities.

Property and Equipment, Net

Property and equipment primarily consist of office equipment, which is stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with residual value rate of 5% based on the estimated useful lives of three years.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income.

Intangible Assets, Net

The Company capitalizes certain software development costs related to the management general underwriter services during the application development stage. The costs related to preliminary project activities and post-implementation activities are expensed as incurred. Capitalized software development costs are depreciated on a straight-line basis over the estimated useful life of 5 years.

Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the fiscal years ended June 30, 2022 and 2023.

Operating Leases

Zhibao China Group leases its offices, which are classified as operating leases in accordance with Topic 842. Operating leases are required to record in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease.

The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of June 30, 2022 and 2023.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Insurance Premium Payables

Insurance premium payables are insurance premiums collected on behalf of insurer suppliers but not yet remitted as of the balance sheet dates.

Revenue Recognition

In accordance with ASC 606, revenue is recognized when the control of the promised goods or services is transferred to the customers, and the performance obligations under the contract have been satisfied, in an amount that reflects the consideration expected to be entitled to in exchange for those goods or services (excluding sales taxes collected on behalf of government authorities).

The Company determines revenue recognition through the following steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company primarily generated revenues from contracts with customers:

Insurance brokerage services

Sunshine Insurance Brokers offers digital insurance brokerage services to end customers for placing insurance policies, and Sunshine Insurance Brokers earns insurance brokerage commission from insurance suppliers upon completing insurance brokerage services. The commission fees are calculated on a predetermined percentage of insurance premium of each insurance policy. The insurance brokerage services are considered as a single performance obligation, as the insurer suppliers cannot benefit until Sunshine Insurance Brokers sells an insurance policy. Commission fees are recognized when Sunshine Insurance Brokers completes the insurance brokerage services, at which point Sunshine Insurance Brokers successfully places an insurance policy for the end customers.

Starting from the fiscal year ended June 30, 2022, certain insurance suppliers provide volume discount incentives on life insurance products to Sunshine Insurance Brokers. When the insurance policies are renewed for more than one year, a higher commission fee rate is applied retrospectively. During the fiscal year ended June 30, 2022, Sunshine Insurance Brokers had no contractual rights to receive renewal fees and did not generate any incentives on renewal contracts as the initial insurance policies have not been matured as of June 30, 2022. During the fiscal year ended June 30, 2023, Sunshine Insurance Brokers incurred minimal incentives on renewal contracts.

Because the Company does not expect material incentives in the future, the Company will recognize incentives as revenues upon confirmation with the insurance companies.

The Company recognizes insurance brokerage commissions net of return allowances. End customers are generally entitled to return insurance policies at any time under no conditions. Significant judgement is required to estimate return allowances. The Company reasonably estimates the possibility of return based on the historical experience, changes in judgments on these assumptions and estimates could materially impact the amount of net revenues recognized. During the fiscal years ended June 30, 2022 and 2023, the Company did not record return allowance because the Company historically incurred minimal returns from end customers and the Company did not expect a significant reversal in the amount of cumulative revenue.

Management general underwriter (“MGU”) services

On behalf of the insurer suppliers, Zhibao China Group offers MGU services to end customers who pay insurance premiums to insurer suppliers. The insurer suppliers authorize Zhibao China Group to assist them in certain underwriting, claims and risk control services. Zhibao China Group earns MGU service fees from insurer suppliers. MGU service fees are calculated on a predetermined percentage of insurance premium of each insurance policy.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company identifies two performance obligations in the MGU services which are comprised of i) underwriting services, the revenue of which are recognized at a point when the Company completes the underwriting services, and ii) claims and risk control services, the revenue of which are recognized ratably over the terms of insurance policies, generally one year. The Company used cost plus expected margin method to estimate and allocate the transaction prices between both performance obligations.

Contract balances

The Company classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Company recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and it has the unconditional right to receive consideration. A contract asset is recorded when the Company has transferred services to the customer before payment is received or is due, and the Company’s right to consideration is conditional on future performance or other factors in the contract. As of June 30, 2022 and 2023, the Company did not record contract assets.

The Company capitalizes incremental costs incurred to fulfill contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the performance obligation under the contract, and (iii) are expected to be recovered through revenue generated under the contract. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. As of June 30, 2022 and 2023, the Company had no deferred contract costs.

Contract liabilities are recognized if the Company receives consideration prior to satisfying the performance obligations, which include customer advances and deferred revenue under service arrangements. Customer advances of RMB 6,000 and RMB nil as of June 30, 2021 and 2022 were recognized as revenues in the fiscal years ended June 30, 2022 and 2023, respectively.

Practical expedients

Payment terms and conditions vary by contract type; however, the Company’s terms generally include a requirement of payment within a period between 30 to 60 days after reconciliation of insurance premiums with insurer companies if not paid in advance. The Company has elected the practical expedient to not assess whether a significant financing component exists if the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, the Company has applied the following practical expedients: 1) not to disclose the transaction price allocated to unsatisfied or partially unsatisfied performance obligations that are part of a contract that has an original expected duration of one year or less, and 2) to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Disaggregation of revenue

For the fiscal years ended June 30, 2022 and 2023, all of the Company’s revenue was generated in the PRC. The Company disaggregate revenue into two revenue streams as the following table:

	For the Year Ended June 30,
	2022	2023
	RMB	RMB
Insurance brokerage service fees	84,342,916	119,765,046
MGU service fees	24,272,566	22,814,079
Less: business taxes and surcharges	(390,678)	(476,291)
Total revenues	108,224,804	142,102,834

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company disaggregates revenue by transferal of services as the following table:

	For the Year Ended June 30,
	2022	2023
	RMB	RMB
Services transferred over time	3,231,470	2,208,203
Services transferred at a point in time	105,384,012	140,370,922
Less: business taxes and surcharges	(390,678)	(476,291)
Total revenues	108,224,804	142,102,834

Cost of Revenues

Cost of revenue consists primarily of insurance policy acquisition costs, which are service fees paid to various channels for successful sales of insurance policies. These costs are charged to the consolidated statements of operations and comprehensive income (loss) as incurred.

Selling and marketing expenses

Selling and marketing expenses consist primarily of payroll and related expenses for employees involved in selling and marketing activities, rental, brokerage service related promotion and consulting service fee and other expenses.

General and administrative expenses

General and administrative expenses primarily consist of employee related expenses for administrative functions, costs associated with these functions including facilities and equipment depreciation expenses, share base compensation expense, rental and other general corporate related expenses.

Research and development expenses

Research and development expenses primarily consist of employee related expenses for research and development functions, and outsourced research service expenses.

Value Added Taxes

The Company’s PRC subsidiaries are subject to value-added taxes (“VAT”) at a rate of 6% on their services a, less any deductible VAT the Company’s PRC subsidiaries have already paid or borne. They are also subject to surcharges on VAT payments in accordance with PRC law.

Income Taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is more likely than not these items will be utilized against taxable income in the future. Deferred tax is calculated using tax rates that are expected to apply

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. As of June 30, 2023, income tax returns for the tax years ended December 31, 2018 through December 31, 2022 remain open for statutory examination.

Share-based compensation

The Company grants share options and restricted shares to its management and employees. The Company measures the cost of the share options and restricted shares based on the grant date fair value of the awards and recognizes compensation cost over the vesting period, which is generally the requisite service period as required by the option agreement. When no future services are required to be performed by the employee in exchange for an award of equity instruments, the cost of the award is expensed on the grant date. The Company elects to recognize forfeitures when they occur.

The Company utilizes the binomial option pricing model to determine the fair value of share options, and utilizes the discounted cash flow method to determine the fair value of restricted share at the grant date considering the dilutive effect of restricted share.

Government grants

Government grants include cash subsidies as well as other subsidies receivable from various government agencies by the subsidiaries of the Company. Government grants are recognized as other income when all conditions attached to the grants are fulfilled and recorded in the consolidated statements of operations and comprehensive income (loss).

Earnings (loss) per Share

In accordance with ASC 260, Earnings Per Share, basic net earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of unrestricted ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income (loss) is allocated between ordinary shares and other participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed.

Diluted net earnings (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary share equivalents are excluded from the computation in income (loss) periods should their effects be anti-dilutive.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Segment Reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision makers in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only. The Company does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Therefore, the Company has only one operating segment and one reportable segment.

Concentration and Credit Risk

1)      Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2022 and 2023, RMB 2,593,997 and RMB 9,873,678 (US$1,361,642) were deposited in financial institutions in the PRC, and each bank accounts is insured by the government authority with the maximum limit of RMB 500,000. To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

The risk with respect to accounts receivable and amounts due from related parties is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring processes of outstanding balances.

The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

2)      Foreign currency risk

Substantially all of the Company’s operating activities that were conducted through the subsidiaries in China and related assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

3)      Concentration risks

Accounts receivable are typically unsecured and derived from goods sold and services rendered to customers that are located primarily in China, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company has a concentration of its receivables and revenues with specific customers.

As of June 30, 2022, two customers accounted for 14% and 11% of accounts receivable, respectively. As of June 30, 2023, two customers accounted for 23% and 12% of accounts receivable, respectively.

For the fiscal year ended June 30, 2022, one customer accounted for 14% of revenues. For the fiscal year ended June 30, 2023, one customer accounted for 12% of revenues.

4)      Other risks

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt the Company’s operations.

Recently Issued Accounting Standards

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. As a result, the Company’s operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments (Topic 326)”, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which amends Subtopic 326-20 (created by ASU No.2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20.

Additionally, in April 2019, the FASB issued ASU No.2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, in May 2019, the FASB issued ASU No. 2019-05, “Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief”, and in November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, to provide further clarifications on certain aspects of ASU No. 2016-13 and to extend the nonpublic entity effective date of ASU No. 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022, and the Company is in the process of evaluating the potential effect on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, consolidated statements of operations and comprehensive income (loss), and consolidated statements of cash flows.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 — ACCOUNTS RECEIVABLE

As of June 30, 2022 and 2023, accounts receivable consisted of the following:

	June 30, 2022	June 30, 2023

	RMB	RMB
Accounts receivable	50,100,608	79,603,065
Less: Doubtful allowance	(303,038)	(1,852,816)
	49,797,570	77,750,249

For the fiscal years ended June 30, 2022 and 2023, the movement of allowance against doubtful accounts receivable was as the following:

	June 30, 2022	June 30, 2023
	RMB	RMB
Opening balance	303,038	303,038
Provision against doubtful accounts receivable	—	1,852,816
Writing off accounts receivable	—	(303,038)
Ending balance	303,038	1,852,816

The Company calculated the aging of accounts receivable from the date the Company confirmed the outstanding balances with the insurance suppliers. As of June 30, 2022 and 2023, the aging of accounts receivable consisted of the following:

	Not Due*	1 – 30 Days	31 – 60 Days	61 – 90 Days	91 – 180 Days	181 – 365 Days	Over 1 year	Total
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
As of June 30, 2022	40,647,507	5,390,328	833,266	12,161	2,584,493	96,198	536,655	50,100,608
As of June 30, 2023	70,832,342	3,887,632	1,023,781	20,977	704,007	903,962	2,230,364	79,603,065

____________

*        The balance of account receivable represented accounts receivable arising from unbilled revenues.

4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

As of June 30, 2022 and 2023, prepaid expenses and other current assets, net consisted of the following:

	June 30, 2022	June 30, 2023

	RMB	RMB
Advance to staff	1,687,841	3,541,991
Government grants receivable	—	1,800,000
Deposits(a)	1,921,243	1,255,663
Value-added tax recoverable	395,249	1,034,604
Prepaid expenses	1,022,810	539,908
Others	258,502	422,052
	5,285,645	8,597,218
Less: Provision against other receivables	(263,018)	(264,888)
Total prepayments and other current assets, net	5,022,627	8,332,330

____________

(a)      The balance of deposits primarily consisted of office rental deposits and deposits made with distribution channels.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET (cont.)

The movement of the provision against prepaid expenses and other receivables for the years ended June 30, 2022 and 2023 is as follows:

	June 30, 2022	June 30, 2023

	RMB	RMB
Beginning balance	197,712	263,018
Addition	64,306	1,870
Ending balance	263,018	264,888

5 — INTANGIBLE ASSETS, NET

As of June 30, 2022 and 2023, intangible assets, net consisted of the following:

	June 30, 2022	June 30, 2023

	RMB	RMB
Software	3,466,397	4,705,335
Less: accumulated amortization	(1,601,240)	(2,521,658)
	1,865,157	2,183,677

For the fiscal years ended June 30, 2022 and 2023, amortization expenses were RMB 693,279 and RMB 920,418 (US$126,931), respectively.

The following is a schedule, by years, of amortization of intangible assets as of June 30, 2023:

June 30, 2023

RMB
For the year ending June 30, 2024	918,184
For the year ending June 30, 2025	749,268
For the year ending June 30, 2026	247,788
For the year ending June 30, 2027	247,788
For the year ending June 30, 2028	20,649
2,183,677

6 — LEASES

As of June 30, 2022 and 2023, Zhibao China Group leases office spaces in different cities in the PRC under non-cancelable operating leases, with terms ranging between 24 months and 72 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of the incremental borrowing rate.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in general and administrative expenses on the consolidated statements of operations and comprehensive income (loss). The corporate office lease also requires the Company to pay real estate taxes, common area maintenance costs and other occupancy costs which are included in the general and administrative expenses on the consolidated statements of operations and comprehensive income (loss).

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6 — LEASES (cont.)

The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For short-term leases, the Company records operating lease expense in its consolidated statements of operations and comprehensive income (loss) on a straight-line basis over the lease term and record variable lease payments as incurred.

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.

	June 30, 2022	June 30, 2023

	RMB	RMB
Right of use assets	1,857,577	4,327,705
Operating lease liabilities, current	856,569	2,009,034
Operating lease liabilities, noncurrent	750,707	2,273,154
Total operating lease liabilities	1,607,276	4,282,188

Other information about the Company’s leases is as follows:

	For the Year Ended June 30,
	2022	2023
	RMB	RMB
Operating cash flows used in operating leases	2,686,731	2,144,171
Weighted average remaining lease term (years)	1.68	2.25
Weighted average discount rate	4.79%	4.75%

Operating lease expenses were RMB 3,346,318 and RMB 2,618,366 (US$361,089), respectively, for the fiscal years ended June 30, 2022 and 2023.

The following is a schedule, by years, of maturities of lease liabilities as of June 30, 2023:

June 30, 2023

RMB
For the year ending June 30, 2024	2,168,591
For the year ending June 30, 2025	1,929,707
For the year ending June 30, 2026	413,873
Total lease payments	4,512,171
Less: Imputed interest	(229,983)
Present value of lease liabilities	4,282,188

7 — SHORT-TERM BANK BORROWINGS

As of June 30, 2022 and 2023, short-term bank borrowings consisted of the following:

	June 30, 2022	June 30, 2023

	RMB	RMB
China Merchant Bank (“CMB”)(a)	20,000,000	25,000,000
Zhejiang Tailong Commercial Bank (“Tailong Bank”)(b)	5,000,000	—
China Construction Bank (“CCB”)(c)	3,000,000	2,267,797
	28,000,000	27,267,797

____________

(a)      On September 18, 2019, Zhibao China Group entered into an extended three-year bank credit facility with CMB under which Zhibao China Group can draw-down up to RMB 15,000,000 by September 17, 2022. The interest rate for this credit facility was determined on the draw-down date. The credit facility was collateralized by properties owned by Mr. Botao Ma, the founder and Chief Executive Officer of the Company. On October 15, 2020, Zhibao China Group entered into an extended three-year bank credit facility with CMB under which Zhibao China Group can draw-down up to RMB 30,000,000 by October 14, 2023.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7 — SHORT-TERM BANK BORROWINGS (cont.)

For the years ended June 30, 2022 and 2023, Zhibao China Group drew down RMB 21,000,000 and RMB 28,300,000 from CMB, and repaid RMB 21,000,000 and RMB 23,300,000, respectively.

(b)      On August 16, 2019, Zhibao China Group entered into a two-year bank credit facility with Tailong Bank under which Zhibao China Group can draw-down up to RMB 5,000,000 by July 31, 2021. The interest rate was 5.76% per annum. The credit facility was mutually guaranteed by Mr. Botao Ma, Mr. Yuanwen Xia, and Mr. Xiao Luo, the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer of the Company. On May 7, 2021, Zhibao China Group entered into a one-year loan agreement with Tailong Bank with maturity date to May 13, 2022. The interest rate was 6.36% per annum. The loan was mutually guaranteed by Mr. Botao Ma, Mr. Yuanwen Xia, and Mr. Xiao Luo, the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer of the Company. On June 2, 2022, Zhibao China Group entered into a RMB 5,000,000 one-year loan agreement with Tailong Bank with maturity date to May 15, 2023. The interest rate was 6.36% per annum. The loan was mutually guaranteed by Mr. Botao Ma, Mr. Yuanwen Xia, and Mr. Xiao Luo, the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer of the Company. The Company repaid the borrowing to Tailong Bank on May 15, 2023.

For the years ended June 30, 2022 and 2023, Zhibao China Group did not draw down loans from Tailong Bank. For the years ended June 30, 2022 and 2023, Zhibao China Group repaid RMB nil and RMB 5,000,000, respectively.

(c)      On November 27, 2020, Zhibao China Group borrowed RMB 3,000,000 from CCB with maturity date due on November 27, 2021. The borrowings bore interest rate of 4.25% per annum. On November 23, 2021, Zhibao China Group extended the maturity date to November 23, 2022 as agreed with CCB.

For the year ended June 30, 2023, Zhibao China Group repaid loans of RMB 2,632,203 to CCB and extended the maturity date of the remaining balance of RMB 367,797 to November 23, 2023. In addition, Zhibao China Group borrowed additional RMB 1,900,000 from CCB in November 2022.

8 — ACCRUED EXPENSES AND OTHER LIABILITIES

As of June 30, 2022 and 2023, accrued expenses and other liabilities consisted of the following:

	June 30, 2022	June 30, 2023

	RMB	RMB
Accrued payroll and welfare	2,217,868	4,140,538
VAT and other taxes payable	167,103	2,068,359
Deposits payable	1,539,281	1,145,778
Due to insurer suppliers	387,738	867,840
Other payables to suppliers	1,711,256	6,492,383
	6,023,246	14,714,898

9 — SHARE-BASED COMPENSATION

(1)    Employee incentive plans

In June 2016 and in November 2018, Shanghai Shenbao Enterprise Management Center LLP (“Shanghai Shenbao”, the intermediate holding company of the Company) launched two employee incentive plans for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Company’s operations. Under the employee incentive plan, share-based awards such as restricted shares and shares options may be granted to any directors and employees of the Company. The above-mentioned two incentive plans were terminated in January 2023 and had no further force and effect, and upon such termination, there are no outstanding shares or share options under each of those two plans.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9 — SHARE-BASED COMPENSATION (cont.)

Share options

As of June 30, 2021, the Company granted 1,130,000 share options to three employees. All of these share options were vest in January 2021 and subject to a 5-year transferrable restriction period from grant date.

During the years ended June 30, 2022 and 2023, the Company did not grant any share options. As of June 30, 2022 and 2023, the Company had no outstanding share options.

For the years ended June 30, 2022 and 2023, the Company did not recognize share based compensation expenses related to share options.

Restricted shares

Before June 30, 2020, the Company granted 22,000 restricted shares to certain employees at zero cost. The Company immediately recognized related share-based compensation expenses on grant dates. These shares were subject to a restriction period of five years and would be transferable on the fifth anniversary of purchase dates.

During the fiscal years ended June 30, 2022 and 2023, the Company did not recognize compensation expenses related to this restricted share. As of June 30, 2022 and 2023, the Company had no unrecognized share-based compensation expenses related to this restricted share.

As of June 30, 2022 and 2023, there were 1,152,000 shares of restricted shares consisting of 1,130,000 shares vest from share options and 22,000 shares granted by the Company.

Transfer of shares

During the fiscal year ended June 30, 2022 and 2023, an aggregation of 1,728,560 shares and 1,130,000 shares (including above restricted shares), respectively, were transferred from employees to Mr. Botao Ma, the founder and chief executive officer of the Company. The transfers were made at per share price ranging between RMB 1 and RMB 5, which were below fair value of underlying ordinary shares on transfer dates. The excess of the fair value of ordinary shares over the transfer value on transfer dates were recognize as share based compensation expenses to Mr. Ma. For the fiscal year ended June 30, 2022 and 2023, the Company recognized share-based compensation expenses of RMB 535,854 and RMB 531,100, respectively, for the transfer of restricted shares.

For the fiscal years ended June 30, 2022 and 2023, the total share-based compensation expenses of RMB 535,854 and RMB 531,100, respectively, were recorded in the account of “General and administrative expenses”.

(2)    Ordinary shares issued to Shanghai Xinhui Investment Consulting Co., Ltd. (“Shanghai Xinhui”)

On May 24, 2023, the Company issued 1,220,374 ordinary shares to Shanghai Xinhui in exchange for a cash consideration of RMB 5,820,049, or RMB 4.77 per share. Cash consideration was fully paid before June 30, 2023. Xinhui was wholly owned by Mr. Botao Ma, the Chairman of the Board and Chief Executive Officer of the Company. On the date of share issuance, the fair value of the ordinary shares was RMB 60,554,958, or RMB 49.62 per share. The difference between the fair value of ordinary shares and the purchase price was recognized as a share-based compensation expenses to Mr. Botao Ma, and was charged to “general and administrative expenses”.

The Company utilizes the discounted cash flow method to determine the fair value of ordinary shares to determine fair value of the underlying common shares at the grant date considering the dilutive effect of restricted share. The Company estimated the inflation rate of 2.5%, weighted average cost of capital of 15% and discount for lack of marketability of 10%.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 — SUBSCRIPTION FEES ADVANCED FROM SHAREHOLDERS

Before June 30, 2020, Zhibao China issued redeemable preferred shares to one investor for its cash consideration of RMB 15 million. As of June 30, 2020, 6,521,739 Series Pre-A redeemable preferred shares of Zhibao China was issued and outstanding, which accounted for approximately 12.20% equity interest in Zhibao China, on a as-converted basis, as of June 30, 2022 and 2023.

As part of reorganization, such investor withdrew its equity interest in Zhibao China, planned to contribute the same amount of said withdrawn capital to Zhibao directly, and Zhibao planned to approve the issuance of shares to such investor for the consideration of RMB 15 million. The Company believes that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. In addition, the proceeds received from such investor was recorded as liabilities in the account of “subscription fees advance from shareholders”.

11 — EQUITY

Ordinary shares

The Company’s authorized share capital is 500,000,000 ordinary shares, par value US$0.0001 per share, consisting of (i) 450,000,000 Class A ordinary shares with a par value of US$0.0001 each; and (ii) 50,000,000 Class B ordinary shares with a par value of US$0.0001 each.

On January 11, 2023, the Company issued 6,492,266 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. No cash or other consideration was paid for the issuance of 6,492,266 ordinary shares.

As stated in Note 1, the Company issued an aggregate of 2,287,360 ordinary shares to the three shareholders in May 2023.

On May 24, 2023, the Company issued 1,220,374 ordinary shares to Shanghai Xinhui in exchange for cash consideration of RMB 5,820,049.

On December 12, 2023, the shareholders of the Company passed a resolution to reclassify 5,605,564 ordinary shares held by three shareholders into Class B ordinary shares, with remaining ordinary shares as Class A ordinary shares. All of the three shareholders are controlled by Mr. Botao Ma, the founder and Chief Executive Officer of the Company.

Each of the Class A ordinary shares and Class B ordinary shares has the right to an equal share in any dividend paid by the Company and the right to an equal share in the distribution of the surplus assets of the Company. However, each Class A ordinary share has the right to one vote on any resolution, and each Class B ordinary share has the right to vote 20 votes on any resolutions.

As stated in Note 17, on February 4, 2024, the Company’s shareholders and Board of Directors approved: (i) the reclassification of 44,394,436 Class A ordinary shares to be 44,394,436 Class B ordinary shares and (ii) the issuance of an aggregated 20,000,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. No cash or other consideration was paid for the issuance of 20,000,000 ordinary shares.

The Company believed that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively restated all shares and per share data for all periods presented.

As a result of the issuances and reclassification stated above, the Company had 450,000,000 authorized Class A ordinary shares, par value of US$0.0001, of which 13,183,308 and 13,183,308 Class A ordinary shares were issued and outstanding as of June 30, 2022 and 2023, respectively. The Company had 50,000,000 authorized Class B ordinary shares, par value of US$0.0001, of which 13,155,570 and 16,816,692 Class B ordinary shares were issued and outstanding as of June 30, 2022 and 2023, respectively.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11 — EQUITY (cont.)

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the PRC subsidiaries. The Company’s PRC subsidiaries are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company’s PRC subsidiaries may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of June 30, 2022 and 2023, the Company’s PRC subsidiaries did not set aside statutory reserves. As of June 30, 2022 and 2023, the Company had nil restricted net assets.

12 — INCOME TAX

Cayman Islands

Under the current and applicable laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current and applicable laws of BVI, Zhibao BVI is not subject to tax on income or capital gains.

Hong Kong

Zhibao HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first Hong Kong Dollar (“HKD$”) 2 million of assessable profits is 8.25% and assessable profits above HKD$ 2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong.

PRC

Zhibao China, Sunshine Insurance Brokers, Shanghai Anyi, and Zhibao Health were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises.

The income tax benefits (expenses) for the fiscal years ended June 30, 2022 and 2023 were comprised of the following:

	For the Year Ended June 30,
	2022	2023
	RMB	RMB
Current income tax expenses	—	(27,883)
Deferred income tax benefits (expenses)	2,110,635	(513,577)
	2,110,635	(541,460)

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — INCOME TAX (cont.)

The components of (loss) profit before income taxes are summarized as follows:

	For the Year Ended June 30,
	2022	2023
	RMB	RMB
PRC	12,148,771	(42,687,229)
Hong Kong	—	129,909
	12,148,771	(42,557,320)

Below is a reconciliation of the statutory tax rate to the effective tax rate:

	For the Year Ended June 30,
	2022	2023
	RMB	RMB
Income (Loss) before income tax expenses	12,148,771	(42,557,320)
Income tax computed at statutory EIT rate (25%)	(3,037,193)	10,639,329
Effect of entertainment expense	(167,577)	(182,962)
Effect of staff welfare expense	(7,159)	(61,534)
Effect of overdue fine	(17,515)	(74)
Effect of share-based compensation	(133,963)	(13,816,502)
Effect of different tax rate in different jurisdictions	—	21,760
Effect of change in valuation allowance	5,474,042	2,858,523
Income tax benefits (expenses)	2,110,635	(541,460)

The principle components of deferred tax assets and deferred tax liabilities are as follows:

	June 30, 2022	June 30, 2023
	RMB	RMB
Deferred tax assets
Net operating loss carrying forwards	12,711,818	8,204,207
Allowance against doubtful allowance	—	463,204
Operating lease liabilities	5,228,139	4,434,426
Advertising expense	210	—
Total deferred tax assets	17,940,167	13,101,837

Deferred tax liabilities
Operating lease right of use assets	(5,268,229)	(4,458,020)
Deferred tax assets	12,671,938	8,643,817
Less: Valuation allowance	(10,561,303)	(7,046,758)
Deferred tax assets (liabilities), net	2,110,635	1,597,059

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — INCOME TAX (cont.)

The rollforward of valuation allowances of deferred tax assets were as follows:

	June 30, 2022	June 30, 2023
	RMB	RMB
Balance at beginning of the year	16,724,075	10,561,303
Additions of valuation allowance	353,441	2,809,906
Reversal of valuation allowance	(2,119,236)	(1,163,918)
Utilization of NOLs	(3,708,247)	(4,504,510)
Expiration of NOLs	(688,730)	(656,023)
Balance at end of the year	10,561,303	7,046,758

The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law.

As of June 30, 2022 and 2023, the Company had net operating losses of RMB 50,847,271 and RMB 32,816,828, respectively, which will be available to offset future taxable income. If not used, these carryforwards will expire from 2024 through 2028.

For the fiscal year ended June 30, 2022 and 2023, the Company reversed valuation allowance of RMB 2,119,236 and RMB 1,163,918, respectively as the Company made taxable income in certain subsidiaries during the year and expected to further generate net income in the next few years.

As of June 30, 2022 and 2023, due to uncertainties surrounding future utilization on PRC subsidiaries, the Company had valuation allowance of RMB 10,561,303 and RMB 7,046,758, respectively, against the deferred tax assets based upon management’s assessment as to their realization.

Unrecognized tax benefits

The aggregate change in the balance of gross unrecognized tax benefits for the year ended June 30, 2023 was as follows:

June 30, 2023
RMB
Balance at beginning of the year	—
Increases related to tax positions change	1,026,964
Balance at end of the year	1,026,964

As of June 30, 2023 and 2022, there were RMB1.0 million and nil of unrecognized tax benefits, respectively, which would affect the annual effective tax rate if recognized. The unrecognized tax benefit was presented as a reduction of the Deferred tax assets — Net operating loss carrying forwards in the consolidated financial statements as of June 30, 2023.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — INCOME TAX (cont.)

The Company recognizes interest and penalty charges related to uncertain tax positions as necessary in the provision for income taxes. For the years ended June 30, 2023 and 2022, no interest expense or penalty was accrued in relation to the unrecognized tax benefit. The Company has a liability for accrued interest of nil as of June 30, 2023 and 2022, respectively.

ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. The Company records unrecognized tax benefits as liabilities or a reduction of deferred tax assets in accordance with ASC 740 and adjusts these amounts when our judgment changes as a result of the evaluation of new information not previously available. However, due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of uncertain tax positions may result in liabilities which could be materially different from these estimates. In such an event, the Company will record additional tax expense or tax benefit in the period in which such resolution occurs.

13 — EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share for the fiscal years ended June 30, 2022 and 2023:

	For the Year Ended June 30,
	2022	2023
	RMB	RMB
Numerator:
Net income (loss)	14,259,406	(43,098,780)
Denominator:
Weighted average ordinary shares outstanding – basic and dilutive	26,338,878	26,710,005
Earnings (loss) per share
Earnings (loss) per share – basic and dilutive	0.54	(1.61)

Pursuant to ASC 260, Earnings Per Share, the Company has retroactively restated all shares and per share data for all periods presented.

14 — COMMITMENTS AND CONTINGENCIES

On November 29, 2022, Sunshine Insurance Brokers filed a lawsuit at Shanghai Pudong New Area People’s Court against Hengbang Property Insurance Holding Co., Ltd Suzhou Branch (“Hengbang”) in connection with the Insurance Brokerage Business Cooperation Agreement executed in February 2022 by and between Sunshine Insurance Brokers and Hengbang. In this lawsuit, Sunshine Insurance Brokers requested Hengbang to repay insurance brokerage commission fees of approximately RMB 1.62 million, together with a penalty of RMB 67,084 pursuant to such cooperation agreement. This lawsuit was heard by the court on February 21, 2023, and the case is still under review by the court as of the date of this prospectus. The Company believes that it is likely that the court’s decision would be in favor of Sunshine Insurance Brokers. However, there is uncertainty regarding the timing or final decision of this lawsuit.

From time to time, the Company are parties to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company did not have other significant commitments, long-term obligations, significant contingencies or guarantees as of June 30, 2022 and 2023.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15 — RELATED PARTY TRANSACTIONS

1)      Nature of relationships with related parties

Name	Relationship with the Company
Botao Ma	Chairman of the Board, Chief Executive Officer
Yuanwen Xia	Chief Financial Officer
Shanghai Xinhui Investment Consulting Co., Ltd. (“Shanghai Xinhui”)	Controlled by Botao Ma
Shanghai GBG Enterprise Management Consulting Co., Ltd. (“Shanghai GBG”)	Mr. Botao Ma is legal representative of Shanghai GBG
Shanghai Shenbao	Controlled by Botao Ma
Ningbo Shen’an Enterprise Management Center LLP (“Ningbo Shen’an)	Controlled by Botao Ma

2)      Transactions with related parties

During the fiscal years ended June 30, 2022 and 2023, the transactions with related parties were as follows:

Purchases of services from related parties

	For the Year Ended June 30,
	2022	2023
	RMB	RMB
Shanghai GBG	11,312,417	11,257,057

Borrowings from (Repayment of Borrowings to) related parties

	For the Year ended June 30,
	2022		2023
	Borrowings	Repayments	Borrowings	Repayments
	RMB	RMB	RMB	RMB
Shanghai Xinhui	6,900,000	(7,450,000)	—	—
Botao Ma	1,100,000	(300,000)	—	—
Yuanwen Xia	300,000	(100,000)	237,000	(437,000)
	8,300,000	(7,850,000)	237,000	(437,000)

(Loans made to) Repayment of loans from related parties

	For the Year ended June 30,
	2022		2023
	Loans	Repayments of Loans	Loans	Repayments of Loans
	RMB	RMB	RMB	RMB
Botao Ma	—	2,750,000	—	—
Shanghai Shenbao	(400,000)	—	—	700,000
Ningbo Shen’an	—	—	(15,500)	30,000
	(400,000)	2,750,000	(15,500)	730,000

Collection of payments on behalf of a related party

For the fiscal year ended June 30, 2022 and 2023, Zhibao China Group made payments of RMB 5.4 million and RMB nil to Mr. Botao Ma.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15 — RELATED PARTY TRANSACTIONS (cont.)

For the year ended June 30, 2023, Botao Ma made repayments of RMB 15.0 million (US$2.1 million) to Zhibao China Group, and settled payable of RMB 0.8 million (US$0.1 million) with receivables. In addition, Xinhui settled payable of RMB 0.5 million (US$63,409) with receivables due from Botao Ma.

As of June 30, 2023, all outstanding balance due from Botao Ma was fully settled.

3)      Balances with related parties

As of June 30, 2022 and 2023, the balances with related parties were as follows:

	June 30, 2022	June 30, 2023

	RMB	RMB
Due from related parties
Botao Ma(a)	16,300,900	—
Shanghai GBG(b)	5,801,752	8,526,012
Ningbo Shen’an(c)	14,500	—
Shanghai Shenbao(c)	700,000	—
	22,817,152	8,526,012

____________

(a)      As of June 30, 2022, the balances due from Botao Ma represented outstanding fees to subscribe for restricted shares transferred from certain employees (Note 9). During the year ended June 30, 2023, Mr. Ma have settled the outstanding balances to the Company.

(b)      As of June 30, 2022 and 2023, the balances due from Shanghai GBG represented advances to the related party to support the operations. The related party would settle the outstanding balances by providing MGU services to the Company.

(c)      As of June 30, 2022, the balances due from Ningbo Shen’an and Shanghai Shenbao represented loans to the related parties. The loans were interest free and was repayable on demand. During the year ended June 30, 2023, the related parties have repaid the outstanding balances to the Company.

	June 30, 2022	June 30, 2023

	RMB	RMB
Due to related parties
Botao Ma	800,000	—
Yuanwen Xia	200,000	—
Shanghai Xinhui	750,000	290,200
	1,750,000	290,200

____________

(a)      As of June 30, 2022 and 2023, the balances due to related parties represented borrowings from related parties. The borrowings were interest free and payable on demand.

16 — SUBSEQUENT EVENTS

On December 12, 2023, the shareholders of the Company passed a resolution to reclassify the 2,977,537 ordinary shares, 1,407,653 ordinary shares, and 1,220,374 ordinary shares, held by each of Mavy Holdings Limited, Shenbao Limited Partnership, and Shanghai Xinhui Investment Consulting Co., Ltd., respectively, into Class B ordinary shares, with remaining ordinary shares reclassified as Class A ordinary shares. All of the three shareholders of the Class B ordinary shares are controlled by Mr. Botao Ma, the founder and Chief Executive Officer of the Company.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16 — SUBSEQUENT EVENTS (cont.)

Each of the Class A ordinary shares and Class B ordinary shares has the right to an equal share in any dividend paid by the Company and the right to an equal share in the distribution of the surplus assets of the Company. However Each Class A ordinary share has the right to one vote on any resolution, and each Class B ordinary share has the right to vote 20 votes on any resolutions.

The consolidated financial statements are prepared on the basis as if the reclassification became effective as of the beginning of the first year presented in the consolidated financial statements.

Other than the above, the Company evaluated the subsequent event through December 21, 2023, the date of this report, and concluded that there are no material reportable subsequent events need to be disclosed.

17 — OTHER SUBSEQUENT EVENTS

On February 4, 2024, the Company’s shareholders and Board of Directors approved: (i) the reclassification of 44,394,436 Class A ordinary shares to be 44,394,436 Class B ordinary shares and amendment of its authorised share capital to reflect 450,000,000 Class A ordinary shares with a par value of US$0.0001 each; and 50,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (ii) the issuance of an aggregated 20,000,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. No cash or other consideration was paid for the issuance of 20,000,000 ordinary shares. All the existing shareholders and directors of the Company consider this reclassification of Class A and B ordinary shares, as well as the stock issuance was part of the Company’s reorganization to result in 30,000,000 ordinary shares issued and outstanding prior to completion of its initial public offering and similar to stock split. The Company has retroactively restated all shares and per share data for all periods presented. The Company had 450,000,000 authorized Class A ordinary shares, par value of US$0.0001, of which 13,183,308 and 13,183,308 Class A ordinary shares were issued and outstanding as of June 30, 2022 and 2023, respectively. The Company had 50,000,000 authorized Class B ordinary shares, par value of US$0.0001, of which 13,155,570 and 16,816,692 Class B ordinary shares were issued and outstanding as of June 30, 2022 and 2023, respectively.

18 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) of which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Investment in subsidiaries on the Condensed Balance Sheets, is comprised of the parent company’s net investment in its subsidiaries under the equity method of accounting. As the parent company was not in existence until January 11, 2023, and the reorganization was not completed until March 10, 2023, financial statements of the parent company are not required until March 10, 2023.

Condensed Balance Sheets

	June 30, 2023	June 30, 2023
	RMB	US$
ASSETS
Current assets:
Deferred offering expenses	4,223,769	582,484
Total current assets	4,223,769	582,484

Non-current assets:
Investment in subsidiaries	31,455,139	4,337,862
Total non-current assets	31,455,139	4,337,862
Total assets	35,678,908	4,920,346

LIABILITIES AND SHAREHOLDERS’ EQUITY
Amounts due to subsidiaries	4,223,769	582,484
Total liabilities	4,223,769	582,484

Shareholders’ Equity
Class A Ordinary shares (par value $0.0001 per share, 450,000,000 shares authorized, 13,183,308 and 13,183,308 shares issued and outstanding as of June 30, 2022 and 2023, respectively)*	8,820	1,318
Class B Ordinary shares (par value $0.0001 per share, 50,000,000 shares authorized, 13,155,570 and 16,816,692 shares issued and outstanding as of June 30, 2022 and 2023, respectively)*	12,204	1,682
Additional paid-in capital	168,973,780	23,302,449
Accumulated deficit	(137,544,783)	(18,968,293)
Accumulated other comprehensive income	5,118	706
Total Shareholders’ Equity	31,455,139	4,337,862

Total Liabilities and Shareholders’ Equity	35,678,908	4,920,346

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*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1 and Note 11).

ZHIBAO TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed Statements of Comprehensive Loss

	June 30, 2023	June 30, 2023
	RMB	US$
Operating costs and expenses:
Share of loss of subsidiaries	(43,098,780)	(5,943,593)
Net loss	(43,098,780)	(5,943,593)

Other comprehensive income
Foreign currency translation adjustments	5,118	706
Total other comprehensive income	5,118	706
Comprehensive loss	(43,093,662)	(5,942,887)

Condensed Statements of Cash Flows

	June 30, 2023	June 30, 2023
	RMB	US$
Net cash provided by operating activities	—	—
Net cash provided by investing activities	—	—
Net cash provided by financing activities	—	—
Effect of exchange rate changes on cash and cash equivalents	—	—
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at the beginning of the year	—	—
Cash and cash equivalents at the end of the year	—	—

1,500,000 Class A ordinary shares

ZHIBAO TECHNOLOGY INC.

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PROSPECTUS

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EF HUTTON LLC

April 1, 2024

Until April 26, 2024 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.